Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the information set forth in our audited combined financial statements and related notes included elsewhere in this Current Report on Form
8-K.
On February 28, 2025, TKO Operating Company, LLC, a Delaware limited liability company (“TKO OpCo”), and TKO Group Holdings, Inc., a Delaware corporation (together with TKO OpCo, the “TKO Parties”), completed the acquisition of the Professional Bull Riders (“PBR” or “PBR Business”), On Location (“OLE Business” or “OLE”), certain contracts associated with Wimbledon, Soccer and Stadia, SailGP, and Royal & Ancient Golf Club of St. Andrews (“R&A”), (collectively referred to as the “IMG Media Business,” “IMG Media” or “IMG”), Mailman and various events businesses, including Golf Events, Formula Drift, and International Figure Skating (collectively, the “Businesses”), pursuant to the Transaction Agreement, dated as of October 23, 2024 (as amended, the “Endeavor Asset Acquisition Agreement”), by and among the TKO Parties, Endeavor Operating Company, LLC (“EOC”), a Delaware limited liability company and subsidiary of Endeavor Group Holdings, Inc. (“Endeavor” or “EDR”), IMG Worldwide, LLC, a Delaware limited liability company (“IMG Worldwide” and, together with EOC, the “EDR Parties”), and Trans World International, LLC, a Delaware limited liability company and subsidiary of Endeavor (“TWI”) (the “Endeavor Asset Acquisition”).
The historical financial data discussed below reflects our historical results of operations and financial position inclusive of the historical results of operations and financial position of the Businesses, which were acquired in a common control acquisition on February 28, 2025; refer to our Form
8-K
filed on February 28, 2025 for further details. The historical financial data discussed below reflects our historical results of operations and financial position and relates to periods prior to the closing of the Endeavor Asset Acquisition. As a result, the following discussion does not reflect the significant impact that such events will have on us. This discussion contains forward-looking statements based upon management’s current plans, expectations and beliefs that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various known and unknown factors.
The following is a discussion and analysis of, and a comparison between, our results of operations for the year ended December 31, 2023 and 2022.
Overview
TKO is a premium sports and entertainment company which operates leading combat sports and sports entertainment brands. The Company monetizes its media and content properties through four principal activities: (i) Media rights, production and content, (ii) Live events and hospitality, (iii) Sponsorship, and (iv) Consumer products licensing and other.
TKO was formed through the combination of Zuffa Parent, LLC (n/k/a TKO Operating Company, LLC) which owns and operates the Ultimate Fighting Championship (“UFC”), a preeminent combat sports brand and a subsidiary of Endeavor, a global sports and entertainment company, and World Wrestling Entertainment, Inc. (n/k/a/ World Wrestling Entertainment, LLC) (“WWE”), a renowned sports entertainment business. The transactions unite two complementary sports and sports entertainment brands in a single company supported by Endeavor’s capabilities in premium IP ownership, talent representation, live events and experiences. For additional information regarding the terms of the Transactions, see Note 4,
Acquisition of WWE
, to our audited combined financial statements included in this Current Report on Form
8-K.
Endeavor Asset Acquisition
In connection with the Endeavor Asset Acquisition Agreement entered into by the TKO Parties, EDR Parties and TWI, TKO acquired the Businesses for a total consideration of approximately $3.25 billion plus a $50 million purchase price adjustment (based on the volume-weighted average sales price of TKO PubCo Class A Common Stock for the twenty five trading days ending on October 23, 2024). Endeavor received approximately 26.54 million common units of TKO and subscribed for an equal number of shares of TKO PubCo’s Class B Common Stock.
With respect to the historical financial data of the Businesses, the historical financial data has been derived from the combined financial statements and accounting records of Endeavor and were prepared on a standalone basis in accordance with GAAP and may not be indicative of what they would have been had the Businesses been independent standalone companies, nor are they necessarily indicative of the Businesses’ future financial data.
With respect to the combined balance sheets of the Company, the combined balance sheet includes Endeavor’s assets and liabilities that are specifically identifiable or otherwise attributable to the Businesses, including subsidiaries and/or joint ventures relating to the Businesses in which Endeavor has a controlling financial interest. The assets, liabilities, revenue and expenses of the Businesses have been reflected in these combined financial statements on a historical cost basis, as included in the combined financial statements of Endeavor, using the historical accounting policies applied by Endeavor. Cash and cash equivalents held by Endeavor at the corporate level were not attributable to the Businesses for any of the periods presented due to Endeavor’s centralized approach to cash management and the financing of its operations. Only cash amounts held by entities for which the Businesses have legal title are reflected in the combined balance sheets. Transfers of cash, both to and from Endeavor’s centralized cash management system, are reflected as a component of Net parent investment in the combined balance sheets and as financing activities in the accompanying combined statements of cash flows. Endeavor’s debt was not attributed to the Businesses for any of the periods presented because Endeavor’s borrowings are not the legal obligation of the Businesses.

With respect to the combined financial statements of the Company, the combined financial statements include all revenues and costs directly attributable to the Businesses and reflect allocations of certain Endeavor corporate, infrastructure and shared services expenses, including centralized research, legal, human resources, payroll, finance and accounting, employee benefits, real estate, insurance, information technology, telecommunications, treasury, events and other expenses. The allocations may not, however, reflect the expense the Businesses would have incurred as standalone companies for the periods presented. These costs also may not be indicative of the expenses that the Businesses will incur in the future or would have incurred if the Businesses had obtained these services from a third party.
Accordingly, as discussed above, the historical financial data presented within this discussion and analysis of our financial condition and results of operations includes the combined historical financial data of TKO and the Businesses for all periods presented.
Segments
As of December 31, 2023, we operated our business under two reportable segments, UFC and WWE. In addition, we also report results for the “Corporate” group, which incurs expenses that are not allocated to the business segments. As a result of the close of the Endeavor Asset Acquisition, the Company determined that IMG, as defined below, is a third reportable segment; refer to Note 19,
Segment Information
, within the audited combined financial statements included elsewhere within this Current Report on
8-K.
Accordingly, the following discussion and analysis of our financial condition and results of operations presents three reportable segments: UFC, WWE and IMG. In addition, the “Corporate” group has been renamed to the “Corporate and Other” group and reflects results as described below.
UFC
The UFC segment reflects the business operations of UFC. Revenue from our UFC segment principally consists of media rights fees associated with the distribution of its programming content; ticket sales and site fees associated with the business’s global live events; sponsorships; and consumer product licensing agreements of
UFC-branded
products.
WWE
The WWE segment reflects the business operations of WWE. Revenue from our WWE segment principally consists of media rights fees associated with the distribution of its programming content; ticket sales and site fees associated with the business’s global live events; sponsorships; and consumer product licensing agreements of
WWE-branded
products.
IMG
The IMG segment reflects the operations of the following businesses:
The IMG Media Business is one of the largest independent global distributors of sports programming selling media rights on behalf of rights holders and is one of the largest creators of sports programming, responsible for thousands of hours of content on behalf of sports federations, associations and events. The IMG Media Business also has a partnership with Euroleague Basketball to manage and capitalize on all of the commercial business of the league.
The OLE Business is a global leader in premium experiential hospitality, offering ticketing, curated guest experiences, live event production and travel management across sports and entertainment. The OLE Business provides unrivaled access for corporate clients and fans looking for official, immersive experiences at marquee events, including the 2024, 2026 and 2028 Summer and Winter Olympic and Paralympic Games, FIFA World Cup 2026, Super Bowl, NCAA Final Four, and more.
The IMG segment includes several other properties such as The Mailman Business, a digital sports agency and consultancy, The Formula Drift Business, a professional automobile drifting series, The Golf Events Business, an owner, operator and manager of golf events, and The International Figure Skating Business, which represents figure skating competitions and championships.
Corporate and Other
Corporate and Other reflects operations not allocated to the UFC, WWE, or IMG segments and primarily consists of general and administrative expenses as well as operations of the PBR Business. The PBR Business owns the Professional Bull Riding brand, which organizes bull riding competitions, promotes the sport and its athletes through live events and broadcasts.
General and administrative expenses largely relate to corporate activities, including information technology, facilities, legal, human resources, finance, accounting, treasury, investor relations, corporate communications, community relations and compensation to TKO’s management and board of directors, which support all reportable segments. Corporate and Other expenses also include service fees paid by the Company to Endeavor under the Services Agreement, inclusive of fees paid for revenue producing services related to the segments. On the closing date of the Endeavor Asset Acquisition, the Services Agreement between the Company and Endeavor was terminated and a Transition Services Agreement has been entered into between certain of the EDR Parties, TWI and certain of the TKO Parties.
Components of Our Operating Results
Revenue
TKO primarily generates revenue via domestic and international media rights fees, production service and studio fees, ticket sales, site fees and hospitality for live events, sponsorships and consumer products licensing.
Direct Operating Costs
TKO’s direct operating costs primarily include costs associated with our athletes and talent, marketing, venue costs related to live events, expenses associated with the production of events and experiences, event ticket sales and fees for media rights. These costs include required payments related to media sales agency contracts when minimum sales guarantees are not met, materials and related costs associated with consumer product merchandise sales, commissions and direct costs with distributors, as well as certain service fees paid to Endeavor.
Selling, General and Administrative
TKO’s selling, general and administrative expenses primarily include personnel costs as well as rent, travel, professional service costs, overhead required to support operations, and certain service fees paid to Endeavor. As noted above, on the closing date of the Endeavor Asset Acquisition, the Services Agreement between the Company and Endeavor was terminated and a Transition Services Agreement has been entered into between certain of the EDR Parties, TWI and certain of the TKO Parties.
Provision for Income Taxes
TKO Group Holdings, Inc. was incorporated as a Delaware corporation in March 2023. As the sole managing member of TKO OpCo, TKO Group Holdings, Inc. operates and controls all the business and affairs of UFC and WWE. TKO Group Holdings, Inc. is subject to corporate income taxes on its share of taxable income of TKO OpCo. TKO OpCo is treated as a partnership for U.S. federal income tax purposes and is therefore generally not subject to U.S. corporate income tax. TKO OpCo’s foreign subsidiaries are subject to entity-level taxes. TKO OpCo’s U.S. subsidiaries are subject to withholding taxes on sales in certain foreign jurisdictions which are included as a component of foreign current taxes. TKO OpCo is subject to entity-level income taxes in certain U.S. state and local jurisdictions. For the periods prior to the Endeavor Asset Acquisition, the Businesses did not file separate tax returns as they were included in the Endeavor tax return filings within the respective entities’ jurisdictions. The Businesses are primarily comprised of U.S. flowthrough entities not subject to income taxes and have been reflected as such in these financial statements. Income taxes related to the Businesses reflected in the combined provision are attributable to U.S. regarded entities and foreign entities subject to tax in their respective jurisdictions. Further, such items such as net operating losses and credit carry-forwards may exist in the Businesses’ historical financial statements that may or may not exist in the future upon separation from Endeavor.
RESULTS OF OPERATIONS
(dollars in millions, except where noted)
The following is a discussion of our combined results of operations for the years ended December 31, 2023 and 2022. This information is derived from our accompanying combined financial statements prepared in accordance with GAAP.

	Year Ended December 31,
	2023	2022
Revenue	$3,224.8	$2,674.0
Operating expenses:
Direct operating costs	1,576.8	1,370.5
Selling, general and administrative expenses	1,026.7	637.1
Depreciation and amortization	224.1	133.6
Impairment charges	21.5	—

Total operating expenses	2,849.0	2,141.2

Operating income	375.8	532.9
Other income (expenses):
Interest expense, net	(229.6)	(134.1)

Other income (expense), net	20.8	(30.7)

Income before income taxes and equity earnings of affiliates	167.0	368.1
Provision for income taxes	33.2	15.9

Income before equity earnings of affiliates	133.8	352.2
Equity earnings of affiliates, net of tax	(9.2)	(7.4)

Net income	143.0	359.6
Less: Net (loss) income attributable to non-controlling interests	(80.5)	15.2
Less: Net income attributable to TKO Operating Company, LLC and the Businesses prior to the Transactions	$258.7	$344.4

Net loss attributable to TKO Group Holdings, Inc.	$(35.2)	$—

Revenue
Revenue increased by $550.8 million, or 21%, to $3,224.8 million for the year ended December 31, 2023 compared to the year ended December 31, 2022.

•
UFC revenue increased by $152.1 million, or 13%. This increase was primarily driven by $76.2 million of increased media rights and content from higher domestic and international rights fees resulting from increases in contractual revenues, higher fees associated with international renewals and one additional PPV event compared to the prior year period. Additionally, the increase in revenue was due to $42.6 million of greater live event revenue from having 26 events with live audiences compared to 21 events in the prior year and higher site fees, $29.5 million of higher sponsorship from new sponsors and increases in fees from renewals and $3.8 million of increased consumer products licensing revenue from greater video game royalties.

•
WWE contributed revenue of $382.8 million for the period from September 12, 2023 through December 31, 2023 following its acquisition. This revenue was driven by $249.5 million of media rights and content primarily associated with domestic and international rights fees for WWE’s flagship programs,
Raw
,
SmackDown
and
NXT
, as well as $87.7 million of live event revenue which was primarily driven by site fees associated with the Crown Jewel premium live event in Saudi Arabia as well as hosting 75 other events with live ticketed audiences. Additionally, this revenue was driven by $27.6 million of consumer products licensing related to the sale of
WWE-branded
products and $18.0 million of sponsorship revenue from the sale of advertising.

•
IMG revenue increased by $12.1 million or 1%. The increase was primarily driven by $58.7 million increase within IMG Media due to new contracts, including Major League Soccer, as well as the timing of events that are biennial or quadrennial. Additionally, an increase of $11.8 million was primarily related to an increase in revenue from golf events due to events returning in 2023 that were cancelled in 2022 due to
COVID-19.
These increases were partially offset by a $58.4 million decrease in OLE revenue primarily driven by the decrease related to concert events and hospitality.

•	Corporate and Other revenue increased by $12.0 million driven by an increase in PBR ticket sales due to a greater demand and an increase in revenue from the teams series.
Direct Operating Costs
Direct operating costs increased by $206.3 million or 15% to $1,576.8 million for the year ended December 31, 2023 compared to the year ended December 31, 2022.

•
UFC direct operating costs increased by $57.8 million, or 18%. This increase was primarily due to higher costs of $45.7 million from different athlete matchups, as well as higher production costs associated with having one additional PPV event and five additional international events than in the prior year, and direct costs associated with the increase in revenue described above. The increase was also driven by greater marketing and venue expenses due to having 26 events with live audiences compared to 21 events in the same prior year period.

•
WWE contributed direct operating costs of $127.8 million for the period from September 12, 2023 through December 31, 2023 following its acquisition. These costs were primarily driven by talent and production-related costs associated with WWE’s premium live events and weekly television programming, as well as event-related costs associated with 76 live events during the period and $2.1 million of charges associated with restructuring activities related to the Transactions.

•
IMG direct operating costs increased by $18.2 million or 2%. The increase was primarily attributable to an increase of $47.9 million within IMG Media revenue and an increase of $10.3 million related to the golf event revenue described above. These increases were partially offset by a decrease of $40.0 million in OLE services related to the decrease in revenue described above.

•
Corporate and Other direct operating costs increased by $11.3 million. This increase was attributable to service fees paid to Endeavor for various operational functions that support revenue generating activities pursuant to the Services Agreement and an increase in PBR costs.

Selling, General and Administrative Expenses
Selling, general and administrative expenses increased by $389.6 million, or 61%, to $1,026.7 million for the year ended December 31, 2023 compared to the year ended December 31, 2022.

•
UFC selling, general and administrative expenses increased by $16.9 million, or 11%. This increase was primarily driven by higher cost of personnel from greater headcount and increased travel expenses and other operating expenses associated with having one additional PPV events and five additional international events than in the prior year.

•
WWE contributed selling, general and administrative expenses of $134.4 million, which was primarily driven by $94.8 million of personnel costs, including $28.5 million of charges associated with restructuring activities related to the Transactions, as well as travel and other operating expenses for the period from September 12, 2023 through December 31, 2023.

•
IMG selling, general, and administrative expenses increased by $45.2 million, or 16%. The increase was attributed to personnel costs and an increased headcount, driven by ongoing investments in preparation for the 2024 Olympics.

•
Corporate and Other selling, general and administrative expenses increased by $232.5 million. This increase was primarily due to $83.8 million of professional fees and bonuses incurred related to the Transactions during the current year period, as well as $32.0 million of higher cost of personnel and other operating expenses, including TKO executive compensation and other public company expenses following the Transactions. The acquisition of WWE contributed $71.9 million of expenses to Corporate and Other, which was primarily driven by legal costs, including a legal settlement of $20.0 million, as well as personnel costs, including $10.8 million of charges associated with restructuring activities related to the Transactions. The remaining increase of $44.8 million was related to higher personnel costs as well as rent, travel, professional service costs, and the Endeavor Asset Acquisition carve-out allocation costs.

Depreciation and Amortization
Depreciation and amortization increased $90.5 million, or 68%, to $224.1 million for the year ended December 31, 2023 compared to the year ended December 31, 2022. The increase was primarily due to $103.8 million of expenses associated with the acquisition of WWE. This increase was offset by a $14.2 million decrease within IMG primarily driven by intangible assets becoming fully amortized resulting in a decrease in amortization.
Impairment Charges
Impairment charges of $21.5 million for the year ended December 31, 2023 were related to goodwill and intangibles within IMG related to golf events and OLE. There were no impairment charges recorded for the years ended December 31, 2022.
Interest Expense, net
Interest expense, net increased $95.5 million, or 71%, to $229.6 million for the year ended December 31, 2023 compared to the year ended December 31, 2022. The increase was primarily driven by significantly higher interest rates on variable rate debt slightly offset by lower indebtedness.
Other income (expense), net
Other income for the year ended December 31, 2023 included $14.7 million for foreign currency transaction gains, $3.2 million of gains for the change in the fair value of forward foreign exchange contracts and $1.7 million of gains due to the change in the fair value of embedded foreign currency derivatives. Other expense for the year ended December 31, 2022 primarily included $33.4 million for foreign currency transaction losses and $2.2 million of losses due to the change in the fair value of forward foreign exchange contracts partially offset by $5.8 million of a non-operating
gain primarily related to a fair value adjustment for an investment within the IMG segment.
Provision for Income Taxes
For the year ended December 31, 2023, TKO recorded a provision for income taxes of $33.2 million compared to a provision of $15.9 million for the year ended December 31, 2022. This was primarily related to an increase in federal U.S. tax due to TKO’s new corporate structure as a result of the Transactions and the inclusion of foreign taxes and US Federal and state taxes at U.S. regarded entities historically recorded by the Businesses.

Equity earnings of affiliates, net of tax
Equity earnings of affiliates, net of tax for the years ended December 31, 2023 and 2022 reflects equity income of $9.2 million and $7.4 million, respectively, related to equity method investments.
Net (Loss) Income Attributable to
Non-Controlling
Interests
Net (loss) income attributable to
non-controlling
interests was a loss of $80.5 million and income of $15.2 million for the years ended December 31, 2023 and 2022, respectively. The change was primarily due to the change in the amount of reported net income for the year ended December 31, 2023 as compared to the reported net income for the year ended December 31, 2022 as well as the effect of the Transactions. See Note 10,
Stockholders’ Equity/Net Parent Investment
, and Note 11,
Non-Controlling
Interests
, to our audited combined financial statements included in this Current Report on Form
8-K
for further details on the effect of the Transactions to this line item.
Segment Results of Operations
As described above, the following discussion and analysis of our financial condition and results of operations presents three reportable segments as of December 31, 2023: UFC, WWE and IMG, which was determined as of the close of the Endeavor Asset Acquisition. Our chief operating decision maker evaluates the performance of our segments based on segment Revenue and segment Adjusted EBITDA. Management believes segment Adjusted EBITDA is indicative of operational performance and ongoing profitability, and Adjusted EBITDA is used to evaluate the operating performance of our segments and for planning and forecasting purposes, including the allocation of resources and capital. Segment operating results reflect earnings before corporate expenses. These segment results of operations should be read in conjunction with our discussion of the Company’s combined results of operations included above.
The following tables set forth Revenue and Adjusted EBITDA for each of our segments for the years ended December 31, 2023, and 2022:

	Year Ended December 31,
	2023	2022
Revenue:
UFC	$1,292.2	$1,140.1
WWE	382.8	—
IMG	1,437.1	1,425.0

Total combined revenue from reportable segments	$3,112.1	$2,565.1
Corporate and other	132.0	120.0
Eliminations	(19.3)	(11.1)

Total combined revenue	$3,224.8	$2,674.0

	Year Ended December 31,
	2023	2022
Adjusted EBITDA:
UFC	$755.7	$680.6
WWE	163.0	—
IMG	121.1	172.4

Total combined Adjusted EBITDA from reportable segments	$1,039.8	$853.0
Corporate and other	(192.0)	(125.2)

Total combined Adjusted EBITDA	$847.8	$727.8

UFC
The following table sets forth our UFC segment results for the years ended December 31, 2023 and 2022:

	Year Ended December 31,
	2023	2022
Revenue:
Media rights, production and content	$870.6	$794.4
Live events and hospitality	167.9	125.3
Sponsorship	196.3	166.8
Consumer products licensing and other	57.4	53.6

Total Revenue	$1,292.2	$1,140.1

Direct operating costs	$383.4	$325.6
Selling, general and administrative expenses	$153.1	$133.9
Adjusted EBITDA	$755.7	$680.6
Adjusted EBITDA margin	58%	60%
Operating Metrics
Number of events
Numbered events	14	13
Fight Nights	29	29

Total events	43	42
Location of events
United States	33	37
International	10	5

Total events	43	42
WWE
The following table sets forth our WWE segment results for the post-acquisition period from September 12, 2023 through December 31, 2023:

	Year Ended December 31,
	2023	2022
Revenue:
Media rights, production and content	$249.5	$—
Live events and hospitality	87.7	—
Sponsorship	18.0	—
Consumer products licensing and other	27.6	—

Total Revenue	$382.8	$—

Direct operating costs	$125.7	$—
Selling, general and administrative expenses	$94.1	$—
Adjusted EBITDA	$163.0	$—
Adjusted EBITDA margin	43%	—
Operating Metrics
Number of events
Premium live events	3	N/A
Televised events	27	N/A
Non-televised events	46	N/A

Total events	76	N/A
Location of events
United States	66	N/A
International	10	N/A

Total events	76	N/A

IMG
The following table sets forth our IMG segment results for the years ended December 31, 2023 and 2022:

	Year Ended December 31,
	2023	2022
Revenue:
Media rights, production and content	$692.2	$628.5
Live events and hospitality	650.6	715.7
Sponsorships	79.1	66.9
Consumer products licensing and other	15.2	13.9

Total Revenue	$1,437.1	$1,425.0

Direct operating costs	$986.2	$968.0
Selling, general and administrative expenses	$329.8	$284.6
Adjusted EBITDA	$121.1	$172.4
Adjusted EBITDA margin	8%	12%
Corporate and Other
Corporate and Other revenue relates to media rights and content distribution, event ticket sales, sponsorships and consumer products licensing within PBR. Corporate and Other expenses relate to direct operating costs and general and administrative expenses attributable to PBR as well as general and administrative expenses largely related to corporate activities, including information technology, facilities, legal, human resources, finance, accounting, treasury, investor relations, corporate communications, community relations and compensation to TKO’s management and board of directors, which support each of the reportable segments. Corporate and Other expenses also include service fees paid by the Company to Endeavor related to corporate activities as well as revenue generating activities under the Services Agreement. As discussed above, on the closing date of the Endeavor Asset Acquisition, the Services Agreement between the Company and Endeavor was terminated and a Transition Services Agreement has been entered into between certain of the EDR Parties, TWI and certain of the TKO Parties.
The following table displays results for Corporate and Other for the years ended December 31, 2023 and 2022:

	Year Ended December 31,
	2023	2022
Revenue	$132.0	$120.0
Adjusted EBITDA	$(192.0)	$(125.2)
Adjusted EBITDA for the year ended December 31, 2023 decreased by $66.8 million, or 53%, compared to the year ended December 31, 2022. The acquisition of WWE contributed corporate expenses of $31.7 million for the period from September 12, 2023 through December 31, 2023, primarily driven by the cost of personnel and other general and administrative expenses. Additionally, a decrease of $47.1 million was driven by increases in cost of personnel, including TKO executive compensation following the Transactions, and other general and administrative expenses, including public company expenses following the Transactions offset by an increase of $12.0 million driven by PBR revenue.
NON-GAAP
FINANCIAL MEASURES
Adjusted EBITDA is a
non-GAAP
financial measure and is defined as net income, excluding income taxes, net interest expense, depreciation and amortization, equity-based compensation, merger and acquisition costs, certain legal costs, restructuring, severance and impairment charges, and certain other items when applicable. Adjusted EBITDA margin is a non-GAAP
financial measure defined as Adjusted EBITDA divided by Revenue.
TKO management believes that Adjusted EBITDA is useful to investors as it eliminates the significant level of non-cash
depreciation and amortization expense that results from its capital investments and intangible assets, and improves comparability by eliminating the significant level of interest expense associated with TKO’s debt facilities, as well as income taxes which may not be comparable with other companies based on TKO’s tax and corporate structure.
Adjusted EBITDA and Adjusted EBITDA margin are used as the primary bases to evaluate TKO’s combined operating performance.

Adjusted EBITDA and Adjusted EBITDA margin have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of TKO’s results as reported under GAAP. Some of these limitations are:

•	they do not reflect every cash expenditure, future requirements for capital expenditures, or contractual commitments;

•	Adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on TKO’s debt;

•
although depreciation and amortization are
non-cash
charges, the assets being depreciated and amortized will often have to be replaced or require improvements in the future, and Adjusted EBITDA and Adjusted EBITDA margin do not reflect any cash requirement for such replacements or improvements; and

•	they are not adjusted for all non-cash income or expense items that are reflected in TKO’s statements of cash flows.
TKO management compensates for these limitations by using Adjusted EBITDA and Adjusted EBITDA margin along with other comparative tools, together with GAAP measurements, to assist in the evaluation of TKO’s operating performance.
Adjusted EBITDA and Adjusted EBITDA margin should not be considered substitutes for the reported results prepared in accordance with GAAP and should not be considered in isolation or as alternatives to net income as indicators of TKO’s financial performance, as measures of discretionary cash available to it to invest in the growth of its business or as measures of cash that will be available to TKO to meet its obligations. Although TKO uses Adjusted EBITDA and Adjusted EBITDA margin as financial measures to assess the performance of its business, such use is limited because it does not include certain material costs necessary to operate TKO’s business. TKO’s presentation of Adjusted EBITDA and Adjusted EBITDA margin should not be construed as indications that its future results will be unaffected by unusual or nonrecurring items. These non-GAAP
financial measures, as determined and presented by TKO, may not be comparable to related or similarly titled measures reported by other companies. Set forth below are reconciliations of TKO’s most directly comparable financial measures calculated in accordance with GAAP to these non-GAAP
financial measures on a combined basis.
Adjusted EBITDA and Adjusted EBITDA Margin

	Years Ended December 31,
	2023	2022
Reconciliation of Net Income to Adjusted EBITDA
Net income	$143.0	$359.6
Provision for income taxes	33.2	15.9
Interest expense, net	229.6	134.1
Depreciation and amortization	224.1	133.6
Equity-based compensation expense (1)	64.5	31.6
Merger, acquisition and earn-out costs (2)	85.4	9.5
Certain legal costs (3)	38.7	12.8
Restructuring, severance and impairment (4)	48.5	0.2
Foreign exchange (gains) and losses (5)	(14.8)	33.4
Other adjustments (6)	(4.4)	(2.9)

Adjusted EBITDA	$847.8	$727.8

Net income margin	4%	13%
Adjusted EBITDA margin	26%	27%

(1)
Equity-based compensation represents
non-cash
compensation expense for awards issued under Endeavor’s 2021 Plan subsequent to its April 28, 2021 IPO, for the Replacement Awards and for awards issued under the 2023 Incentive Award Plan. For the year ended December 31, 2023, equity-based compensation includes $19.9 million of expense associated with accelerated vesting of the Replacement Awards related to the workforce reduction of certain employees in the WWE segment and Corporate and Other.

(2)
Includes certain costs of professional fees and bonuses related to the Transactions and payable contingent on the closing of the Transactions for the year ended December 31, 2023. Includes fair value adjustments for contingent consideration liabilities of $9.2 million related to acquired businesses for the year ended December 31, 2022.

(3)
Includes costs related to certain litigation matters including antitrust matters for UFC and WWE, matters where Mr. McMahon has agreed to make future payments to certain counterparties personally and, for the year ended December 31, 2023, the settlement of a WWE antitrust matter for $20.0 million.

(4)
Includes costs resulting from the Company’s cost reduction program, as described in Note 17,
Restructuring Charges
, to our audited combined financial statements as well as a $21.5 million non-cash
impairment charge as described in Note 6,
Goodwill and Intangible Assets
, to our audited combined financial statements during the year ended December 31, 2023.

(5)	Includes gains and losses related to foreign exchange transactions.
(6)
For the year ended December 31, 2023, other adjustments were comprised primarily of gains of $3.2 million related to the change in the fair value of forward foreign exchange contracts and gains of $1.7 million related to the change in the fair value of embedded foreign currency derivatives, partially offset by losses of $1.4 million on the disposal of assets. For the year ended December 31, 2022, other adjustments were comprised primarily of by a non-operating
gain of $5.8 million partially offset by losses of $2.2 million related to the change in the fair value of forward foreign exchange contracts and losses of $0.4 million related to the change in the fair value of embedded foreign currency derivatives.

Liquidity and Capital Resources
Sources and Uses of Cash
Cash flows from operations are used to fund TKO’s
day-to-day
operations, revenue-generating activities, and routine capital expenditures, as well as service its long-term debt.
As part of Endeavor, the Businesses have been dependent upon Endeavor for all of their working capital and financing requirements. Endeavor uses a centralized approach to cash management and financing of its operations. Cash received from EDR has been used to fund the Businesses’
day-to-day
operations, revenue-generating activities, and routine capital expenditures. Other principal use of cash has been the acquisition of businesses, which have been funded primarily through Endeavor and proceeds from borrowings. Following the Endeavor Asset Acquisition, the Businesses’ capital structure and sources of liquidity will change from their historical capital structure as they no longer participate in Endeavor’s centralized cash management program.
Credit Facilities
As of December 31, 2023, there was outstanding an aggregate of $2.7 billion of first lien term loans under a credit agreement dated August 18, 2016 (as amended and/or restated, the “First Lien Credit Agreement”), by and among Zuffa Guarantor, LLC, UFC Holdings, LLC, as borrower, the lenders party hereto and Goldman Sachs Bank USA, as Administrative Agent, which was entered into in connection with the acquisition of Zuffa by EGH in 2016.
As of December 31, 2023, the facilities under the First Lien Credit Agreement consist of (i) a first lien secured term loan (the “First Lien Term Loan”) and (ii) a secured revolving credit facility in an aggregate principal amount of $205.0 million, letters of credit in an aggregate face amount not in excess of $40.0 million and swingline loans in an aggregate principal amount not in excess of $15.0 million (collectively, the “Existing Revolving Credit Facility”, and, together with the First Lien Term Loan, the “Credit Facilities”). The Credit Facilities are secured by liens on substantially all of the assets of Zuffa Guarantor, LLC, UFC Holdings, LLC and certain subsidiaries thereof.
Following a repricing under the Credit Facilities in January 2021, term loan borrowings under the Credit Facilities bore interest at a variable interest rate equal to either, at its option, adjusted LIBOR or the ABR plus, in each case, an applicable margin. LIBOR term loans accrue interest at a rate equal to an adjusted LIBOR plus
2.75%-3.00%,
depending on the First Lien Leverage Ratio (as defined in the First Lien Credit Agreement), in each case with a LIBOR floor of 0.75%. ABR term loans accrue interest at a rate equal to (i) the highest of (a) the Federal Funds Effective Rate plus 0.5%, (b) the prime rate, (c) adjusted LIBOR for a one-month
interest period plus 1.00% and (d) 1.75%, plus (ii)
1.75%-2.00%.
In June 2023, the parties amended the terms of the First Lien Term Loan to replace the adjusted LIBOR reference rate with Term Secured Overnight Financing Rate (“SOFR”) plus a credit spread adjustment (as defined in the First Lien Credit Agreement). The term loans under the Credit Facilities include 1% principal amortization payable in equal quarterly installments and mature on April 29, 2026. In December 2022, the Company repaid $50.0 million of term loans under the Credit Facilities.
As of December 31, 2023, the Company had the option to borrow incremental term loans in an aggregate amount equal to at least $455.0 million, subject to market demand, and may be able to borrow additional funds depending on its First Lien Leverage Ratio. The First Lien Credit Agreement includes certain mandatory prepayment provisions relating to, among other things, the incurrence of additional debt.
The Existing Revolving Credit Facility has $205.0 million of total borrowing capacity and letter of credit and swingline loan sub-limits
of up to $40.0 million and $15.0 million, respectively. Revolving loan borrowings under the Credit Facilities bear interest at a variable interest rate equal to either, at TKO’s option, adjusted LIBOR or ABR plus, in each case, an applicable margin. LIBOR revolving loans accrue interest at a rate equal to an adjusted LIBOR plus
3.50-4.00%,
depending on the First Lien Leverage Ratio, in each case with a LIBOR floor of 0.00%. ABR revolving loans accrue interest at a rate equal to (i) the highest of (a) the Federal Funds Effective Rate plus 0.50%, (b) the prime rate, (c)

adjusted LIBOR for a
one-month
interest period plus 1.00% and (d) 1.00%, plus (ii)
2.50-3.00%,
depending on the First Lien Leverage Ratio. In April 2023, the parties amended the terms of the Existing Revolving Credit Facility to replace adjusted LIBOR reference rate used for the facility with SOFR plus
2.75-3.00%.
The Company pays a commitment fee of
0.25-0.50%,
based on the First Lien Leverage Ratio and letter of credit fees of 0.125%.
In November 2023, the Company borrowed $100.0 million under its Existing Revolving Credit Facility to fund certain share repurchases that occurred during the fourth quarter of 2023. In December 2023, the Company fully repaid the $100.0 million amount outstanding. As of December 31, 2023, the Company had no borrowings outstanding under the Existing Revolving Credit Facility and no outstanding letters of credit. The Existing Revolving Credit Facility matures on October 29, 2024.
The Existing Revolving Credit Facility is subject to a financial covenant if greater than 35% of the borrowing capacity of the Existing Revolving Credit Facility (excluding cash collateralized letters of credit and non-cash
collateralized letters of credit of up to $10.0 million) is utilized at the end of any fiscal quarter. This covenant was not applicable on December 31, 2023, as the Company had no borrowings outstanding under the Existing Revolving Credit Facility.
The First Lien Credit Agreement contains certain restrictive covenants around indebtedness, liens, fundamental changes, guarantees, investments, asset sales and transactions with affiliates.
The borrower’s obligations under the Credit Facilities are guaranteed by certain of TKO OpCo’s indirect wholly owned domestic restricted subsidiaries, subject to certain exceptions.
In November 2024 (the “Closing Date”), UFC Holdings entered into the Fifth Refinancing Amendment (the “Credit Agreement Amendment”) to the First Lien Credit Agreement (as previously amended and/or restated, the “Existing Credit Agreement” and, as further amended by the Credit Agreement Amendment, the “Credit Agreement”).
The Credit Agreement Amendment amended the Existing Credit Agreement to, among other things, (i) refinance and replace the outstanding first lien secured term loans (the “Existing Term Loans”) with a new class of first lien secured term loans in an aggregate principal amount of $2,750.0 million (the “New Term Loans”), which now mature on November 21, 2031, (ii) refinance the Existing Revolving Credit Facility in an aggregate principal amount of $205.0 million, which now matures on November 21, 2029 (the “New Revolving Credit Facility,” and, together with the New Term Loans, the “Credit Facilities”), and (iii) make certain other changes to the Existing Credit Agreement including as summarized below. The Credit Facilities are secured by liens on substantially all of the assets of Zuffa Guarantor and UFC Holdings and certain subsidiaries thereof.
The New Revolving Credit Facility contains a financial covenant that requires the Company to maintain, commencing with the fiscal quarter ending June 30, 2025, a First Lien Leverage Ratio of Consolidated First Lien Debt to Consolidated EBITDA of 8.25-to-1. Prior to the Closing Date, Zuffa Guarantor was required to maintain a First Lien Leverage Ratio of no more than 6.5-to-1. Pursuant to the terms of the Credit Agreement Amendment, following the Closing Date, the Company is only required to comply with the foregoing financial covenant if the sum of outstanding borrowings under the New Revolving Credit Facility (excluding any letters of credit, whether drawn or undrawn) is greater than the greater of (i) $85.0 million and (ii) forty percent of the borrowing capacity of the New Revolving Credit Facility. Prior to the Closing Date, this applicable testing condition was thirty-five percent of the borrowing capacity of the Existing Revolving Credit Facility.
Additionally, the Company has access to a credit facility by and among On Location, a business within the IMG Segment (“OLE Facility”). The OLE Facility has $42.9 million of total borrowing capacity and letter of credit sub-limits
of up to $3.0 million. For the year ended December 31, 2023, the Company drew down $42.9 million on the OLE Facility which was used for general financing activities and was repaid in full by the end of the year. The OLE Facility is subject to a financial covenant if greater than 40% of the borrowing capacity is utilized (excluding cash collateralized letters of credit and non-cash
collateralized letters of credit of up to $2.0 million) at the end of each quarter. This covenant was not applicable on December 31, 2023, as the Company had no borrowings outstanding under this revolving credit facility. In conjunction with the closing of the Endeavor Asset Acquisition, the OLE Facility was terminated.
Restrictions on Dividends
The First Lien Credit Agreement contains restrictions on TKO’s ability to make distributions and other payments from the respective credit groups. These restrictions on dividends include exceptions for, among other things, (1) amounts necessary to make tax payments, (2) a limited annual amount for employee equity repurchases, (3) distributions required to fund certain parent entities, (4) other specific allowable situations and (5) a general restricted payment basket, which generally provides for no restrictions as long as the Total Leverage Ratio (as defined in the First Lien Credit Agreement) is less than 5.0x.
Other Debt
In October 2018, UFC entered into a $28.0 million Loan Agreement and a $12.0 million Loan Agreement in order to finance the purchase of a building and its adjacent land (the “Secured Commercial Loans”). The Secured Commercial Loans have identical terms except the $28.0 million Loan Agreement is secured by a deed of trust for UFC’s headquarters building and underlying land in Las Vegas and the $12.0 million Loan Agreement is secured by a deed of trust for the acquired building and its adjacent land, also located in Las Vegas. The Secured Commercial Loans bear interest at a rate of LIBOR plus 1.62% (with a LIBOR floor of 0.88%). In May 2023, the parties amended the terms of the Secured Commercial Loans to replace the adjusted LIBOR reference rate with SOFR, and bear interest at a rate of SOFR plus 1.70%. Principal amortization of 4% is payable in monthly installments with any remaining balance payable on the final maturity date of November 1, 2028.
The applicable loan agreements each contain a financial covenant that requires UFC to maintain a Debt Service Coverage Ratio as defined in the applicable loan agreements of no more than
1.15-to-1
as measured on an annual basis (the “Secured Commercial Loan Covenant”). As of December 31, 2023, UFC was in compliance with the Secured Commercial Loan Covenant.

Cash Flows Overview

	Year Ended December 31,
(in millions)	2023	2022
Net cash provided by operating activities	$266.2	$394.8
Net cash used in investing activities	$(36.0)	$(47.7)
Net cash used in financing activities	$(174.1)	$(1,051.4)
Operating activities decreased from $394.8 million of cash provided in the year ended December 31, 2022 to $266.2 million of cash provided in the year ended December 31, 2023. Cash provided in the year ended December 31, 2023 was primarily due to a decline in net income for the period of $216.6 million, which included an increase in certain non-cash
items, including depreciation and amortization of $90.5 million and equity-based compensation of $32.9 million coupled with an increase in deferred revenue of $167.0 million due to advance payments received in the lead up to the 2024 Olympics and a decrease in accounts receivable of $135.3 million due to the timing of events and customer payments, which were partially offset by an increase in deferred costs of $270.5 million for advance payments made in the buildup to the 2024 Olympics and an increase in other noncurrent assets of $85.0 million attributable to advance payments for media rights and towards the 2026 and 2028 Olympics. Cash provided in the year ended December 31, 2022 was primarily due to net income for the period of $359.6 million, which included certain non-cash
items such as depreciation and amortization of $133.6 million and equity-based compensation of $31.6 million, and cash items including an increase in accounts receivable of $104.9 million, an increase in other current assets of $49.0 million and an increase in other noncurrent assets of $27.3 million primarily due to advance payments and deposits for the IMG Media and OLE businesses.
Investing activities decreased from $47.7 million of cash used in the year ended December 31, 2022 to $36.0 million of cash used in the year ended December 31, 2023. Cash used in the year ended December 31, 2023 primarily reflects $381.2 million of cash acquired from WWE as part of the Transactions partially offset by the payment of $321.0 million of deferred compensation in the form of a dividend to former WWE shareholders. During the year ended December 31, 2023, the Company also made purchases of $93.8 million related to payments for property, buildings and equipment. Cash used in the year ended December 31, 2022 primarily reflects payments for property, buildings and equipment of $43.1 million.
Financing activities decreased from $1,051.4 million of cash used in the year ended December 31, 2022 to $174.1 million of cash used in the year ended December 31, 2023. Cash used in the year ended December 31, 2023 primarily reflects net distributions to Endeavor and subsidiaries of $43.3 million, share repurchases of $100.0 million of common stock and net payments on debt of $34.1 million, which was partially offset by net distributions of non-controlling
interest holders of $(0.8) million. Cash used in the year ended December 31, 2022 primarily reflects distributions to Endeavor and subsidiaries of $962.6 million and net payments on debt of $83.1 million.
Future Sources and Uses of Liquidity
TKO’s sources of liquidity are (1) cash on hand, (2) cash flows from operations and (3) available borrowings under the Credit Facilities (which borrowings would be subject to certain restrictive covenants contained therein). Based on its current expectations, TKO believes that these sources of liquidity will be sufficient to fund its working capital requirements and to meet its commitments, including long-term debt service, for at least the next 12 months.
TKO expects that its primary liquidity needs will be cash to (1) provide capital to facilitate organic growth of its business, (2) pay operating expenses, including cash compensation to its employees, athletes and talent, (3) fund capital expenditures and investments, (4) pay interest and principal when due on the Credit Facilities, (5) pay income taxes, (6) reduce its outstanding indebtedness under the Credit Facilities and (7) fund the legal settlement related to the UFC antitrust lawsuit of $375.0 million, which the court preliminarily approved in October 2024 and finally approved in February 2025, (8) fund share repurchases as authorized by the Board and (9) make distributions to members and, in accordance with the Company’s cash management policy, to TKO stockholders, including quarterly dividends when declared by the Board.

Contractual Obligations, Commitments and Contingencies
The following table represents our contractual obligations as of December 31, 2023, aggregated by type:

(in millions)	2024	2025	2026	2027	2028	After 2028	Total
Long-term debt, principal payments (1)	$33.5	$33.6	$2,669.1	$2.3	$25.9	$0.5	$2,764.9
Long-term debt, interest payments (2)	235.3	230.7	113.5	1.3	1.0	—	581.8
Operating leases (3)	21.9	19.3	17.4	13.6	6.7	21.6	100.3
Finance leases (3) (4)	30.7	27.7	30.2	21.1	19.5	498.6	627.7
Service contracts and commitments (5)	622.5	335.0	337.1	435.2	325.1	162.9	2,217.8

Total commitments	$943.8	$646.2	$3,167.2	$473.5	$378.1	$683.6	$6,292.5

(1)
The principal balance of certain debt is repaid on a quarterly basis, with the balance due at maturity. See Note 8,
Debt
, to our audited combined financial statements included elsewhere in this Current Report on Form
8-K
for further detail.

(2)	Variable interest rate payments on our long-term debt are calculated based on the current interest rate as of December 31, 2023 and the scheduled maturity of the underlying loans.
(3)
Our operating and finance leases are primarily for office facilities, equipment and vehicles. Certain of these leases contain provisions for rent escalations or lease concessions. The obligations disclosed in the table above are presented on an undiscounted basis. See Note 20,
Leases
, to our audited combined financial statements included elsewhere in this Current Report on Form
8-K
for further detail.

(4)	Our finance lease payments include $358.8 million related to options to extend WWE’s global headquarters lease that are reasonably certain of being exercised.
(5)	See Note 21, Commitments and Contingencies , to our audited combined financial statements included elsewhere in this Current Report on Form 8-K for further detail.
Critical Accounting Estimates
The preparation of our combined financial statements requires us to make assumptions, estimates or judgments that affect the reported amounts of assets, liabilities, revenues and expenses. We base our estimates and judgments on historical experience and other assumptions that we believe are reasonable under the circumstances. These assumptions, estimates or judgments, however, are both subjective and subject to change, and actual results may differ from our assumptions and estimates.
We believe the following estimates related to certain of our critical accounting policies could potentially produce materially different results if we were to change underlying assumptions, estimates or judgments. See Note 2,
Summary of Significant Accounting Policies
, to our audited combined financial statements included in this Annual Report for a summary of our significant accounting policies.
Revenue Recognition
We have revenue recognition policies for our various operating segments that are appropriate to the circumstances of each business.
In accordance with ASC 606, Revenue from Contracts with Customers (“ASC 606”), revenue is recognized when control of the promised goods or services is transferred to the Company’s customers either at a point in time or over time, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. ASC 606 requires additional disclosures about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and estimates, and changes in those estimates.
Arrangements with Multiple Performance Obligations
We have various types of contracts with multiple performance obligations, primarily consisting of multi-year sponsorship and media rights agreements. The transaction price in these types of contracts is allocated on a relative standalone selling price basis. We typically determine the standalone selling price of individual performance obligations based on management estimates, unless standalone selling prices are observable through past transactions. Estimates used to determine a performance obligation’s standalone selling price impact the amount and timing of revenue recognized, but not the total amount of revenue to be recognized under the arrangement.
Principal versus Agent
We enter into many arrangements that require management to determine whether we are acting as a principal or an agent. This determination involves judgment and requires evaluation as to whether the Company controls the goods or services before they are transferred to the customer. As part of this analysis, the Company considers whether we are primarily responsible for fulfillment of the promise to provide the specified service, have inventory risk and have discretion in establishing prices. For events, this determination is primarily based on whether we own and control the event. For bundled experience packages, including those sold by third parties, the determination is primarily based on whether we have control over the elements of the package including inventory risk and setting pricing with customers. For media rights distribution, this determination is primarily based on whether we have control over the media rights including inventory risk and setting pricing with customers. For re-billable
expenses related to advertising and brand activation services, this determination is primarily based on whether we are responsible for fulfillment of the services to the customer. If our determinations were to change, the amounts of our revenue and operating expenses may be different.
Timing of Recognition
Media Rights, Production and Content Revenue
Broadcast and streaming rights fees received from distributors of our live event and television programming, both domestic and internationally, are recorded when the live event or program has been delivered and is available for distribution. Commission revenue from distribution and sales arrangements for media and broadcast rights on behalf of clients is recognized when the underlying content becomes available for view or telecast and has been accepted by the customer. Certain of our media rights are typically sold in multi-year arrangements and are generally comprised of multiple performance obligations that involve the allocation of transaction price based on the relative standalone selling price of each performance obligation. TKO uses its estimate of standalone selling price to allocate transaction price. Any advance payments received from distributors are deferred upon collection and recognized into revenue as content is delivered.
We recognize revenue from PPV programming from live sporting events when the event is aired. PPV programming is distributed through cable, satellite and digital providers. UFC and WWE receive a fixed license fee for its domestic residential PPV programming under a long-term contract. For UFC and WWE’s international and commercial PPV, the amount of revenue recognized is based upon management’s initial estimate of variable consideration related to the number of buys achieved. This initial estimate is based on preliminary buy information received from certain PPV distributors and is subject to adjustment as new information regarding the number of buys is received, which is generally up to 120 days subsequent to the live event. If our estimates of buys achieved were to change, the timing and amount of its revenue may be different.
UFC owns and operates its own
over-the-top
(“OTT”) platform UFC FIGHT PASS that engages customers through a subscription-based model. Subscriptions are offered to customers for one-month,
six-month
and
12-month
access to UFC FIGHT PASS. WWE distributes content through its platform WWE Network, which collects licensing fees from distribution partners and collects monthly subscription fees. Subscription revenue for UFC FIGHT PASS and WWE Network is recognized ratably over each paid monthly membership period and revenue is deferred for subscriptions paid in advance until earned. PBR owns and operates its own OTT platform, PBR Ride Pass, that engages customers through a monthly subscription-based model. Access to PBR Ride Pass is provided to subscribers and revenue is recognized ratably over each paid monthly membership period. Revenue for PBR Ride Pass is deferred for subscriptions paid in advance until earned. The Company recognizes revenue for PBR Ride Pass gross of third-party distributor fees as the Company is the principal in the arrangement.
Revenue from production services of live entertainment and sporting events is recognized at the time of the event on a per event basis. Revenue from production services of editorial video content is recognized when the content is delivered to and accepted by the customer and the license period begins. Customers for the Company’s production services include broadcast networks, sports federations and independent content producers.
Live Event and Hospitality Revenue
Live event revenue is generally recognized at the time that an event occurs. Advance ticket sales, participation entry fees, site fees, hospitality and VIP package sales and bundled experience packages are recorded as deferred revenue pending the event date.
We earn revenue from events that we control in addition to providing event related services to events controlled by third parties. For controlled events (owned or licensed), revenue is generally recognized for each performance obligation over the course of the event, multiple events, or contract term in accordance with the pattern of delivery for the particular revenue source. For event management related services to third party-controlled events, revenue is generally recognized over the course of the event, multiple events, or contract term in accordance with the pattern of delivery for the service. If such revenues were recognized based on another basis, or if we made different determinations about which method to apply to a given arrangement, the timing of our revenue and operating expenses may be different. For bundled experience packages, the Company recognizes revenue at the event date when all of the package components have been delivered to the customer. The Company defers the revenue and cost of revenue on experience packages until the date of the event.
Sponsorship Revenue
Customer contracts for advertising and sponsorship rights are generally comprised of multiple performance obligations that involve the allocation of the arrangement consideration to the underlying deliverables based upon their standalone selling price. We use an adjusted market assessment approach as our estimate of standalone selling price to allocate arrangement consideration as the performance obligations under customer contracts are infrequently sold on a standalone basis either by UFC, WWE or other third parties. After allocating revenue to each performance obligation, we recognize sponsorship revenue when the promotional service is delivered. If our estimates of standalone selling prices were to change, the timing and amount of our revenue may be different.

14

Consumer Products Licensing and Other Revenue
Consumer products licensing revenue relates to royalties earned from sales of licensed merchandise and digital products. The nature of the licensing arrangements is typically symbolic intellectual property, inclusive of logos, trade names, and trademarks related to merchandise sales. Many licensing agreements include minimum guarantees, which set forth the minimum royalty to be paid during a given contract year. We will recognize the minimum guarantee revenue ratably over its related royalties’ contract period until such point that it is more likely than not that the total revenue during the royalty period will exceed the minimum royalty. If during the royalty period, management determines that total revenue will exceed the minimum royalty, the revenue recognized during each reporting period will reflect royalties earned on the underlying product sales. For licensing agreements without minimum guarantees, we recognize revenue related to the sales or usage of the underlying symbolic intellectual property over time as the sales or usage occurs. The amount of revenue recognized is based on either statements received or management’s best estimate of sales or usage in a period, if statements are received on a lag. If our estimates and judgments were to change, the timing and amount of revenue recognized may be different.
Goodwill
Goodwill is tested annually as of October 1 for impairment and at any time upon the occurrence of certain events or substantive changes in circumstances that indicate the carrying amount of goodwill may not be recoverable. We perform our goodwill impairment test at the reporting unit level, which is one level below the operating segment level. We have two operating and reportable segments, consistent with the way management makes decisions and allocates resources to the business.
We have the option to perform a qualitative assessment to determine if an impairment is more likely than not to have occurred. A qualitative assessment includes, but is not limited to, consideration of the results of our most recent quantitative impairment test, consideration of macroeconomic conditions, and industry and market conditions. If we can support the conclusion that it is “not more likely than not” that the fair value of a reporting unit is less than its carrying amount under the qualitative assessment, we would not need to perform the quantitative impairment test for that reporting unit.
If we cannot support such a conclusion or we do not elect to perform the qualitative assessment then we must perform the quantitative impairment test. The first step of the goodwill impairment test is used to identify potential impairment by comparing the fair value of a reporting unit with its carrying amount, including goodwill. To determine the fair value of our reporting units, we generally use a present value technique (discounted cash flows) corroborated by market multiples when available and as appropriate. We apply what we believe to be the most appropriate valuation methodology for each of our reporting units.
We believe our estimates of fair value are consistent with how a marketplace participant would value our reporting units. The discounted cash flow analyses are sensitive to our estimates of future revenue growth and margins for these businesses along with discount rates. Our long-term cash flow projections are estimates and inherently subject to uncertainty, particularly during periods of adverse economic conditions. Significant estimates and assumptions specific to each reporting unit include revenue growth, profit margins, terminal value growth rates, discount rates and other assumptions deemed reasonable by management. Where a market approach is utilized, we use judgment in identifying the relevant comparable-company market multiples. These estimates and assumptions may vary between each reporting unit depending on the facts and circumstances specific to that unit. If we had established different reporting units or utilized different valuation methodologies or assumptions, the impairment test results could differ.
If the carrying amount of a reporting unit exceeds its fair value, such excess is recognized as an impairment. For the year ended December 31, 2023, the Company recorded total non-cash
impairment charges of $7.5 million for goodwill.
We believe that the estimates and assumptions we made in our quantitative analysis are reasonable, but they are susceptible to change from period to period. Actual results of operations, cash flows and other factors will likely differ from the estimates used in our valuation, and it is possible that differences and changes could be material. A deterioration in profitability, adverse market conditions, significant customer losses, changes in spending levels of our existing customers or a different economic outlook than currently estimated by management could have a significant impact on the estimated fair value of our reporting units and could result in an impairment charge in the future.
Intangible Assets
For finite-lived intangible assets that are amortized, we evaluate assets for recoverability when there is an indication of potential impairment or when the useful lives are no longer appropriate. If the estimated undiscounted future cash flows from a group of assets being evaluated is less than the carrying value of that group of assets, an impairment would be measured as the difference between the fair value of the group’s long-lived assets and the carrying value of the group’s long-lived assets. We define an asset group by identifying the lowest level of cash flows generated by a group of assets that are largely independent of the cash flows of other assets. If identified, the impairment is allocated to the long-lived assets of the group on a pro rata basis using the relative carrying amounts, but only to the extent the carrying value of each asset is above its fair value.

15

Determining whether a long-lived asset is impaired requires various estimates and assumptions, including whether a triggering event has occurred, the identification of the asset groups, estimates of future cash flows and the discount rate used to determine fair values. If we had established different asset groups or utilized different valuation methodologies or assumptions, the impairment test results could differ, and we could be required to record impairment charges.
Identifiable indefinite-lived intangible assets are tested annually for impairment as of October 1 and at any time upon the occurrence of certain events or substantive changes in circumstances that indicate the carrying amount of an indefinite-lived intangible may not be recoverable. We have the option to perform a qualitative assessment to determine if an impairment is “more likely than not” to have occurred. In the qualitative assessment, we must evaluate the totality of qualitative factors, including any recent fair value measurements, that impact whether an indefinite-lived intangible asset has a carrying amount that “more likely than not” exceeds its fair value. We must then conduct a quantitative analysis if we (1) determine that such an impairment is “more likely than not” to exist, or (2) forego the qualitative assessment entirely. The impairment test for identifiable indefinite-lived intangible assets consists of a comparison of the estimated fair value of the intangible asset with its carrying value. If the carrying value of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess.
For the year ended December 31, 2023, the Company recorded total non-cash
impairment charges of $14.0 million for intangible assets.
Equity-Based Compensation
We grant equity awards to certain executives, employees and service providers, which may be in the form of various equity-based awards such as restricted stock, restricted stock units and stock options.
We record compensation costs related to our equity awards issued to executives and other employees based on the grant date fair value of the award. Compensation cost for time-based awards is recognized ratably over the applicable vesting period and compensation cost for awards with a performance condition is reassessed each period and recognized based upon the probability that the performance conditions will be achieved. The awards with a performance condition are expensed when the achievement of performance conditions is probable. Compensation cost for performance-based awards with a market condition is recognized regardless of the number of units that vest based on the market condition and is recognized on straight-line basis over the estimated service period, with each tranche separately measured. Compensation expense is not reversed even if the market condition is not satisfied.
WWE Replacement Awards
Pursuant to the Transaction Agreement, the Company converted each WWE equity award of restricted stock units (“RSUs”) and performance stock units (“PSUs”) held by WWE directors, officers and employees into TKO RSUs and PSUs of equal value and vesting conditions (with such performance-vesting conditions equitably adjusted), respectively (the “Replacement Awards”). The value of the Replacement Awards was determined using the closing price of WWE Class A common stock, par value $0.01 per share (“WWE Class A common stock”), on the day immediately preceding the closing of the Transactions. The portion of the Replacement Awards issued in connection with the Transactions that was associated with services rendered prior to the date of the Transactions was included in the total consideration transferred.
With regards to the remaining unvested portion of the Replacement Awards, equity-based compensation costs of RSUs are recognized over the total remaining service period on a straight-line basis with forfeitures recognized as they occur. RSUs have a service requirement and generally vest in equal annual installments over a three-year period. Unvested RSUs accrue dividend equivalents at the same rate as are paid on shares of Class A common stock. The dividend equivalents are subject to the same vesting schedule as the underlying RSUs.
PSUs, which are subject to certain performance conditions and have a service requirement, generally vest in equal installments over a three-year period. Until such time as the performance conditions are met, stock compensation costs associated with these PSUs are re-measured
each reporting period based upon the fair market value of the Company’s common stock and the estimated performance attainment on the reporting date. The ultimate number of PSUs that are issued to an employee is the result of the actual performance of the Company at the end of the performance period compared to the performance conditions. Compensation costs for PSUs are recognized using a graded-vesting attribution method over the vesting period based upon the probability that the performance conditions will be achieved, with forfeitures recognized as they occur. Unvested PSUs accrue dividend equivalents once the performance conditions are met at the same rate as are paid on shares of Class A common stock. The dividend equivalents are subject to the same vesting schedule as the underlying PSUs.

16

We estimate the fair value of stock options using an option-pricing model, which requires us to make certain estimates and assumptions, such as:

•
Expected term – The expected term represents the period that our awards are expected to be outstanding, giving considerations to vesting schedules and expiration dates (if applicable). We use the simplified method for estimating the expected term of the stock options.

•
Expected volatility – As we do not have a sufficient public market trading history, the expected volatility is estimated based on the historical volatility of public companies that are deemed to be comparable to us over the expected term of the award. Industry peers consist of several public companies in our industry which are either similar in size, stage of life cycle or financial leverage.

•	Risk-Free Interest Rate – We base the risk-free interest rate on the U.S. Treasury yield curve in effect at the time the awards are granted.

•	Expected Dividends – We do not anticipate paying any cash dividends in the foreseeable future and therefore use an expected dividend yield of zero.
The assumptions used in our option-pricing model represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment. If factors change and different assumptions are used, our equity-based compensation expense could be materially different in the future.
EDR Replacement Awards
Following the consummation of the Endeavor Asset Acquisition, the Endeavor Asset Acquisition Agreement provides for the following treatment of EDR equity awards held by employees of the Businesses, independent contractors or former service providers:

•
Restricted Stock Units
. Each unvested EDR restricted stock unit held by an employee of the Businesses or independent contractor (i) outstanding as of the date of the Endeavor Asset Acquisition Agreement or (ii) granted thereafter in accordance with the Endeavor Asset Acquisition Agreement (each, an “EDR RSU”) will be assumed by TKO PubCo and substituted for 0.22 TKO restricted stock unit whose underlying is the Class A common stock (each, a “TKO RSU”), subject to similar terms and conditions, as dictated by the Endeavor Asset Acquisition Agreement.

•
The EDR Group will generally retain and be liable for (i) all Endeavor performance stock units, (ii) all options to purchase EDR class A common stock, and (iii) all Endeavor restricted stock units held by Former Service Providers and phantom and cash-settled equity-based awards.

Income Taxes
TKO Group Holdings, Inc. was incorporated as a Delaware corporation in March 2023. As the sole managing member of TKO OpCo, TKO Group Holdings, Inc. operates and controls all the business and affairs of UFC and WWE. TKO Group Holdings, Inc. is subject to corporate income taxes on its share of taxable income of TKO OpCo. TKO OpCo is treated as a partnership for U.S. federal income tax purposes and is therefore generally not subject to U.S. corporate income tax, other than entity-level income taxes in certain U.S. state and local jurisdictions. TKO OpCo’s foreign subsidiaries are subject to entity level taxes, and TKO OpCo’s U.S. subsidiaries are subject to foreign withholding taxes on sales in certain foreign jurisdictions which are included as a component of foreign current taxes. For the periods prior to the Endeavor Asset Acquisition, The Businesses did not file separate tax returns as they were included in the Endeavor tax return filings within the respective entities’ jurisdictions. The businesses primarily comprised of U.S. flowthrough entities not subject to U.S. corporate income taxes and have been reflected as such in these financial statements. Income taxes related to the Businesses reflected in the combined provision are attributable to U.S. regarded entities and foreign entities subject to tax in their respective jurisdictions. Further, such items such as net operating losses and credit carry-forwards may exist in the Businesses’ historical financial statements that may or may not exist in the future upon separation from Endeavor.
Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Significant factors considered by us in estimating the probability of the realization of deferred tax assets include expectations of future earnings and taxable income, as well as application of tax laws in the jurisdictions in which we operate. A valuation allowance is provided when we determine that it is “more likely than not” that a portion of a deferred tax asset will not be realized. Our deferred tax positions may change if our estimates regarding future realization of deferred tax assets were to change.
A minimum probability threshold for a tax position must be met before a financial statement benefit is recognized. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. The tax benefits ultimately realized by us may differ from those recognized in our financial statements based on a number of factors, including our decision to settle rather than litigate a matter, relevant legal precedent related to similar matters and our success in supporting its filing positions with taxing authorities.

17

We recognize interest and penalties related to unrecognized tax benefits on the income tax expense line in the combined statements of operations. Accrued interest and penalties are included in the related tax liability line in the combined balance sheet.
Consolidation
We typically consolidate entities in which we own more than 50% of the voting common stock and control operations, as well as variable interest entities (“VIE”) for which we are deemed the primary beneficiary.
Evaluating whether an entity in which we have a variable interest is a VIE and whether we are the primary beneficiary requires management to make significant judgments involving evaluating the fair value and capitalization of the investee along with the most significant activities of the entity and the party that has power over those activities.
Business Combinations
We account for our business combinations under the acquisition method of accounting. Identifiable assets acquired, liabilities assumed and any noncontrolling interest in the acquiree are recognized and measured as of the acquisition date at fair value. Additionally, contingent consideration is recorded at fair value on the acquisition date and classified as a liability. Goodwill is recognized to the extent by which the aggregate of the acquisition-date fair value of the consideration transferred and any non-controlling
interest in the acquiree exceeds the recognized basis of the identifiable assets acquired, net of assumed liabilities. Determining the fair value of assets acquired, liabilities assumed and non-controlling
interest requires management’s judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash flows, discount rates and asset lives, among other items. During the measurement period, which may be up to one year from the acquisition date, we may record adjustments, in the period in which they are determined, to the assets acquired and liabilities assumed with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recognized in the combined statements of operations.
Investments
We have various equity investments that we account for under the equity method, equity investments with readily determinable fair values and equity investments without readily determinable fair values. The fair value of these investments is dependent on the performance of the investee companies as well as volatility inherent in the external markets for these investments. In assessing the potential impairment of these investments, we consider these factors as well as the forecasted financial performance of the investees and market values, where available. If these forecasts are not met or market values indicate an other-than-temporary decline in value, impairment charges may be required. We also remeasure our equity investments without readily determinable fair values when there is an observable transaction in a similar class of security to our investment.
Non-Controlling
Interests
Non-controlling
interests in consolidated subsidiaries represent the component of common equity in consolidated subsidiaries held by third parties. Noncontrolling interests with redemption features, such as put options, that are redeemable outside of our control are considered redeemable non-controlling
interests and are classified as temporary equity on the combined balance sheet. Redeemable non-controlling
interests are recorded at the greater of carrying value, which is adjusted for the non-controlling
interests’ share of net income or loss, or estimated redemption value at each reporting period. Estimating the fair value or other redemption value requires management to make significant estimates and assumptions specific to each non-controlling
interest including revenue growth, profit margins, terminal value growth rates, discount rates under the income approach and other assumptions such as market multiples for comparable companies. These estimates and assumptions may vary between each redeemable non-controlling
interest depending on the facts and circumstances specific to that consolidated subsidiary.
Recent Accounting Pronouncements
See Note 3,
Recent Accounting Pronouncements
, to our audited combined financial statements included in this Current Report on Form
8-K
for further information on certain accounting standards that have been recently adopted or that have not yet been required to be implemented and may be applicable to our future operations.

18

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the shareholders and the Board of Directors of TKO Group Holdings, Inc.
Opinion on the Financial Statements
We have audited the accompanying combined balance sheets of TKO Group Holdings, Inc. and subsidiaries (the “Company”) as of December 31, 2023 and 2022, the related combined statements of operations, comprehensive (loss) income, stockholders’ equity/net parent investment, and cash flows, for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.
Endeavor Asset Acquisition
As discussed in Note 1 to the financial statements, the Company acquired the Professional Bull Riders, On Location, certain contracts associated with Wimbledon, Soccer and Stadia, SailGP, and Royal & Ancient Golf Club of St. Andrews, Mailman, and various events businesses, including Golf Events, Formula Drift, and International Figure Skating (collectively, the “Businesses”), in a common control acquisition on February 28, 2025. As a result, the net assets of the Businesses were combined with those of the Company at their historical carrying amounts and the companies were presented on a combined basis for historical periods because they were under common control for all periods presented.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Deloitte & Touche LLP
New York, New York
February 27, 2024 (February 26, 2025, as to Note 19) (March 19, 2025, as to the common control acquisition of the Businesses as described in Note 1)
We began serving as the Company’s auditor in 2016. In 2024 we became the predecessor auditor.

TKO GROUP HOLDINGS, INC.
Combined Balance Sheets
(In thousands, except share and per share data)

	As of December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$360,679	$304,936
Restricted cash	11,167	11,062
Accounts receivable (net of allowance for doubtful accounts of $22,537 and $18,108, respectively)	358,260	285,562
Deferred costs	546,657	185,286
Other current assets	350,712	188,304

Total current assets	1,627,475	975,150

Property, buildings and equipment, net	693,033	231,637
Intangible assets, net	3,989,630	946,901
Finance lease right-of-use assets, net	266,258	10,359
Operating lease right-of-use assets, net	75,091	63,590
Goodwill	8,444,400	3,388,009
Investments	78,486	61,606
Other assets	216,720	181,423

Total assets	$15,391,093	$5,858,675

Liabilities, Non-controlling Interests and Stockholders’ Equity/Net Parent Investment
Current liabilities:
Accounts payable	$213,959	$204,513
Accrued liabilities	422,281	253,618
Current portion of long-term debt	22,833	23,226
Current portion of finance lease liabilities	10,299	1,486
Current portion of operating lease liabilities	17,089	9,986
Deferred revenue	673,357	368,906
Other current liabilities	28,285	24,283

Total current liabilities	1,388,103	886,018

Long-term debt	2,716,638	2,738,718
Long-term finance lease liabilities	253,610	9,151
Long-term operating lease liabilities	64,585	59,176
Deferred tax liabilities	425,609	59,117
Other long-term liabilities	91,265	146,568

Total liabilities	4,939,810	3,898,748

Commitments and contingencies (Note 21)	—	—
Redeemable non-controlling interests	11,594	9,908
Stockholders’ Equity/Net Parent Investment:
Class A common stock: ($0.00001 par value; 5,000,000,000 shares authorized; 82,292,902 and 0 shares issued and outstanding as of December 31, 2023 and December 31, 2022, respectively)	1	—
Class B common stock: ($0.00001 par value; 5,000,000,000 shares authorized; 89,616,891 and 0 shares issued and outstanding as of December 31, 2023 and December 31, 2022, respectively)	1	—
Net parent investment	—	2,025,794
Additional paid-in capital	4,244,537	—
Accumulated other comprehensive loss	(332)	(69,889)
Accumulated deficit	(135,227)	—

Total TKO Group Holdings, Inc. stockholders’ equity / net parent investment	4,108,980	1,955,905

Nonredeemable non-controlling interests	6,330,709	(5,886)

Total stockholders’ equity / net parent investment	10,439,689	1,950,019

Total liabilities, redeemable non-controlling interests and stockholders’ equity / net parent investment	$15,391,093	$5,858,675

See accompanying notes to combined financial statements

F-
3

TKO GROUP HOLDINGS, INC.
Combined Statements of Operations
(In thousands, except share and per share data)

	Year Ended December 31,
	2023	2022
Revenue	$3,224,796		$2,674,032
Operating expenses:
Direct operating costs	1,576,759		1,370,450
Selling, general and administrative expenses	1,026,677		637,109
Depreciation and amortization	224,051		133,619
Impairment charges	21,529		—

Total operating expenses	2,849,016		2,141,178

Operating income	375,780		532,854
Other income (expense):
Interest expense, net	(229,605)		(134,084)
Other income (expense), net	20,808		(30,685)

Income before income taxes and equity earnings of affiliates	166,983		368,085
Provision for income taxes	33,196		15,895

Income before equity earnings of affiliates	133,787		352,190
Equity earnings of affiliates, net of tax	(9,212)		(7,388)

Net income	142,999		359,578
Less: Net (loss) income attributable to non-controlling interests	(80,477)		15,211
Less: Net income attributable to TKO Operating Company, LLC and the Businesses prior to the Transactions	258,703		344,367

Net loss attributable to TKO Group Holdings, Inc.	$(35,227)		$—

Basic and diluted net loss per share of Class A common stock (1)	$(0.43)	$	N/A
Weighted average number of common shares used in computing basic and diluted net loss per share	82,808,019		N/A

(1)
Basic and diluted net loss per share of Class A common stock is applicable only for the period from September 12, 2023 through December 31, 2023, which is the period following the Transactions (as defined in Note 1 to the audited combined financial statements). See Note 12 for the calculation of the number of shares used in computation of net loss per share of Class A common stock and the basis for computation of net loss per share.

See accompanying notes to combined financial statements

F-
4

TKO GROUP HOLDINGS, INC.
Combined Statements of Comprehensive (Loss) Income
(In thousands)

	Year Ended December 31,
	2023	2022
Net income	$142,999	$359,578
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	9,654	(35,907)
Cash flow hedges:
Change in net unrealized (losses) gains	(279)	4,866
Amortization of cash flow hedge fair value to net income	(304)	(304)

Total comprehensive income, net of tax	152,070	328,233
Less: Comprehensive (loss) income attributable to non-controlling interests	(72,945)	15,211
Less: Comprehensive income attributable to TKO Operating Company, LLC and the Businesses prior to the Transactions	260,337	313,022

Comprehensive loss attributable to TKO Group Holdings, Inc.	$(35,322)	$—

See accompanying notes to combined financial statements

TKO GROUP HOLDINGS, INC.
Combined Statements of Stockholders’ Equity/Net Parent Investment
(In thousands)

		Common Stock				Additional	Accumulated Other		Total TKO Group Holdings, Inc. Stockholders’ Equity/	Non- redeemable	Total Stockholders’ Equity/
	Net Parent	Class A		Class B		Paid - in	Comprehensive	Accumulated	Net Parent	Non-controlling	Net Parent
	Investment	Shares	Amount	Shares	Amount	Capital	(Loss) Income	Deficit	Investment	Interests	Investment
Balance, December 31, 2021	$2,514,884	—	$—	—	$—	$—	$(38,544)	$—	$2,476,340	$36,792	$2,513,132
Comprehensive income	344,367	—	—	—	—	—	(31,345)	—	313,022	13,464	326,486
Accretion of redeemable non-controlling interests	1,539	—	—	—	—	—	—	—	1,539	—	1,539
Distributions to investors	—	—	—	—	—	—	—	—	—	(632)	(632)
Net transfers to parent	(834,996)	—	—	—	—	—	—	—	(834,996)	(55,510)	(890,506)

Balance, December 31, 2022	$2,025,794	—	$—	—	$—	$—	$(69,889)	$—	$1,955,905	$(5,886)	$1,950,019
Comprehensive income (loss) prior to reorganization and acquisition	258,703	—	—	—	—	—	1,634	—	260,337	1,294	261,631
Distributions to investors prior to reorganization and acquisition	—	—	—	—	—	—	—	—	—	(631)	(631)
Net transfers to parent prior to reorganization and acquisition	(165,536)	—	—	—	—	—	—	—	(165,536)	—	(165,536)
Effects of reorganization and acquisition	(2,118,961)	83,161	1	89,617	1	4,166,883	68,018	—	2,115,942	6,299,882	8,415,824
Comprehensive (loss) income subsequent to reorganization and acquisition	—	—	—	—	—	—	(95)	(35,227)	(35,322)	(75,925)	(111,247)
Distributions to investors subsequent to reorganization and acquisition	—	—	—	—	—	—	—	—	—	(36,897)	(36,897)
Net transfers from parent subsequent to reorganization and acquisition	—	—	—	—	—	—	—	—	—	166,968	166,968
Equity impacts of deferred taxes arising from changes in ownership	—	—	—	—	—	2,038	—	—	2,038	—	2,038
Stock issuances and other, net	—	265	—	—	—	16	—	—	16	—	16
Repurchase of Class A common stock	—	(1,309)	—	—	—	—	—	(100,000)	(100,000)	—	(100,000)
Conversions of convertible debt	—	176	—	—	—	4,226	—	—	4,226	—	4,226
Equity-based compensation	—	—	—	—	—	38,471	—	—	38,471	—	38,471
Principal stockholder contributions	—	—	—	—	—	14,807	—	—	14,807	—	14,807
Equity reallocation between controlling and non-controlling interests	—	—	—	—	—	18,096	—	—	18,096	(18,096)	—

Balance, December 31, 2023	$—	82,293	$1	89,617	$1	$4,244,537	$(332)	$(135,227)	$4,108,980	$6,330,709	$10,439,689

See accompanying notes to combined financial statements

F-
6

TKO GROUP HOLDINGS, INC.
Combined Statements of Cash Flows
(In thousands)

	Year Ended December 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$142,999	$359,578
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	224,051	133,619
Amortization and impairments of content costs	24,972	15,099
Impairment charges	21,529	—
Amortization and write-off of original issue discount and deferred financing costs	10,589	10,635
Equity-based compensation	64,512	31,598
Distributions from affiliates	6,499	6,953
Change in fair value of financial instruments	(5,722)	1,008
Change in fair value of contingent liabilities	2,012	62
Net (gain) loss on foreign currency transactions	(12,731)	16,612
Equity income from affiliates	(9,212)	(7,388)
Gain on disposal of assets	—	(5,875)
Income taxes	(10,122)	(17,550)
Net provision for allowance for doubtful accounts	5,879	(3,224)
Other, net	1,377	1,100
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	30,446	(104,895)
Other current assets	(61,408)	(49,025)
Other noncurrent assets	(112,300)	(27,323)
Deferred costs	(269,503)	979
Accounts payable and accrued liabilities	24,859	13,809
Deferred revenue	142,464	(24,532)
Other liabilities	44,970	43,520

Net cash provided by operating activities	266,159	394,760

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition, net of cash acquired	—	(3,873)
Purchases of property, buildings and equipment and other assets	(93,753)	(43,102)
Investments in affiliates, net	(735)	(875)
Cash acquired from WWE	381,153	—
Payment of deferred consideration in the form of a dividend to former WWE shareholders	(321,006)	—
Distributions from affiliates	485	141
Related party loans receivable	(2,122)	—
Other, net	—	15

Net cash used in investing activities	(35,978)	(47,694)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of contingent consideration related to acquisitions	(1,747)	(2,204)
Net transfers to parent	(43,294)	(962,581)
Distributions of non-controlling interests	(839)	(632)
Related party loans payable	311	—
Proceeds from borrowings	142,913	—
Repayment of long-term debt	(176,963)	(83,074)
Redemption of profit units	—	(2,877)
Repurchase of Class A common stock	(100,000)	—
Payments for financing costs	(286)	—
Proceeds from principal stockholder contributions	5,807	—

Net cash used in financing activities	(174,098)	(1,051,368)

Effects of exchange rate movements on cash	(235)	(11,595)
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	55,848	(715,897)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD	315,998	1,031,895

CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD	$371,846	$315,998

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$227,137	$118,532
Cash payments for income taxes	$25,638	$19,765
NON-CASH INVESTING AND FINANCING TRANSACTIONS:
Purchases of property and equipment recorded in accrued expenses and accounts payable	$25,376	$5,074
Accretion of redeemable non-controlling interests	$—	$(1,539)
Acquisition of WWE, net of deferred consideration	$8,111,055	$—
Capital contribution from parent for equity-based compensation	$18,638	$23,744
Contingent consideration provided in connection with acquisitions	$—	$873
Parent buyout of non-controlling interests	$—	$55,882
Investment in affiliates received for business of divestiture	$—	$5,875
Principal stockholder contributions	$9,000	$—
Convertible notes exchanged for common stock	$4,226	$—
See accompanying notes to combined financial statements

F-
7

1. DESCRIPTION OF BUSINESS
TKO Group Holdings, Inc. (the “Company” or “TKO”) was incorporated as a Delaware corporation in March 2023, under the name New Whale Inc., and was formed for the purpose of facilitating the business combination of the Ultimate Fighting Championship (“UFC”) and World Wrestling Entertainment, LLC (f/k/a World Wrestling Entertainment, Inc.) (“WWE”) businesses under TKO Operating Company, LLC (f/k/a Zuffa Parent, LLC) (“Zuffa” or “TKO OpCo”), which owns and operates the UFC and WWE businesses (the “Transactions”), as contemplated within the Transaction Agreement, dated as of April 2, 2023, by and among Endeavor Group Holdings, Inc. (“Endeavor” or “EGH”), Endeavor Operating Company, LLC, TKO OpCo, WWE, TKO, and Whale Merger Sub Inc. (the “Transaction Agreement”). On September 12, 2023, the Transactions were completed with the newly-formed TKO combining the UFC and WWE businesses. See Note 4,
Acquisition of WWE
, for further details. Under the terms of the Transaction Agreement, (A) EGH and/or its subsidiaries received (1) a 51.0% controlling non-economic
voting interest in TKO on a fully-diluted basis and (2) a 51.0% economic interest in the operating subsidiary on a fully diluted basis, TKO OpCo, which owns all of the assets of the UFC and WWE businesses, and (B) the stockholders of WWE received (1) a 49.0% voting interest in TKO on a fully diluted basis and (2) a 100% economic interest in TKO, which in turn holds a 49.0% economic interest in TKO OpCo on a fully diluted basis.
TKO OpCo is the accounting acquirer and predecessor to TKO. Financial results and information included in the accompanying combined financial statements include (1) prior to the consummation of the Transactions, financial results and information of Zuffa and its combined subsidiaries, which includes UFC and its subsidiaries, and (2) after the consummation of the Transactions, financial results and information of TKO Group Holdings, Inc., and its combined subsidiaries, which includes UFC and WWE and their respective subsidiaries.
Unless the context suggests otherwise, references to the “Company” or “TKO” refer to Zuffa and its combined subsidiaries prior to the consummation of the Transactions and to TKO Group Holdings, Inc. and its combined subsidiaries after the consummation of the Transactions.
Endeavor Asset Acquisition
On February 28, 2025, TKO OpCo and TKO Group Holdings, Inc., a Delaware corporation (together with TKO OpCo, the “TKO Parties”), completed the acquisition of the Professional Bull Riders (“PBR” or “PBR Business”), On Location (“OLE Business” or “OLE”), certain contracts associated with Wimbledon, Soccer and Stadia, SailGP, and Royal & Ancient Golf Club of St. Andrews (“R&A”), (collectively referred to as the “IMG Media Business,” “IMG Media” or “IMG”), Mailman and various events businesses, including Golf Events, Formula Drift, and International Figure Skating (collectively, the “Businesses”), pursuant to the Transaction Agreement, dated as of October 23, 2024 (as amended, the “Endeavor Asset Acquisition Agreement”), by and among the TKO Parties, Endeavor Operating Company, LLC (“EOC”), a Delaware limited liability company and subsidiary of Endeavor, IMG Worldwide, LLC, a Delaware limited liability company (“IMG Worldwide” and, together with EOC, the “EDR Parties”), and Trans World International, LLC, a Delaware limited liability company and subsidiary of Endeavor (“TWI”) (the “Endeavor Asset Acquisition”). In connection with the Endeavor Asset Acquisition Agreement the TKO Parties acquired the Businesses for a total consideration of approximately $3.25 billion plus a $50
million purchase price adjustment (based on the volume-weighted average sales price of TKO PubCo Class A Common Stock for the twenty five trading days ending on October 23, 2024). Endeavor received approximately
26.54 million
common units of TKO and subscribed for an equal number of shares of TKO’s Class B Common Stock.
On February 28, 2025, prior to the close of the Endeavor Asset Acquisition, Endeavor through its subsidiaries, had controlled approximately 54% of the voting interests in TKO through its ownership of both Class A common stock and Class B common stock. Upon the consummation of the close of the Endeavor Asset Acquisition, Endeavor through its subsidiaries, controlled approximately 61% of the voting interest in TKO. The Endeavor Asset Acquisition was treated as a merger between entities under common control, as Endeavor controls both TKO and the Businesses. Therefore, as a result of the Endeavor Asset Acquisition, the net assets of the Businesses were combined with those of TKO at their historical carrying amounts and the companies were presented on a combined basis for historical periods because they were under common control for all periods presented.
TKO is a premium sports and entertainment company which operates leading combat sports and sports entertainment brands. The Company monetizes its media and content properties through four principal activities: (i) Media rights, production and content, (ii) Live events and hospitality, (iii) Sponsorship, and (iv) Consumer products licensing and other.
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying recast combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) for reporting financial information.
With respect to the historical financial data of the Businesses included within these recast combined financial statements, the historical financial data has been derived from the historical combined financial statements and accounting records of Endeavor and were prepared on a standalone basis in accordance with GAAP and may not be indicative of what they would have been had the Business been independent standalone companies, nor are they necessarily indicative of the Businesses’ future financial data.

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The Businesses include Endeavor’s assets and liabilities that are specifically identifiable or otherwise attributable to the Businesses, including subsidiaries and/or joint ventures relating to the Businesses in which Endeavor has a controlling financial interest. The assets, liabilities, revenue and expenses of the Businesses have been reflected in these recast combined financial statements on a historical cost basis, as included in the combined financial statements of Endeavor, using the historical accounting policies applied by Endeavor. Cash and cash equivalents held by Endeavor at the corporate level were not attributable to the Businesses for any of the periods presented due to Endeavor’s centralized approach to cash management and the financing of its operations. Only cash amounts held by entities for which the Businesses have legal title are reflected in the balance sheets. Transfers of cash, both to and from Endeavor’s centralized cash management system, are reflected as a component of Net parent investment in the balance sheets and as financing activities in the accompanying statements of cash flows. Endeavor’s debt was not attributed to the Businesses for any of the periods presented because Endeavor’s borrowings are not the legal obligation of the Businesses.
The Businesses include all revenues and costs directly attributable to the Businesses and reflect allocations of certain Endeavor corporate, infrastructure and shared services expenses, including centralized research, legal, human resources, payroll, finance and accounting, employee benefits, real estate, insurance, information technology, telecommunications, treasury, events and other expenses. The allocations may not, however, reflect the expense the Businesses would have incurred as standalone companies for the periods presented. These costs also may not be indicative of the expenses that the Businesses will incur in the future or would have incurred if the Businesses had obtained these services from a third party.
The historical financial data presented includes the recast combined results of operations of TKO and the Businesses for all periods presented.
Principles of Combination
The combined financial statements include the accounts of TKO and the Businesses and their wholly-owned subsidiaries and other subsidiaries in which a controlling voting interest is maintained, which is typically present when the Company owns a majority of the voting interest in an entity and the non-controlling
interests do not hold any substantive participating rights. In addition, the Company evaluates its relationships with other entities to identify whether they are variable interest entities as defined by Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 810,
Consolidation
, and to assess whether it is the primary beneficiary of such entities. If the determination is made that the Company is the primary beneficiary, then that entity is combined. All intercompany transactions and balances have been eliminated.
Non-controlling
interest in subsidiaries are reported as a component of equity or temporary equity in the combined balance sheets with disclosure of the net income (loss) and comprehensive income (loss) attributable to the Company and the non-controlling
interests on the combined statements of operations and the combined statements of comprehensive income (loss). The equity method of accounting is used for investments in affiliates and joint ventures where the Company has significant influence over operating and financial policies but not control. Investments in which the Company does not have significant influence over operating and financial policies are accounted for either at fair value if the fair value is readily determinable or at cost, less impairment, adjusted for subsequent observable price changes if the fair value is not readily determinable.
TKO is the sole managing member of TKO OpCo and maintains a controlling financial interest in TKO OpCo. As sole managing member, the Company operates and controls all of the business affairs of TKO OpCo. As a result, the Company is the primary beneficiary and thus consolidates the financial results of TKO OpCo and reports a non-controlling
interest representing the economic interest in TKO OpCo held by the other members of TKO OpCo. As of December 31, 2023, the Company owned 47.9% of TKO OpCo.
Use of Estimates
The preparation of combined financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported and disclosed in the combined financial statements and the accompanying disclosures.
Significant accounting policies that contain subjective management estimates and assumptions include those related to revenue recognition, allowance for doubtful accounts, recoverability of deferred costs, content cost amortization and impairment, the fair value of acquired assets and liabilities associated with acquisitions, the fair value of the Company’s reporting units and the assessment of goodwill, other intangible assets and long-lived assets for impairment, determination of useful lives of intangible assets and long-lived assets acquired, the fair value of equity-based compensation, leases, income taxes and contingencies.
Management evaluates these estimates using historical experience and other factors, including the general economic environment and actions it may take in the future. The Company adjusts such estimates when facts and circumstances dictate. However, these estimates may involve significant uncertainties and judgments and cannot be determined with precision. In addition, these estimates are based on management’s best judgment at a point in time and as such, these estimates may ultimately differ from actual results. Changes in estimates resulting from weakness in the economic environment or other factors beyond the Company’s control could be material and would be reflected in the Company’s combined financial statements in future periods.

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Revenue Recognition
Under ASC Topic 606,
Revenue from Contracts with Customers
(“ASC Topic 606”), our sales revenue is recognized when products are delivered or as services are performed. Revenue is recognized when control of the promised goods or services is transferred to our customers either at a point in time or over time, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. For contracts which have more than one performance obligation the total contract consideration is allocated based on management’s estimate of each performance obligation’s relative stand-alone selling price. The variable consideration in the Company’s contracts earned from licensing intellectual property and commissions, as well as pay-per-view
programming revenue and consumer product licensing revenue, is recognized in accordance with the sales or usage-based royalties exception under ASC 606. The variability of sales or usage-based royalties will be resolved in the periods when the licensee generates sales related to the intellectual property license.
The Company enters into many arrangements that require the Company to determine whether it is acting as a principal or an agent. This determination involves judgment and requires evaluation as to whether the Company controls the goods or services before they are transferred to the customer. As part of this analysis, the Company considers if it is primarily responsible for fulfillment and acceptability of the goods or services, if it has the inventory risk before or after the transfer to the customer, and if the Company has discretion in establishing prices.
Our payment terms vary by the type of products or services offered, and are generally subject to contractual payment terms, which may include advance payment requirements. The time between invoicing and when payment is due is not significant. Our contracts with customers do not result in significant obligations associated with returns, refunds or warranties. Our revenues do not include material amounts of variable consideration other than the sales or usage-based royalties earned related to our consumer product licensing and certain media rights and content contracts which are subject to contractual payment terms.
The following are the primary sources of revenue earned by the Company:
Media Rights, Production and Content
Broadcast rights fees received from distributors of the Company’s live event and television programming, both domestically and internationally, are recorded when the live event or program has been delivered and is available for distribution. Certain of the Company’s media rights are typically sold in multi-year arrangements and are generally comprised of multiple performance obligations that involve the allocation of transaction price based on the relative stand-alone selling price of each performance obligation. The Company uses both the full rights buy-out
model and commission model for sales of media and broadcast rights for live entertainment and sporting event programming on behalf of other media rights owners. Under the full rights buy-out
model related to media sales, the Company is acting as a principal, the Company generally will enter into an agreement with the underlying media rights owner to license the media rights prior to negotiating license arrangements with customers, primarily broadcasters and other media distributors. Upon licensing the media rights from the rights owner, the Company obtains control of the rights and has the ability to obtain substantially all the remaining economic benefits of the rights. The Company is also obligated to pay the media rights owner the license fee regardless of the Company’s ability to monetize the rights. The Company has discretion in negotiating licensee fees with customers and it retains customer credit risk. The Company recognizes the customer license fees as revenue and the consideration paid to the rights holders for the acquisition of the rights as a direct operating cost. The satisfaction of the performance obligation depends on the number and timing of events delivered and is satisfied when the events take place. In the commission model related to media rights sales, the Company does not obtain control of the underlying rights, the Company earns a commission equal to a stated percentage of the license fees for the rights distributed. As the Company does not obtain control of the underlying media rights, the Company recognizes the sales commission as revenue. Commission revenue related to media rights sales is recognized when the underlying content becomes available for view or telecast and has been accepted by the customer. The Company’s performance obligation generally includes distributing the live video feed and revenue is typically recognized on an event basis. The Company uses its estimate of stand-alone selling price to allocate transaction price. Any advance payments received from customers are deferred upon collection and recognized into revenue as content is delivered.

Revenue from the Company’s
pay-per-view
programming is recognized when the event is aired and, for those contracts with variable fees, is based upon its initial estimate of the number of buys achieved. This initial estimate is based on preliminary buy information received from certain pay-per-view
distributors and any adjustments to the estimated amounts are recorded when final information is received.
Pay-per-view
programming is distributed through cable, satellite, and digital providers to residential and commercial establishments. The Company’s customer is the cable, satellite, and certain digital providers on residential buys and the Company records its royalties earned on the sales of pay-per-view
programming. For other residential buys through
UFC-branded
digital platforms, the Company’s customer is the end user, and the Company records the amount paid by the end customer. On

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commercial buys, the Company recognizes the amount paid by the establishment. The Company owns and operates its own over-the-top
(“OTT”) platforms, UFC FIGHT PASS, WWE Network and PBR Ride Pass that engage customers through a monthly subscription-based model. Access to UFC FIGHT PASS, WWE Network, PBR Ride Pass is provided to subscribers and revenue is recognized ratably over each paid monthly membership period. Revenue for UFC FIGHT PASS, WWE Network, PBR Ride Pass is deferred for subscriptions paid in advance until earned. The Company recognizes revenue for UFC FIGHT PASS, WWE Network, and PBR Ride Pass gross of third-party distributor fees as the Company is the principal in the arrangement.
Revenue from production services of live entertainment and sporting events is recognized at the time of the event on a per event basis. Revenue from production of editorial video content is recognized when the content is delivered to and accepted by the customer and the license period begins. Customers for the Company’s production services include broadcast networks, sports federations and independent content producers.
Live Events and Hospitality
The Company generates revenue through ticket sales and participation entry fees, site fees, hospitality sales, and management fees each of which may represent a distinct performance obligation or may be bundled into an experience package.
Live event revenue consists of ticket and VIP package sales for events at third-party venues, each of which generally represents distinct performance obligations. The Company allocates the transaction price to all performance obligations contained within an event based on their relative stand-alone selling price. Controlled event revenue (owned or licensed) is generally recognized for each performance obligation over the course of the event, multiple events, or contract term in accordance with its respective revenue stream. For services related to third-party controlled events, the Company’s customer is the third-party event owner. The Company earns fixed and/or variable commission revenue for ticket sales, collection of participation entry fees, hospitality sales or sponsorship sales on behalf of an event owner. For these arrangements, the Company recognizes as revenue the stated percentage of commissions due from the event owner (i.e. not the gross ticket sales/earnings from the event itself) as sales are completed, as the Company is acting as an agent of the event owner. Revenue for ticket sales, participation entry fees, site fees, and hospitality sales collected in advance of the event is recorded as deferred revenue until the event occurs. For controlled events, the Company recognizes revenue gross of third-party commissions and fees as the Company is the principal in the arrangement.
The Company’s bundled experience packages may include individual tickets, experiential hospitality, hotel accommodation and transportation. For these experience packages, the Company recognizes revenue at the event date when all of the package components have been delivered to the customer. The Company defers the revenue and cost of revenue on experience packages until the date of the event. The Company also offers event management services, assisting third-party event owners with live event production and hospitality, and earns fixed fees or variable profit participation commissions, recognizing revenue over the event, multiple events, or contract term.
Sponsorships
Through our sponsorship packages, the Company offers our customers a full range of promotional vehicles, including arena and octagon signage, digital and broadcast content, on-air
announcements, special appearances by fighters and talent as well as other forms of advertisement. The Company allocates the transaction price to all performance obligations contained within a sponsorship arrangement based upon their relative standalone selling price. Standalone selling prices are determined generally based on a rate card used to determine pricing for individual components. After allocating revenue to each performance obligation, the Company recognizes sponsorship revenue when the promotional services are delivered. Revenue is primarily recognized gross of third-party commissions and fees as the Company is the principal in the arrangement. Our control is evidenced by our sole ability to monetize the sponsorship inventory and being primarily responsible to our customers.
Consumer Products Licensing and Other
Revenue is derived from licensing the Company’s logos, trade names, trademarks and related symbolic intellectual property to third party manufacturers and distributors of branded merchandise. Revenue is recognized based on the Company’s estimates of sales that occurred with subsequent adjustments recognized upon receipt of a statement or other information from the customer. Many licensing agreements include minimum guarantees, which set forth the minimum royalty to be paid to the Company during a given contract year. The Company will recognize the minimum guarantee revenue ratably over its related royalty period until such point that it is more likely than not that the total revenue during the royalty period will exceed the minimum royalty. If during the royalty period, management determines that total revenue will exceed the minimum royalty, the revenue recognized during each reporting period will reflect royalties earned on the underlying product sales.

Direct Operating Costs
Direct operating costs primarily include expenses associated with production of events and experiences, event ticket sales, and fees for media rights. This includes required payments related to media sales agency contracts when minimum sales guarantees are not met, expenses associated with our athletes and talent, production, marketing, venue costs related to the Company’s live events, and commissions and direct costs with distributors, as well as certain service fees paid to Endeavor.
Selling, General and Administrative Expenses
Selling, general and administrative expenses primarily include personnel costs as well as rent, travel, professional service costs and other overhead required to support the Company’s operations and corporate structure, including certain service fees paid to Endeavor.
Cash and Cash Equivalents
Cash and cash equivalents include demand deposit accounts and highly liquid money market accounts with original maturities of three months or less at the time of purchase.
Restricted Cash
Restricted cash primarily includes cash restricted as to withdrawal or usage under the terms of a contractual agreement.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. Cash and cash equivalents are maintained with various major banks and other high-quality financial institutions. The Company periodically evaluates the relative credit standings of these banks and financial institutions. The Company’s accounts receivable are typically unsecured and a significant portion relates to trade receivables for events from various distributors, who collect and remit payments to the Company from individual operators as well as large broadcast and cable television and streaming networks with whom the Company licenses content. Significant portions of trade receivables also relate to third party venues.
As of December 31, 2023 and December 31, 2022 there were no
customers that accounted for 10% or more of the Company’s accounts receivable. For the years ended December 31, 2023 and 2022, there was one customer who accounted for more than 10% of the Company’s revenue.
Derivative Instruments and Hedging Activities
The Company uses interest rate swaps to manage exposure to the risk associated with interest rates on variable rate borrowings. The Company does not use derivatives for trading or speculative purposes. The Company recognizes derivative financial instruments at fair value as either assets or liabilities in the combined balance sheets.
The accounting for changes in fair value (i.e., gains or losses) of the interest rate swap agreements depends on whether they have been designated and qualify as part of a hedging relationship and the type of hedging relationship. Changes in the fair value of derivative instruments accounted for as cash flow hedges are recorded as a component of accumulated other comprehensive income (loss) until the hedged item affects earnings. For derivatives not designated as cash flow hedges, changes in fair value are recognized in earnings. The combined statement of operations includes the impact of Endeavor’s derivative financial instruments designated as cash flow hedges to manage foreign currency risk, which have been allocated to the Businesses based on its pro rata share of gross profit.
The Businesses participate in certain foreign currency risk programs administered by Endeavor. The hedging activity allocated to the Businesses is for the management of the Businesses’ forecasted foreign currency expenses. The Businesses generally participates in a centralized foreign currency hedging program managed by Endeavor rather than independently executing derivative financial instruments, but it does enter into forward foreign exchange contracts specifically for the IMG segment to economically hedge certain foreign currency risks. The Company evaluates whether its derivative financial instruments qualify for hedge accounting at the inception of the contract, and the Company determined the financial instruments are not designated for hedge accounting. The fair value of the derivative financial instrument is recorded in the Combined Balance Sheets. Changes in the fair value of the derivative financial instruments that are not designated for hedge accounting are reflected in the Combined Statements of Operations.
In certain circumstances, the Company enters into contracts that are settled in currencies other than the functional or local currencies of the contracting parties. Accordingly, these contracts consist of the underlying operational contract and an embedded foreign currency derivative element. Hedge accounting is not applied to the embedded foreign currency derivative element. See note 9,
Financial Instruments
, for further discussion of the Company’s financial instruments.
Foreign Currency
The Company has operations outside of the United States. Therefore, changes in the value of foreign currencies affect the combined financial statements when translated into U.S. Dollars. The functional currency for substantially all subsidiaries outside the U.S. is the local currency. Financial statements for these subsidiaries are translated into U.S. Dollars at period end exchange rates as to the assets and liabilities and monthly average exchange rates as to revenue, expenses and cash flows. For these countries, currency translation adjustments are recognized in shareholders’ equity as a component of accumulated other comprehensive (loss) income, whereas transaction gains and losses are recognized in other income (expense), net in the combined statements of operations. The Company recognized realized and unrealized foreign currency transaction gain of $14.8 million and realized and unrealized foreign currency transaction loss of $33.4 million for the years ended December 31, 2023 and 2022 respectively.

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Accounts Receivable
Accounts receivable are recorded at net realizable value. Accounts receivable are presented net of an allowance for doubtful accounts, which is an estimate of expected losses. In determining the amount of the reserve, the Company makes judgments about the creditworthiness of significant customers based on known delinquent activity or disputes and ongoing credit evaluations in addition to evaluating the historical loss rate on the pool of receivables. Accounts receivable includes unbilled receivables, which are established when revenue is recognized, but due to contractual restraints over the timing of invoicing, the Company does not have the right to invoice the customer by the balance sheet date.
Receivables Purchase Agreement
Cash received from certain receivables of the Company are required to be swept to Endeavor to repay amounts outstanding under Endeavor’s receivables purchase agreement. This agreement was entered into in January 2020 to monetize amounts invoiced under a media rights agreement by transferring these amounts to a third party on a nonrecourse basis. As of December 31, 2023 and 2022, amounts outstanding under Endeavor’s receivables purchase agreement were $4.7 million and $28.2 million, respectively.
Deferred Costs
Deferred costs principally relate to payments made to third-party vendors in advance of events taking place, hospitality prepayments, upfront contractual payments and prepayments on media and licensing rights fees and advances for content production or overhead costs. These costs are recognized when the event takes place or over the respective period of the media and licensing rights.
Property, Buildings and Equipment
Property, buildings and equipment are stated at historical cost less accumulated depreciation. Depreciation is charged against income over the estimated useful lives of the assets using the straight-line method. The estimated useful lives of property and equipment are as follows:

Years
Buildings	35 - 40 years
Leasehold improvements	Lesser of useful life or lease term
Furniture, fixtures, office and other equipment	2 - 28.5 years
Production equipment	3 - 7 years
Computer hardware and software	2 - 5 years
Costs of normal repairs and maintenance are charged to expense as incurred.
Leases
The Company determines whether a contract contains a lease at contract inception. The Company has elected the short-term lease exemption, whereby leases with initial terms of one year or less are not capitalized and instead expensed generally on a straight-line basis over the lease term. The Company has also elected to not separate lease components from non-lease
components across all lease categories. Instead, each separate lease component and non-lease
component are accounted for as a single lease component. The Company is primarily a lessee with a lease portfolio comprised mainly of real estate and equipment leases. The right-of-use
asset and lease liability are measured at the present value of the future minimum lease payments, with the right-of-use
asset being subject to adjustments such as initial direct costs, prepaid lease payments and lease incentives. Due to the rate implicit in each lease not being readily determinable, the Company uses its incremental collateralized borrowing rate or Endeavor’s incremental collateralized borrowing rate to determine the present value of the lease payments. The lease term includes periods covered by options to extend when it is reasonably certain the Company will exercise such options as well as periods subsequent to an option to terminate the lease if it is reasonably certain the Company will not exercise the termination option. Operating lease costs are recognized on a straight-line basis over the lease term. For finance leases, the Company records interest expense on the lease liability and straight-line amortization of the right-of-use
asset over the lease term. Variable lease costs are recognized as incurred.

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3

Business Combinations
The Company accounts for acquisitions in which it obtains control of one or more businesses as a business combination. The purchase price of the acquired businesses, including management’s estimation of the fair value of any contingent consideration, is allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. The excess of the purchase price over those fair values is recognized as goodwill. During the measurement period, which may be up to one year from the acquisition date, the Company may record adjustments, in the period in which they are determined, to the assets acquired and liabilities assumed with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recognized in the combined statements of operations.
Goodwill
Goodwill is tested annually as of October 1 for impairment and at any time upon the occurrence of certain events or substantive changes in circumstances that indicate the carrying amount of goodwill may not be recoverable. The Company has the option to perform a qualitative assessment to determine if an impairment is “more likely than not” to have occurred. If the Company can support the conclusion that the fair value of a reporting unit is greater than its carrying amount under the qualitative assessment, the Company would not need to perform the quantitative impairment test for that reporting unit. If the Company cannot support such a conclusion or the Company does not elect to perform the qualitative assessment, then the Company must perform the quantitative impairment test. When the Company performs a quantitative test, it records the amount of goodwill impairment, if any, as the excess of a reporting unit’s carrying amount over its fair value, not to exceed the total amount of goodwill allocated to the reporting unit. Charges resulting from an impairment test are recorded in impairment charges in the combined statements of operations.
Goodwill attributable to the Businesses was recorded on the basis of Endeavor’s reporting units. The goodwill amounts carry with them the results of Endeavor’s impairment tests, akin to a reorganization of reporting units of Endeavor for which U.S. GAAP does not require retrospective testing of goodwill under the reorganized structure.
Intangible Assets
Intangible assets consist primarily of trade names and customer relationships. Intangible assets with finite lives are recorded at their estimated fair value at the date of acquisition and are amortized over their estimated useful lives using the straight-line method.
The estimated useful lives of finite-lived intangible assets are as follows:

Years
Trademarks and trade names	2 - 26 years
Customers relationships	2 - 22 years
Internally developed technology	2 - 15 years
Other	2 - 12 years
For intangible assets that are amortized, the Company evaluates assets for recoverability when there is an indication of potential impairment or when the useful lives are no longer appropriate. If the undiscounted cash flows from a group of assets being evaluated is less than the carrying value of that group of assets, the fair value of the asset group is determined and the carrying value of the asset group is written down to fair value and an impairment loss is recognized for the difference between the fair value and carrying value, which is recorded in impairment charges in the combined statements of operations.
Identifiable indefinite-lived intangible assets are tested annually for impairment as of October 1 and at any time upon the occurrence of certain events or substantive changes in circumstances that indicate the carrying amount of an indefinite-lived intangible may not be recoverable. The Company has the option to perform a qualitative assessment to determine if an impairment is “more likely than not” to have occurred. In the qualitative assessment, the Company must evaluate the totality of qualitative factors, including any recent fair value measurements, that impact whether an indefinite-lived intangible asset has a carrying amount that “more likely than not” exceeds its fair value. The Company must then conduct a quantitative analysis if the Company (1) determines that such an impairment is “more likely than not” to exist, or (2) forgoes the qualitative assessment entirely. The impairment test for identifiable indefinite-lived intangible assets consists of a comparison of the estimated fair value of the intangible asset with its carrying value. If the carrying value of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess and is recorded in impairment charges in the combined statements of operations.
Investments
For equity method investments, the Company periodically reviews the carrying value of its investments to determine if there has been an other-than-temporary decline in fair value below carrying value. For equity investments without readily determinable fair value, the Company performs a qualitative assessment at each reporting period. A variety of factors are considered when determining if an impairment exists, including, among others, the financial condition and business prospects of the investee, as well as the Company’s investment intent.

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Content Costs
The Company incurs costs to produce and distribute film and television content, which are either monetized on a title-by-title
basis or as a group through subscriptions from customers. These costs include development costs, direct costs of production as well as direct negative costs incurred in the physical production of the film. From time to time, the Company acquires films to distribute exclusively through its
UFC Fight Pass
subscription network. The Company also licenses films for distribution exclusively through its
UFC Fight Pass
subscription network. Content costs are included in other assets in the combined balance sheets. Depending on the predominant monetization strategy, content costs are amortized over the estimated period of ultimate revenue subject to an individual-film-forecast model or over the estimated usage of the film group. Such amortization is recorded in direct operating expenses in the combined statements of operations.
The Company produces live sports and taped content, which represent content costs predominantly monetized on a title-by-title
basis that has a limited life to sell in secondary markets. As such, the Company recognizes all of the revenue associated with film and television costs when the programs are delivered and made available for telecast in the initial market resulting in simultaneously expensing all of the related film and television costs. Costs incurred in acquiring, licensing, and producing content for distribution on UFC Fight Pass are predominantly monetized as a film group, and are amortized straight-line over the shorter of the license term or the estimated period of use, which is currently three years. These estimates are reviewed at the end of each reporting period and adjustments, if any, will result in changes to amortization rates.
Unamortized content costs are also tested for impairment based on the predominant monetization strategy whenever there is an impairment indication, as a result of certain triggering events or changes in circumstances, whereby the fair value of the individual film and television content or collectively with others as a film group may be less than its unamortized costs. The impairment test compares the estimated fair value of the individual film and television content or collectively with others as a film group to the carrying value of the unamortized content costs. Where the unamortized content costs exceed the fair value, the excess is recorded as an impairment charge in the combined statements of operations. No impairment charges were recognized during the years ended December 31, 2023 and 2022.
Content Production Incentives
As there is no authoritative guidance under U.S. GAAP on accounting for government assistance to for profit business entities, the Company accounts for content production incentives by analogy to International Accounting Standard (“IAS”) 20,
Accounting for Government Grants and Disclosure of Government Assistance
.
The Company has access to various governmental programs primarily related to WWE that are designed to promote content production within the United States and certain international jurisdictions. Tax incentives earned with respect to expenditures on qualifying film production activities are included as an offset to other assets in the combined balance sheets. Tax incentives earned with respect to expenditures on qualifying capital projects are included as an offset to property, buildings and equipment, net in the combined balance sheets. Tax incentives earned with respect to expenditures on qualifying television and other production activities are recorded as an offset to production expenses within direct operating costs within the combined statements of operations. The Company recognizes these benefits when we have reasonable assurance regarding the realizable amount of the tax credits. The realizable amount is recorded within accounts receivable in the combined balance sheets until the Company receives the funds from the respective governmental jurisdiction.
Debt Issuance Costs
Costs incurred in connection with the issuance of the Company’s long-term debt have been recorded as a direct reduction against the debt and amortized over the life of the associated debt as a component of interest expense using the effective interest method. Costs incurred with the issuance of the Company’s revolving credit facilities have been deferred and amortized over the term of the facilities as a component of interest expense using the straight-line method. These deferred costs are included in other assets in the combined balance sheets.
Fair Value Measurements
The Company accounts for certain assets and liabilities at fair value. Fair value measurements are categorized within a fair value hierarchy, which is comprised of three categories. Categorization within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.
The fair value hierarchy is composed of the following three categories:
Level 1—Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2—Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.
Level 3—Inputs to the valuation methodology are unobservable and significant to the fair value measurements.
Forward Foreign Exchange Contracts
The Company classifies its forward foreign exchange contracts within Level 2 as the valuation inputs are based on quoted prices and market observable data of similar instruments. As of December 31, 2023 and 2022, the Company had $1.0 million and $0.5 million in Other current assets, $0.1 million and none in Other assets, $2.2 million and $3.1 million in Other current liabilities, and $1.2 million and $5.1 million in Other long term liabilities, respectively, recorded in the Combined Balance Sheets related to the Company’s forward foreign exchange contracts.
Contingent Consideration
The Company has recorded contingent consideration liabilities in connection with its acquisitions. Contingent consideration is included in Other current liabilities and Other long-term liabilities in the Combined Balance Sheets. Changes in fair value are recognized in selling, general and administrative expenses. The estimated fair value of the contingent consideration is based on significant inputs not observable in the market, which represents a Level 3 measurement within the fair value hierarchy.
The carrying values reported in the combined balance sheets for cash and cash equivalents, restricted cash, accounts receivable, accounts payable and accrued liabilities approximate fair value because of the immediate or short-term maturities of these financial instruments.

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The Company’s assets measured at fair value on a nonrecurring basis include investments, long-lived assets, indefinite-lived intangible assets and goodwill. These assets are not measured and adjusted to fair value on an ongoing basis but are subject to periodic evaluations for potential impairment (Note 6 and Note 7). The resulting fair value measurements of the assets are considered to be Level 3 measurements.
The Company’s assets and liabilities include foreign forward exchange contracts and contingent consideration which are recorded within Other current assets and Other assets as well as Other current liabilities and Other long-term liabilities in the combined balance sheets.
Non-controlling
Interests
Non-controlling
interests in combined subsidiaries represent the component of equity in combined subsidiaries held by third parties. Any change in ownership of a subsidiary while the controlling financial interest is retained is accounted for as an equity transaction between the controlling and non-controlling
interests. In addition, when a subsidiary is deconsolidated, any retained non-controlling
equity investment in the former subsidiary will be initially measured at fair value and the difference between the carrying value and fair value of the retained interest will be recorded as a gain or loss.
Non-controlling
interests with redemption features, such as put options, that are not solely within the Company’s control are considered redeemable non-controlling
interests. Redeemable
non-controlling
interests are considered to be temporary equity and are reported in the mezzanine section between total liabilities and shareholders’ equity in the combined balance sheets. Redeemable non-controlling
interests are recorded at the greater of carrying value, which is adjusted for the non-controlling
interests’ share of net income or loss, or estimated redemption value at each reporting period. If the carrying value, after the income or loss attribution, is below the estimated redemption value at each reporting period, the Company remeasures the redeemable non-controlling
interests to its redemption value.
On Location
In connection with the acquisition of the OLE Business in January 2020, Endeavor entered into the OL LLC Agreement of Endeavor OLE Parent, LLC (“OLE Parent”) with 32 Equity, LLC (“32 Equity”), whereby 32 Equity retained a minority interest in OLE Parent. In April 2022, Endeavor acquired 32 Equity’s remaining minority interest in OLE Parent, resulting in 32 Equity’s
Non-controlling
interest being reclassified to Net parent investment.
Equity-Based Compensation
Incentive Awards
Equity-based compensation is accounted for in accordance with ASC Topic
718-10,
Compensation-Stock Compensation
. The Company records compensation costs related to its incentive awards. Equity-based compensation cost is measured at the grant date based on the fair value of the award. Compensation cost for time-based awards is recognized ratably over the applicable vesting period with forfeitures recognized as they occur. Compensation cost for performance-based awards with a performance condition is reassessed each period and recognized based upon the probability that the performance conditions will be achieved. See Note 13,
Equity-Based Compensation
, for further discussion of the Company’s equity-based compensation.
Replacement Awards
Pursuant to the Transaction Agreement, the Company converted each WWE equity award of restricted stock units (“RSUs”) and performance stock units (“PSUs”) held by WWE directors, officers and employees into TKO RSUs and PSUs of equal value and vesting conditions (with such performance-vesting conditions equitably adjusted), respectively (the “Replacement Awards”). The value of the Replacement Awards was determined using the closing price of WWE Class A common stock, par value $0.01 per share (“WWE Class A common stock”), on the day immediately preceding the closing of the Transactions. The portion of the Replacement Awards issued in connection with the Transactions that was associated with services rendered prior to the date of the Transactions was included in the total consideration transferred.
With regards to the remaining unvested portion of the Replacement Awards, equity-based compensation costs of RSUs are recognized over the total remaining service period on a straight-line basis with forfeitures recognized as they occur. RSUs have a service requirement and generally vest in equal annual installments over a three-year period. Unvested RSUs accrue dividend equivalents at the same rate as are paid on shares of TKO Class A common stock, par value $0.00001 per share (the “TKO Class A common stock”). The dividend equivalents are subject to the same vesting schedule as the underlying RSUs.
PSUs, which are subject to certain performance conditions and have a service requirement, generally vest in equal installments over a three-year period. Until such time as the performance conditions are met, stock compensation costs associated with these PSUs are re-measured
each reporting period based upon the fair market value of the Company’s common stock and the estimated performance

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attainment on the reporting date. The ultimate number of PSUs that are issued to an employee is the result of the actual performance of the Company at the end of the performance period compared to the performance conditions. Compensation costs for PSUs are recognized using a graded-vesting attribution method over the vesting period based upon the probability that the performance conditions will be achieved, with forfeitures recognized as they occur. Unvested PSUs accrue dividend equivalents once the performance conditions are met at the same rate as are paid on shares of TKO Class A common stock. The dividend equivalents are subject to the same vesting schedule as the
underlying PSUs.
Earnings per Share
Earnings per share (“EPS”) is computed in accordance with ASC 260,
Earnings per Share
. Basic EPS is computed by dividing the net income (loss) available to holders of TKO Class A common stock by the weighted average number of shares outstanding for the period. Diluted EPS is calculated by dividing the net income (loss) available for holders of TKO Class A common stock by the diluted weighted average shares outstanding for that period. Diluted EPS includes the determinants of basic EPS and, in addition, reflects the dilutive effect of additional shares of TKO Class A common stock issuable in exchange for redemption of certain non-controlling
interests, outstanding convertible debt instruments, as well as under the Company’s share based compensation plans (if dilutive), with adjustments to net income (loss) available for common stockholders for dilutive potential common shares.
Shares of the Company’s Class B common stock, par value $0.00001 per share (the “TKO Class B common stock”) do not share in the earnings or losses of the Company and are therefore not participating securities. As such, separate presentation of basic and diluted earnings (loss) per share of TKO Class B common stock under the two-class
method has not been presented. However, shares of TKO Class B common stock outstanding for the period are considered potentially dilutive shares of TKO Class A common stock under application of the if-converted
method and are included in the computation of diluted earnings (loss) per share, except when the effect would be anti-dilutive.
The Company may be required to calculate basic EPS using the two-class
method as a result of its redeemable
non-controlling
interests. To the extent that the redemption value increases and exceeds the then-current fair value of a redeemable non-controlling
interest, net income (loss) available to common stockholders (used to calculate EPS) could be negatively impacted by that increase, subject to certain limitations. The partial or full recovery of any reductions to net income (loss) available to common stockholders (used to calculate EPS) is limited to any cumulative prior-period reductions. There was no impact to EPS for such adjustments related to the redeemable non-controlling
interests.
Income Taxes
TKO Group Holdings, Inc. was incorporated as a Delaware corporation in March 2023. As the sole managing member of TKO OpCo, TKO Group Holdings, Inc. operates and controls all the business and affairs of UFC and WWE. TKO Group Holdings, Inc. is subject to corporate income taxes on its share of taxable income of TKO OpCo. TKO OpCo is treated as a partnership for U.S. federal income tax purposes and is therefore generally not subject to U.S. corporate income tax. TKO OpCo’s foreign subsidiaries are subject to entity-level taxes. TKO OpCo’s U.S. subsidiaries are subject to withholding taxes on sales in certain foreign jurisdictions which are included as a component of foreign current taxes. TKO OpCo is subject to entity-level income taxes in certain U.S. state and local jurisdictions. For the periods prior to the Endeavor Asset Acquisition, the Businesses did not file separate tax returns as they were included in the Endeavor tax return filings within the respective entities’ jurisdictions. The Businesses primarily comprised of U.S. flowthrough entities not subject to U.S. corporate income taxes and have been reflected as such in these financial statements. Income taxes related to the Businesses reflected in the combined tax provision are attributable to U.S. regarded entities and foreign entities subject to tax in their respective jurisdictions. Further, such items such as net operating losses and credit carry-forwards may exist in the Businesses’ historical financial statements that may or may not exist in the future upon separation from Endeavor.
The Company accounts for income taxes under the asset and liability method in accordance with ASC Topic 740, Income Taxes (“ASC 740”). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Significant factors considered by the Company in estimating the probability of the realization of deferred tax assets include expectations of future earnings and taxable income, as well as the application of tax laws in the jurisdictions in which the Company operates. A valuation allowance is provided when the Company determines that it is “more likely than not” that a portion of a deferred tax asset will not be realized.
ASC 740 prescribes a minimum probability threshold that a tax position must meet before a financial statement benefit is recognized. The minimum threshold is defined as a tax position that is “more likely than not” to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. To the extent the Company prevails in matters for which a liability for an unrecognized tax benefit is established or is required to pay amounts in excess of the liability, the Company’s effective tax rate in a given financial statement period may be affected.

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The Company recognizes interest and penalties related to unrecognized tax
benefits on the income tax expense line in the combined statements of operations. Accrued interest and penalties are included in the related tax liability line in the combined balance
sheets.
3. RECENT ACCOUNTING PRONOUNCEMENTS
Recently Adopted Accounting Pronouncements
In November 2023, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”)
2023-07,
Improvements to Reportable Segment Disclosures
. This ASU improves reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. The amendments in this update are effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. The update should be applied retrospectively to all prior periods presented in the financial statements. The Company adopted this guidance on a retrospective basis to all periods presented in these combined financial statements.
In July 2023, the FASB issued ASU
2023-03,
Presentation of Financial Statements (Topic 205), Income Statement—Reporting Comprehensive Income (Topic 220), Distinguishing Liabilities from Equity (Topic 480), Equity (Topic 505), and Compensation—Stock Compensation (Topic 718)
. This ASU amends or supersedes various SEC paragraphs within the FASB Accounting Standards Codification (“ASC”) to conform to past SEC announcements and guidance issued by the SEC. The Company adopted this guidance on July 1, 2023 with no material effect on the Company’s financial position or results of operations.
In March 2022, the FASB issued ASU
2022-01,
Derivatives and Hedging (Topic 815): Fair Value Hedging—Portfolio Layer Method
. This ASU clarifies the guidance in ASC 815 on fair value hedge accounting of interest rate risk for portfolios of financial assets, expanding the scope of this guidance to allow entities to apply the portfolio layer method to portfolios of all financial assets, including both prepayable and non-prepayable
financial assets. The amendments in this update were effective for public entities for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company adopted this guidance on January 1, 2023 with no material effect on the Company’s financial position or results of operations.
In March 2020, the FASB issued ASU
2020-04,
Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting
. This ASU provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships and other transactions affected by reference rate reform if certain criteria are met. Adoption of the expedients and exceptions was permitted upon issuance of this update through December 31, 2022. However, in December 2022, the FASB issued ASU
2022-06,
Deferral of the Sunset Date of Topic 848, in order to defer the sunset date of ASC 848 until December 31, 2024. The Company adopted this guidance on April 1, 2023 with no material effect on the Company’s financial position or results of operations.
Recently Issued Accounting Pronouncements
In June 2022, the FASB issued ASU
2022-03,
Fair Value Measurements (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions
. This ASU clarifies the guidance in Topic 820, Fair Value Measurement, when measuring the fair value of an equity security subject to contractual restrictions that prohibit the sale of that security. The amendments in this update are effective for public entities for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. The adoption is not expected to have a material effect on the Company’s combined financial statements.
In March 2023, the FASB issued ASU
2023-02,
Investments—Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Tax Credit Structures Using the Proportional Amortization Method (a consensus of the Emerging Issues Task Force).
This ASU allows a reporting entity to elect to account for its tax equity investments by using the proportional amortization method regardless of the program from which it receives income tax credits, provided certain conditions are met. The amendments in this update are effective for public entities for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. The adoption is not expected to have a material effect on the Company’s combined financial statements.
In March 2023, the FASB issued ASU
2023-01,
Leases (Topic 842): Common Control Arrangements. This ASU amends certain provisions in Topic 842, Leases, that apply to arrangements between related parties under common control. The amendments in this update were effective for public entities for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. The adoption is not expected to have a material effect on the Company’s combined financial statements.
In August 2023, the FASB issued ASU
2023-05,
Business Combinations – Joint Venture Formations (Subtopic
805-60):
Recognition and Initial Measurement
. This ASU requires that a joint venture apply a new basis of accounting upon formation. The amendments in this update are effective prospectively for all joint venture formations with a formation date on or after January 1, 2025, with an option to apply the amendments retrospectively. Early adoption is permitted in any interim or annual period in which financial statements have not yet been issued. The Company is in the process of assessing the impact of this ASU on its combined financial statements.

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In October 2023, the FASB issued ASU
2023-06,
Disclosure Improvements: Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative
. This ASU amends the ASC to incorporate certain disclosure requirements from SEC Release
No. 33-10532,
Disclosure Update and Simplification
, which was issued in 2018. The effective date for each amendment will be the date on which the SEC’s removal of that related disclosure from Regulation
S-X
or Regulation
S-K
becomes effective, with early adoption prohibited. If, by June 30, 2027, the SEC has not removed the applicable requirement from Regulation
S-X
or Regulation
S-K,
the pending content of the related amendment will be removed from the ASC and will not become effective. The Company is in the process of assessing the impact of this ASU on its combined financial statements.
In December 2023, the FASB issued ASU
2023-09,
Income Taxes (Topic 740): Improvements to Income Tax Disclosures
. This ASU requires that an entity annually disclose specific categories in the rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold (if the effect of those reconciling items is equal to or greater than 5 percent of the amount computed by multiplying pretax income or loss by the applicable statutory income tax rate) as well as income taxes paid disaggregated by jurisdiction. The amendments in this Update are effective for all entities for fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company is in the process of assessing the impact of this ASU on its combined financial statements.
4. ACQUISITION OF WWE
Transactions Overview
On September 12, 2023 (the “Closing Date”), the transaction between EGH and WWE was completed with the newly-formed TKO combining the UFC and WWE businesses. Under the terms of the Transaction Agreement, (A) EGH and its subsidiaries received (1) a 51.0% controlling non-economic
voting interest in TKO on a fully-diluted basis and (2) a 51.0% economic interest on a fully-diluted basis in the operating subsidiary, TKO OpCo, which owns all of the assets of the UFC and WWE businesses, and (B) the stockholders of WWE received (1) a 49.0% voting interest in TKO on a fully-diluted basis and (2) a 100% economic interest in TKO, which in turn holds a 49.0% economic interest in TKO OpCo on a fully-diluted basis.
WWE is an integrated media and entertainment company that has been involved in the sports entertainment business for four decades. WWE is principally engaged in the production and distribution of unique and creative content through various channels, including content rights agreements for its flagship programs,
Raw
, SmackDown
and
NXT
, premium live event programming, monetization across social media outlets, live events, and licensing of various
WWE-themed
products.
The Transactions have been accounted for as a reverse acquisition of WWE using the acquisition method of accounting in accordance with the guidance of ASC 805,
Business Combinations
(“ASC 805”), with TKO OpCo, the legal acquiree, treated as the accounting acquirer. Based on this determination, the Company has allocated the preliminary purchase price to the fair value of WWE’s identifiable assets and liabilities as of the Closing Date, with the excess preliminary purchase price recorded as goodwill. The goodwill was assigned entirely to the WWE segment and is not deductible for tax purposes.

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The weighted average life of finite-lived intangible assets acquired is 20.3 years, which consisted of trademarks and trade names with a weighted average life of 25.0 years, customer relationships with a weighted average life of 11.3 years and other intangible assets with a weighted average life of 3.6 years. See Note 6,
Goodwill and Intangible Assets
, for the estimated annual amortization of intangible assets acquired in the Transactions for the next five years and thereafter.
In connection with the Transactions, the Company incurred transaction costs of $83.8 million for the year ended December 31, 2023, respectively, which were expensed as incurred and included in selling, general and administrative expenses in the combined statements of operations.
Consideration Transferred
The fair value of the consideration transferred in the reverse acquisition was $8,432.1 million, which consisted of 83,161,123 shares of TKO Class A common stock valued at $8,061.8 million, Replacement Awards valued at $49.3 million and $321.0 million of deferred consideration which was paid on September 29, 2023 to former WWE shareholders in the form of a special dividend.
Pursuant to the Transactions, awards of WWE RSUs and PSUs outstanding immediately prior to the completion of the Transactions were converted into awards of TKO RSUs or PSUs, as applicable, on the same terms and conditions as were applicable immediately prior to the Closing Date. The portion of the fair-value-based measure of the Replacement Awards that is attributable to pre-combination
vesting is purchase consideration and is valued at approximately $49.3 million.
Preliminary Allocation of Purchase Price
The purchase price is allocated to the underlying WWE assets acquired and liabilities assum
ed based on their estimated fair values on the Closing Date, with any excess purchase price recorded as goodwill. Goodwill is primarily attributable to the synergies that are expected to arise as a result of the Transactions and other intangible assets that do not qualify for separate recognition. The purchase price allocation shown in the table below reflects preliminary fair value estimates, including measurement period adjustments, based on management analysis, including preliminary work performed by third-party valuation specialists (in thousands):

Cash and cash equivalents	$381,153
Accounts receivable	105,237
Other current assets	89,256
Property, buildings and equipment	398,004
Intangible assets
Trademarks and trade names	2,188,200
Customer relationships	899,700
Other	128,300
Goodwill	5,063,774
Finance lease right of use assets	257,359
Operating lease right of use assets	12,337
Investments	12,007
Other assets	25,928
Deferred tax liabilities	(379,508)
Accounts payable and accrued liabilities	(124,280)
Current portion of long-term debt	(16,934)
Deferred revenue	(54,190)
Finance lease liabilities	(255,940)
Operating lease liabilities	(12,224)
Other long-term liabilities	(2,527)
Additional paid-in-capital (1)	(283,591)

Net assets acquired	$8,432,061

(1)	The additional paid-in-capital amount represents incremental goodwill related to deferred tax liabilities recorded at TKO’s parent company in connection with the acquisition of WWE.
The estimated fair value of assets acquired and liabilities assumed are preliminary and subject to change as purchase price allocations are finalized, which is expected within one year of the Closing Date. The measurement period adjustments made subsequent to the Closing Date through December 31, 2023 primarily related to the valuation of customer relationships, deferred tax liabilities, leases and property, buildings and equipment. The effects of these adjustments on our combined statements of operations for the year ended December 31, 2023 were not material.

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The fair value of the nonredeemable
non-controlling
interest of $4,521.8 million was calculated as EGH’s initial 51.9% ownership interest in TKO OpCo’s net assets. TKO OpCo’s net assets differ from TKO combined net assets primarily due to the net deferred tax liabilities for which the non-controlling
interest does not have economic rights.
Combined Statement of Operations for the period from September 12, 2023 through December 31, 2023
The following supplemental information presents the financial results of WWE operations included in the combined statement of operations for the period from September 12, 2023 through December 31, 2023 (in thousands):

Revenue	$382,767
Net loss	$(73,279)
Supplemental Pro Forma Financial Information
The following unaudited pro forma results of operations for the years ended December 31, 2023 and 2022, respectively, as if the Transactions had occurred as of January 1, 2022 (in thousands):

	Year Ended December 31,
	2023	2022
Pro forma revenue	$2,618,567	$2,431,670
Pro forma net income	$241,526	$60,611
The pro forma information includes the historical operating results of Zuffa and WWE prior to the Transactions, with adjustments directly attributable to the business combination. Pro forma adjustments have been made to reflect the adjustment of nonrecurring transaction costs of $271 million, of which $187 million was incurred by WWE prior to the Transactions. The remaining pro forma adjustments are primarily related to incremental intangible asset amortization to be incurred based on the fair values and useful lives of each identifiable intangible asset, incremental service fees paid by the Company to Endeavor pursuant to a services agreement, dated as of September 12, 2023, by and between EGH and TKO OpCo (the “Services Agreement”), incremental compensation expense for two key executives, including salaries, bonuses and TKO equity awards granted, and incremental equity-based compensation related to the Replacement Awards.
5. SUPPLEMENTARY DATA
Property, Buildings and Equipment, net
Property, buildings and equipment, net consisted of the following (in thousands):

	As of December 31,
	2023	2022
Buildings and improvements	$446,799	$155,510
Land and land improvements	81,246	50,866
Furniture and fixtures	108,693	76,507
Office, computer and other equipment	233,242	85,580
Construction in progress	29,029	17,530

	899,009	385,993
Less: accumulated depreciation	(205,976)	(154,356)

Total Property, buildings and equipment, net	$693,033	$231,637

Depreciation expense for property, buildings and equipment totaled
$
48.1 million and $27.0 million for the years ended December 31, 2023 and 2022 respectively.

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Valuation and Qualifying Accounts

	Balance at Beginning of Year	Charged to Costs and Expenses	Deductions	Foreign Exchange	Balance at End of Year
Allowance for doubtful accounts
Year Ended December 31, 2023	$18,108	$10,833	$(6,948)	$544	$22,537
Year Ended December 31, 2022	$22,744	$7,417	$(11,035)	$(1,018)	$18,108
Deferred tax valuation allowance
Year Ended December 31, 2023	$536	$15,639	$—	$(9)	$16,166
Year Ended December 31, 2022	$2,504	$(197)	$(1,770)	$(1)	$536
Film and Television Content Costs
The following table presents the Company’s unamortized content costs, which are included as a component of other assets in the combined balance sheets (in thousands):

	Predominantly Monetized Individually		Predominantly Monetized as a Film Group
	As of December 31,		As of December 31,
	2023	2022	2023	2022
Licensed and acquired program rights	$—	$—	$21,413	$20,548
Produced programming:
In release	1,410	—	2,081	5,762
Completed but not released	2,045	—	115	387
In production	1,350	—	819	557

Total film and television costs	$4,805	$—	$24,428	$27,254

As of December 31, 2023, substantially all of the “completed but not released” content costs that are monetized individually are estimated to be amortized over the next 12 months and approximately 74% of the “in release” content costs monetized individually are estimated to be amortized over the next three years.
As of December 31, 2023, substantially all of the “in release” content costs monetized as a film group are estimated to be amortized over the next three years.
Amortization and impairment of content costs, which are included as a component of direct operating costs in the combined statement of operations, consisted of the following (in thousands):

	Year Ended December 31,
	2023	2022
Content production amortization expense - assets monetized individually	$5,028	$—
Content production amortization expense - assets monetized as a film group	19,944	15,099
Content production impairment charges (1)	—	—

Total amortization and impairment of content costs	$24,972	$15,099

(1)
Unamortized content costs are evaluated for impairment whenever events or changes in circumstances indicate that the fair value of a film predominantly monetized on its own or a film group may be less than its amortized costs. If conditions indicate a potential impairment, and the estimated future cash flows are not sufficient to recover the unamortized costs, the asset is written down to fair value. In addition, if we determine that content will not likely air, we will expense the remaining unamortized costs.

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Other Current Assets
The following is a summary of other current assets (in thousands):

	As of December 31,
	2023	2022
Ticket inventory	$188,560	$102,640
Prepaid taxes	57,885	6,727
Other current receivables	21,561	37,987
Amounts due from the Group (Note 22)	10,423	14,923
Prepaid insurance	10,628	4,265
Assets held for sale	7,500	—
Other	54,155	21,762

Total	$350,712	$188,304

Accrued Liabilities
The following is a summary of accrued liabilities (in thousands):

	As of December 31,
	2023	2022
Accrued operating expenses	$24,098	$28,121
Payroll-related costs	138,101	62,791
Event and production-related costs	107,722	86,098
Interest	41,634	35,502
Accrued capital expenditures	31,844	2,841
Legal and professional fees	22,129	7,176
Other	56,753	31,080

Total	$422,281	$253,618

6. GOODWILL AND INTANGIBLE ASSETS
Goodwill
The changes in the carrying value of Goodwill are as follows (in thousands):

	UFC (1)	WWE (3)	IMG	Corporate and Other	Total
Balance — December 31, 2021	$2,602,639	$—	$743,830	$39,780	$3,386,249
Acquisitions	—	—	2,909	—	2,909
Foreign currency translation and other	—	—	(1,149)	—	(1,149)

Balance — December 31, 2022 (2)	$2,602,639	$—	$745,590	$39,780	$3,388,009
Acquisitions	—	5,063,774	—	—	5,063,774
Impairment	—	—	(7,544)	—	(7,544)
Foreign exchange	—	72	89	—	161

Balance — December 31, 2023 (2)	$2,602,639	$5,063,846	$738,135	$39,780	$8,444,400

(1)
Reflects goodwill resulting from the Company’s election to apply pushdown accounting to reflect EGH’s new basis of accounting in the UFC’s assets and liabilities, including goodwill, which occurred during 2016.

(2)	Net of accumulated impairment losses of $116.1 million and $108.6 million as of December 31, 2023 and 2022, respectively.
(3)	Based on preliminary fair values acquired through the Transactions. See Note 4, Acquisition of WWE , for further information.
There were no dispositions of goodwill during the years ended December 31, 2023 and 2022.

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3

Intangible Assets, net
The following table summarizes information relating to the Company’s identifiable intangible assets as of December 31, 2023 (in thousands):

	Weighted Average Estimated Useful Life (in years)	Gross Amount	Accumulated Amortization	Carrying Value
Amortized:
Trademarks and trade names	22.7	$3,010,938	$(356,194)	$2,654,744
Customer relationships	6.0	1,630,962	(623,878)	1,007,084
Internally developed technology	3.2	9,505	(4,852)	4,653
Other (1)	3.4	153,280	(32,328)	120,952

		4,804,685	(1,017,252)	3,787,433

Indefinite-lived:
Trademarks and trade names		182,979	—	182,979
Owned events		19,218	—	19,218

Total intangible assets		$5,006,882	$(1,017,252)	$3,989,630

(1)
Other intangible assets as of December 31, 2023 primarily consisted of talent roster, internally developed software and content library assets acquired through the Transactions in September 2023. See Note 4,
Acquisition of WWE
, for further information.

The following table summarizes information relating to the Company’s identifiable intangible assets as of December 31, 2022 (in thousands):

	Weighted Average Estimated Useful Life (in years)	Gross Amount	Accumulated Amortization	Carrying Value
Amortized:
Trademarks and trade names	17.9	$836,716	$(282,801)	$553,915
Customer relationships	8.6	728,377	(541,126)	187,251
Internally developed technology	3.3	7,400	(3,434)	3,966
Other (1)	2.9	23,907	(19,794)	4,113

		1,596,400	(847,155)	749,245

Indefinite-lived:
Trademarks and trade names		178,708	—	178,708
Owned events		18,948	—	18,948

Total intangible assets		$1,794,056	$(847,155)	$946,901

(1)	Other intangible assets as of December 31, 2022 primarily consisted of UFC’s internally developed software.
Amortization of intangible assets was $168.7 million and $105.4 million during the years ended December 31, 2023 and 2022 respectively, which is recognized within depreciation and amortization in the combined statements of operations.
Estimated annual intangible amortization, including amortization of intangible assets acquired in the Transactions, for the next five years and thereafter is as follows (in thousands):

F-
2
4

Total (1)
2024	$332,773
2025	275,053
2026	259,697
2027	239,485
2028	222,255
Thereafter	2,458,170

Total remaining amortization	$3,787,433

(1)	Includes amounts for WWE which are based on preliminary fair values acquired through the Transactions. See Note 4, Acquisition of WWE , for further information.
Annual Impairment Assessments
During the years ended December 31, 2023 and 2022, the Company completed its annual impairment review of goodwill and intangibles. For the year ended December 31, 2023, the Company recorded total non-cash
impairment charges of $7.5 million for goodwill and $14.0 million for trade names driven by lower projections. The Company’s fair value of goodwill was determined by Endeavor’s assessment based on discounted cash flows using an applicable discount rate for the reporting units containing the Businesses. Intangible assets were valued based on a relief from royalty method or an excess earnings method. For the year ended December 31, 2022, the Company did not record an impairment charge for such review.
7. INVESTMENTS
The following is a summary of the Company’s investments (in thousands):

	As of
	December 31, 2023	December 31, 2022
Equity method investments (1)	$59,655	$54,947
Nonmarketable equity investments without readily determinable fair values	18,748	6,659
Nonmarketable equity investments with readily determinable fair values	83	—

Total investment securities	$78,486	$61,606

(1)
The book value of one equity method investment exceeded the Company’s percentage ownership share of their underlying net assets by $
27.7
million as of December 31, 2023. The book value of one equity method investment exceeded the Company’s percentage ownership share of the underlying net assets by $
26.5
million as of December 31, 2022. The basis differences, primarily resulting from acquisition purchase price step-ups on the investments, are accounted for as goodwill (as a component of the investment), which is not tested for impairment separately. Instead, the investments are tested if there are indicators of an other-than-temporary decline in carrying value.

Equity Method Investments
The Company has an approximately 7% ownership stake in Monkey Spirit, LLC, which owns the IP license to distribute Howler Head branded products and beverages (together, “Howler Head”). In August 2022, the Company received an incremental share of equity in Howler Head as compensation for the same promotional services associated with the initial investment. The value of the equity investment received was determined to be $3.0 million using Level 3 inputs not observable in the market. The incremental investment was an increase in transaction price to the original revenue arrangement and a cumulative catch-up
entry of $1.0 million was recorded to revenue, with the remaining $2.0 million recorded to deferred revenue to be recognized ratably over the remainder of the term. The Company recognized equity losses of $
0.9 million and $0.1 million for the years ended December 31, 2023 and 2022, respectively, and the investment balance was $3.3 million and $4.2 million as of December 31, 2023 and 2022, respectively.
The Company has an approximately 50% ownership stake in Sports News Television LP (“SNTV”), which provides sports news videos globally. The Company recognized equity gains of $5.5 million and $5.9 million for the years ended December 31, 2023 and 2022, respectively and the investment balance was $29.7 million and $28.8 million as of December 31, 2023 and 2022, respectively. The Company also received distributions of $5.8 million and $5.9 million for the years ended December 31, 2023 and 2022, respectively.

F-

The Company recognized equity gains of $4.7 million and $1.2 million for the years ended December 31, 2023 and 2022, respectively, from other equity method investments, which had a balance of $26.7 million and $21.9 million as of December 31, 2023 and 2022, respectively. During the years ended December 31, 2023 and December 31, 2022, the Company received distributions of $2.0 million and $1.2 million, respectively, from these other equity method investments.
Nonmarketable Equity Investments Without Readily Determinable Fair Values
As of December 31, 2023 and 2022, the Company held various investments in nonmarketable equity instruments of private companies.
The Company did not record any impairment charges on these investments during the years ended December 31, 2023, or 2022. In addition, there were no observable price change events that were completed during the years ended December 31, 2023, or 2022.
The fair value measurements of the Company’s equity investments and nonmarketable equity investments without readily determinable fair values are classified within Level 3 as significant unobservable inputs are used as part of the determination of fair value. Significant unobservable inputs may include variables such as near-term prospects of the investees, recent financing activities of the investees, and the investees’ capital structure, as well as other economic variables, which reflect assumptions market participants would use in pricing these assets. For equity investments without readily determinable fair values, the Company has elected to use the measurement alternative to fair value that will allow these investments to be recorded at cost, less impairment, and adjusted for subsequent observable price changes.
8. DEBT
The following is a summary of the Company’s outstanding debt (in thousands):

	As of
	December 31, 2023	December 31, 2022
First Lien Term Loan (due April 2026)	$2,728,766	$2,759,767
Secured Commercial Loans	31,867	33,467
Notes Payable	4,267	4,400

Total principal	2,764,900	2,797,634

Unamortized discount	(9,478)	(13,245)
Unamortized debt issuance cost	(15,951)	(22,445)

Total debt	2,739,471	2,761,944

Less: Current portion of long-term debt	(22,833)	(23,226)

Total long-term debt	$2,716,638	$2,738,718

First Lien Term Loan (due April 2026)
As of December 31, 2023 and 2022, the Company had $2.7 billion and $2.8 billion, respectively, outstanding under a credit agreement dated August 18, 2016 (as amended and/or restated, the “First Lien Credit Agreement”), by and among Zuffa Guarantor, LLC, UFC Holdings, LLC, as borrower, the lenders party hereto and Goldman Sachs Bank USA, as Administrative Agent, which was entered into in connection with the acquisition of Zuffa by EGH in 2016. The facilities under the First Lien Credit Agreement consist of (i) a first lien secured term loan (the “First Lien Term Loan”) and (ii) a secured revolving credit facility in an aggregate principal amount of $
205.0 million, letters of credit in an aggregate face amount not in excess of $40.0 million and swingline loans in an aggregate principal amount not in excess of $15.0 million (collectively, the “Revolving Credit Facility,” and, together with the First Lien Term Loan, the “Credit Facilities”). The Credit Facilities are secured by liens on substantially all of the assets of Zuffa Guarantor, LLC, UFC Holdings, LLC and certain subsidiaries thereof.
Payments under the First Lien Term Loan include 1
% principal amortization that is payable in equal quarterly installments, with any remaining balance payable on the final maturity date of April 29, 2026. In June 2023, the Company amended the terms of the First Lien Term Loan to replace the adjusted LIBOR reference rate with Term Secured Overnight Financing Rate (“SOFR”) and provide for a credit spread adjustment (as defined in the First Lien Credit Agreement). The First Lien Term Loan accrues interest at an annual interest rate of adjusted SOFR plus
2.75-3.00%,
which totaled 8.40% as of December 31, 2023.
Amounts under the Revolving Credit Facility are available to be borrowed and re-borrowed
until its termination date, which was extended in April 2023 until October 29, 2024. The Revolving Credit Facility accrues a commitment fee of 0.25% to 0.50% per annum on the unused balance. In April 2023, the Company amended the terms of the Revolving Credit Facility to replace the adjusted LIBOR reference rate with SOFR. Borrowings under the Revolving Credit Facility accrue interest at a rate equal to SOFR plus
2.75-3.00%.
In November 2023, the Company borrowed $100.0 million under its Revolving Credit Facility to fund certain share repurchases that occurred during the fourth quarter of 2023, as discussed in Note 10,
Stockholders’ Equity/Net Parent Investment
. In December 2023, the Company fully repaid the $100.0 million amount outstanding. As of December 31, 2023 and 2022, there was no outstanding balance under the Revolving Credit Facility.

F-

The Credit Facilities contain a financial covenant that requires the Company to maintain a First Lien Leverage Ratio of Combined First Lien Debt to Combined EBITDA as defined in the First Lien Credit Agreement of no more than
6.5-to-1.
The Company is only required to meet the First Lien Leverage Ratio if the sum of outstanding borrowings under the Revolving Credit Facility plus outstanding letters of credit exceeding $10.0 million that are not cash collateralized exceeds thirty-five
percent of the capacity of the Revolving Credit Facility as measured on a quarterly basis, as defined in the First Lien Credit Agreement. This covenant did not apply as of December 31, 2023 and 2022 as the Company had no borrowings outstanding under the Revolving Credit Facility.
The Company had no outstanding letters of credit as of December 31, 2023 and 2022, respectively.
The Credit Facilities restrict the ability of certain subsidiaries of the Company to make distributions and other payments to the Company. These restrictions include exceptions for, among other things, (1) amounts necessary to make tax payments, (2) a limited annual amount for employee equity repurchases, (3) distributions required to fund certain parent entities, (4) other specific allowable situations and (5) a general restricted payment basket, which generally provides for no restrictions as long as the Total Leverage Ratio (as defined in the First Lien Credit Agreement) is less than
5.0x. As of December 31, 2023, TKO Group Holdings, Inc. held net long-term deferred income tax liabilities of $371.2 million. Otherwise, TKO Group Holdings, Inc. has no material separate cash flows or assets or liabilities other than the investments in its subsidiaries. All its business operations are conducted through its operating subsidiaries; it has no material independent operations. TKO Group Holdings, Inc. has no other material commitments or guarantees. As a result of the restrictions described above, substantially all of the subsidiaries’ net assets are effectively restricted from being transferred to TKO Group Holdings, Inc. as of December 31, 2023.
The estimated fair values of the Company’s First Lien Term Loan are based on quoted market values for the debt. As of December 31, 2023 and 2022, the face amount of the Company’s First Lien Term Loan approximates its fair value.
Secured Commercial Loans
As of December 31, 2023 and 2022, the Company had $31.9 million and $33.5 million, respectively, of secured loans outstanding, which were entered into in October 2018 in order to finance the purchase of a building and its adjacent land (the “Secured Commercial Loans”). The Secured Commercial Loans have identical terms except one of the Loan Agreements is secured by a deed of trust for the UFC’s headquarters building located at 6650 S. Torrey Pines Drive, Las Vegas, Nevada and underlying land and the other Loan Agreement is secured by a deed of trust for a building located at 6650 El Camino Road, Las Vegas, Nevada and its adjacent land. The Secured Commercial Loans bear interest at a rate of LIBOR plus 1.62% (with a LIBOR floor of 0.88%). In May 2023, the parties amended the terms of the Secured Commercial Loans to replace the adjusted LIBOR reference rate with SOFR and bear interest at a rate of SOFR plus 1.70%. Principal amortization of 4% is payable in monthly installments with any remaining balance payable on the final maturity date of November 1, 2028.
The Secured Commercial Loans contain a financial covenant that requires the Company to maintain a Debt Service Coverage Ratio of combined debt to Adjusted EBITDA as defined in the applicable loan agreements of no more than
1.15-to-1
as measured on an annual basis. As of December 31, 2023 and 2022, the Company was in compliance with its financial debt covenant under the Secured Commercial Loans.
3.375% Convertible Notes (due December 2023)
In connection with the business combination with WWE, the Company assumed the remaining obligations of the 3.375% convertible senior notes issued by WWE in December 2016 and January 2017 (the “Convertible Notes”). The Convertible Notes matured on December 15, 2023.
As a result of the payment made on September 29, 2023 in the form of cash dividends on TKO Class A common stock, in an amount of $3.86 per share, for which the ex-dividend
date was September 21, 2023, the applicable conversion rate of the Convertible Notes has been adjusted pursuant to the terms of the Indenture. Effective as of September 21, 2023, upon a conversion of the Convertible Notes, the Company delivered shares of TKO Class A common stock at an adjusted conversion rate of approximately 41.6766 shares of TKO Class A common stock per $1,000 principal amount of the Convertible Notes, which corresponded to a conversion price of approximately $23.99 per share of TKO Class A common stock.
During the year ended December 31, 2023, holders converted $4.2 million aggregate principal amount of the Convertible Notes (the “Conversions”). In accordance with the terms of the Convertible Notes, the Company delivered 176,079 shares of TKO Class A common stock associated with the Conversions during the year ended December 31, 2023. The remaining principal amount of the Convertible Notes, which was less than $0.1 million, was paid to holders upon maturity on December 15, 2023.
In connection with the Transactions, as discussed in Note 4,
Acquisition of WWE
, the Convertible Notes were marked to fair value as of September 12, 2023. After September 12, 2023, the premium associated with the acquisition date fair value is included as a component of additional paid-in-capital
on the Company’s combined balance sheets.

F-

OLE Facility
As of December 31, 2023, the Company has an On Location (“OLE”) revolving credit agreement with $
42.9 million of borrowing capacity. The maturity date is the earlier of August 2026 or the date that is 91 days prior to the maturity date of the term loans under Endeavor’s 2014 credit facility, due May 2025. As of December 31, 2023, and 2022, there were no borrowings outstanding under this agreement.
The OL
E
revolving credit agreement contains a financial covenant that requires the OLE Business to maintain a First Lien Leverage Ratio of Combined First Lien Debt to Endeavor’s Combined EBITDA, as defined in the credit agreement, of no more than
3-to-1.
The Company is only required to meet the First Lien Leverage Ratio if the sum of outstanding borrowings on the OL
E
revolving credit facility plus outstanding letters of credit exceeding $2.0 million that are not cash collateralized exceeds forty percent of the total Revolving Commitments as measured on a quarterly basis, as defined in the credit agreement. The financial debt covenant of the OL
E
revolving credit facility did not apply as of December 31, 2023, and 2022 as the OLE Business has no borrowings outstanding under the OL
E
revolving credit agreement.
The OLE Business had no
outstanding letters of credit under the OLE revolving credit agreement as of December 31, 2023, and 2022. In June 2023, the Company executed an amendment of the OLE revolving credit agreement to replace LIBOR with SOFR. During 2023, the Company borrowed and repaid
$
42.9
million
under the OLE revolving credit agreement. In conjunction with the closing of the Endeavor Asset Acquisition Agreement, the OLE revolving credit agreement was terminated.

Debt Maturities
The Company will be required to repay the following principal amounts in connection with its debt obligations (in thousands):

2024	$33,500
2025	33,567
2026	2,669,066
2027	2,300
2028	25,967
Thereafter	500

$2,764,900

9. FINANCIAL INSTRUMENTS
Secured Commercial Loans Swap
In October 2018, in connection with the Secured Commercial Loans, the Company entered into a swap for $40.0 million notional effective November 1, 2018 with a termination date of November 1, 2028. The swap required the Company to pay a fixed rate of 4.99% and receive the total of LIBOR plus 1.62%, which totaled 3.97% as of December 31, 2018. The Company entered into this swap to hedge certain of its interest rate risks on its variable rate debt. The Company monitors its positions with, and the credit quality of, the financial institutions that are party to its financial transactions. The Company has designated the interest rate swap as a cash flow hedge, and all changes in fair value are recognized in other comprehensive income until the hedged interest payments affect earnings.
In May 2023, the Company amended its Secured Commercial Loans and associated interest rate swap to replace the LIBOR reference rate with Term SOFR. The swap requires the Company to pay a fixed rate of 4.99% and receive the total of SOFR plus 1.70%, which totaled 7.04% as of December 31, 2023.
Prior to the May 2023 amendment the fair value of the swap was based on commonly quoted monthly LIBOR rates. Subsequent to this amendment, the fair value of the swap is based on commonly quoted monthly Term SOFR rates. Both the LIBOR and Term SOFR reference rates are considered observable inputs representing a Level 2 measurement within the fair value hierarchy. The fair value of the swap was $0.3 million and $0.6 million as of December 31, 2023 and 2022, respectively, and was included in other assets in the combined balance sheets. The total change in fair value of the swap’s asset position included in accumulated other comprehensive income was an increase of $0.3 million, a decrease of $4.9 million and a decrease of $2.5 million for the years ended December 31, 2023, 2022 and 2021, respectively. The Company reclassified $0.3 million of the increase in fair value into net income during each of the years ended December 31, 2023, 2022 and 2021, respectively, representing the amortization of the cash flow hedge fair value to net income.

F-

Forward Foreign Exchange Contracts
The Company enters into forward foreign exchange contracts that economically hedge certain of its foreign currency risks, even though hedge accounting does not apply or the Company elects not to apply hedge accounting. The Company monitors its positions with, and the credit quality of, the financial institutions that are party to its financial transactions.
As of December 31, 2023, the Company had the following outstanding forward foreign exchange contracts (all outstanding contracts have maturities of less than 12 months from December 31, 2023) (in thousands except for exchange rates):

Foreign Currency	Foreign Currency Amount		US Dollar Amount	Weighted Average Exchange Rate Per $1 USD
British Pound Sterling	£6,769	in exchange for	$5,495	£0.81
For forward foreign exchange contracts not designated as cash flow hedges, the Company recorded net gains (losses) of $3.1 million and $(2.2) million for the years ended December 31, 2023 and 2022, respectively. These amounts were included in other income (expense), net in the combined statements of operations.
In certain circumstances, the Company enters into contracts that are settled in currencies other than the functional or local currencies of the contracting parties. Accordingly, these contracts consist of the underlying operational contract and an embedded foreign currency derivative element. Hedge accounting is not applied to the embedded foreign currency derivative element. The Company recorded net gains (losses) of $1.7 million and $(0.4) million for the years ended December 31, 2023 and 2022, respectively, in other income (expense), net in the combined statements of operations.
10. STOCKHOLDERS’ EQUITY/NET PARENT INVESTMENT
Amendment and Restatement of Certificate of Incorporation
On September 12, 2023, the Company amended and restated its certificate of incorporation to, among other things, provide for the (a) authorization of 5,000,000,000 shares of Class A common stock with a par value of $0.00001 per share, (b) authorization of 5,000,000,000 shares of Class B common stock with a par value of $0.00001 per share, (c) authorization of 1,000,000,000 shares of preferred stock with a par value of $0.00001 per share, and (d) establishment of a board of directors consisting of eleven members, each of which will serve for one-year
terms. On January 23, 2024, the board of directors increased the size of the board from eleven to thirteen.
Holders of TKO Class A common stock and holders of TKO Class B common stock are entitled to one vote per share on all matters on which shareholders generally are entitled to vote and, except as otherwise required, will vote together as a single class. Holders of TKO Class B common stock are not entitled to receive dividends and will not be entitled to receive any distributions upon the liquidation, dissolution or winding up of the affairs of the Company.
On September 12, 2023, the Company issued 83,161,123 shares of TKO Class A common stock to the historic WWE stockholders and 89,616,891 shares of TKO Class B common stock to EGH and certain of its subsidiaries.
Secondary Offering & Share Repurchases
On November 9, 2023, the Company entered into an underwriting agreement (the “Underwriting Agreement”) with TKO OpCo, Morgan Stanley & Co. LLC, as representative of the various underwriters (collectively, the “Underwriters”), and Mr. McMahon, in connection with the underwritten secondary offering by Mr. McMahon of 8,400,000 shares of TKO Class A common stock at an offering price of $79.80 per share (the “Secondary Offering”). The Secondary Offering closed on November 14, 2023. The Company did not offer any shares of TKO Class A common stock in the Secondary Offering and did not receive any proceeds from the sale of shares of Common Stock in the Secondary Offering.
Pursuant to the Underwriting Agreement, the Company agreed to purchase 1,308,729 shares of TKO Class A common stock from the Underwriters, at a price of $76.41 per share, which was equal to the price being paid by the Underwriters to Mr. McMahon, resulting in an aggregate purchase price of approximately $100.0 million (the “Share Repurchase”). The Company funded the Share Repurchase with approximately $100.0 million of borrowings under the Revolving Credit Facility. All shares repurchased have been retired.

F-

Principal Stockholder Contributions
During the year ended December 31, 2023, the Company received cash contributions of $5.8 million and non-cash
capital contributions of $9.0 million. The cash contributions represented amounts reimbursed to the Company by Mr. McMahon, a principal holder of TKO Class A common stock, in connection with and/or arising from the investigation conducted by a Special Committee of the former WWE board of directors. The non-cash
capital contributions represented amounts paid personally by Mr. McMahon to certain counterparties. See Note 22,
Related Party Transactions
, for additional information.
Net Parent Investment and Accumulated Other Comprehensive Loss
As of December 31, 2022, the net parent investment balance consists of $568.1 million related to TKO OpCo’s members’ capital and $1,457.7 million related to the Businesses. Due to the Transactions, the portion of net parent investment related to the Businesses as of September 12, 2023, $1,552.1 million, was reclassified to nonredeemable non-controlling
interests, due to the holders of TKO Class A common stock not having rights to the Businesses’ activity.
As of December 31, 2022, the accumulated other comprehensive loss balance consists of $0.8 million income related to TKO OpCo’s activity and a $70.7 million loss related to the Businesses’ activity. Due to the Transactions, the portion of accumulated other comprehensive loss related to the Businesses’ activity as of September 12, 2023, a loss of $67.8 million has been reclassified to nonredeemable non-controlling
interests, due to the holders of TKO Class A common stock not having rights to the Businesses’ activity.
As of December 31, 2023, $1,600.7 million of nonredeemable
non-controlling
interests represents the Businesses’ activity.
11.
NON-CONTROLLING
INTERESTS
Nonredeemable
Non-Controlling
Interest in the Businesses
For periods prior to the Transactions described in Note 4,
Acquisition of WWE
, nonredeemable
non-controlling
interest represents the component of equity in Businesses’ subsidiaries held by third parties.
Nonredeemable
Non-Controlling
Interest in TKO OpCo
In connection with the Transactions described in Note 4,
Acquisition of WWE
, on September 12, 2023, the Company became the sole managing member of TKO OpCo and, as a result, consolidates the financial results of TKO OpCo. The Company reports a non-controlling
interest representing the economic interest in TKO OpCo held by the other members of TKO OpCo. Beginning on September 12, 2023, nonredeemable non-controlling
interest also includes the carrying amount of the Businesses’ net parent investment and accumulated other comprehensive loss. TKO OpCo’s operating agreement provides that holders of membership interests in TKO OpCo (“Common Units”) may, from time to time, require TKO OpCo to redeem all or a portion of their Common Units (and an equal number of shares of TKO Class B common stock) for cash or, at the Company’s option, for shares of TKO Class A common stock on a one-for-one
basis. In connection with any redemption or exchange, the Company will receive a corresponding number of Common Units, increasing the total ownership interest in TKO OpCo. Changes in the ownership interest in TKO OpCo while the Company retains its controlling interest in TKO OpCo will be accounted for as equity transactions. As such, future redemptions or direct exchanges of Common Units in TKO OpCo by the other members of TKO OpCo will result in a change in ownership and reduce the amount recorded as non-controlling
interest and increase additional
paid-in
capital.
Redeemable
Non-Controlling
Interest in the UFC
In July 2018, the Company received an investment of $9.7 million by third parties (the “Russia
Co-Investors”)
in a newly formed subsidiary of the Company (the “Russia Subsidiary”) that was formed to expand the Company’s existing UFC business in Russia and certain other countries in the Commonwealth of Independent States. The terms of this investment provide the Russia
Co-Investors
with a put option to sell their ownership in the Russia Subsidiary five years and six months after the consummation of the investment. The purchase price of the put option is the greater of the total investment amount, defined as the Russia
Co-Investors’
cash contributions less cash distributions, or fair value. As of December 31, 2023 and 2022, the estimated redemption value was $11.2 million and $9.7 million, respectively.

F-

The changes in carrying value of the redeemable
non-controlling
interest were as follows (in thousands):

Balance — December 31, 2021	$9,700

Net income attributable to non-controlling interest holders	1,747
Accretion	(1,539)

Balance — December 31, 2022	$9,908
Net income attributable to non-controlling interest holders	1,686
Accretion	—

Balance — December 31, 2023	$11,594

12. EARNINGS PER SHARE
Earnings per share is calculated utilizing net loss available to common stockholders of the Company from September 12, 2023 through December 31, 2023, divided by the weighted average number of shares of TKO Class A common stock outstanding during the same period. Diluted EPS is calculated by dividing the net loss available to common stockholders by the diluted weighted average shares outstanding during the same period.
The Company’s outstanding equity-based compensation awards under its equity-based compensation arrangements (see Note 13,
Equity-based Compensation
) were anti-dilutive during the period.
The following tables presents the computation of net loss per share and weighted average number of shares of the Company’s common stock outstanding for the period presented (dollars in thousands, except share and per share data):

Period From September 12 - December 31, 2023
Basic and diluted net loss per share
Numerator
Net loss attributable to TKO Group Holdings, Inc.	$(35,227)

Denominator
Weighted average Class A Common Shares outstanding - Basic	82,808,019

Basic and diluted net loss per share	$(0.43)

Securities that are anti-dilutive this period
Unvested RSUs	1,636,626
Unvested PSUs	327,403
TKO Class B Common Shares	89,616,891
13. EQUITY-BASED COMPENSATION
In connection with the initial public offering of EGH, EGH’s board of directors adopted the Endeavor Group Holdings, Inc. 2021 Incentive Award Plan, which became effective April 28, 2021 and was amended and restated effective April 24, 2023 (the “EGH 2021 Plan”). Under the EGH 2021 Plan, EGH granted stock options and RSUs to certain employees and service providers of TKO OpCo and the Businesses.
In addition to the Replacement Awards described in Note 2,
Summary of Significant Accounting Policies
, the Company’s Board of Directors approved and adopted the TKO Group Holdings, Inc. 2023 Incentive Award Plan (the “TKO 2023 Plan”) on September 12, 2023. A total of 10,000,000 shares of TKO Class A common stock have been authorized for issuance under the TKO 2023 Plan. The TKO 2023 Plan provides for the grant of incentive or non-qualified
stock options, stock appreciation rights, restricted stock, restricted stock units, other stock or cash based awards and dividend equivalents. Awards may be granted under the TKO 2023 Plan to directors, officers, employees, consultants, advisors and independent contractors of the Company and its affiliates (including TKO OpCo and its subsidiaries).
Equity-based compensation expense by plan, which is included within selling, general and administrative expenses on the Company’s combined statements of operations, consisted of the following (in thousands):

	Year Ended December 31,
	2023	2022
EGH 2021 Plan	$25,875	$31,848
Replacement Awards under WWE 2016 Plan	31,747	—
TKO 2023 Plan	6,724	—
Other awards (1)	166	(250)

Equity-based compensation expense	$64,512	$31,598

F-

(1)	Represents equity-based compensation cost associated with other compensation plans at Endeavor offered to employees who exclusively support the Company and is included in net income.
As of December 31, 2023, total unrecognized equity-based compensation expense for unvested awards and the related remaining weighted average period for expensing is summarized below (dollars in thousands):

	Unrecognized Compensation Costs	Period Remaining (in years)
EGH 2021 Plan	$23,211	2.15
Replacement Awards under WWE 2016 Plan	59,370	2.30
TKO 2023 Plan	66,958	2.32

Equity-based unrecognized compensation expense	$149,539

EGH 2021 Plan
The terms of each award, including vesting and forfeiture, are determined by the administrator of the EGH 2021 Plan. Key grant terms include one or more of the following: (a) time-based vesting over a two
-
to five-year period; (b) market-based vesting conditions at graduated levels upon the EGH’s attainment of certain market price per share thresholds; and (c) expiration dates (if applicable). Granted awards may include time-based vesting conditions only, market-based vesting conditions only, or both.
The following table summarizes the RSU award activity under the EGH 2021 Plan for the year ended December 31, 2023:

	Time Vested RSUs		Market / Market and Time Vested RSUs
	Units	Weighted- Average Grant-Date Fair Value	Units	Weighted- Average Grant-Date Fair Value
Outstanding at January 1, 2023	961,371	$26.50	229,663	$25.59
Granted	942,399	$21.82	—	$—
Released	(454,116)	$27.37	(17,427)	$29.44
Forfeited	(107,118)	$5.41	(2,384)	$24.82

Outstanding at December 31, 2023	1,342,536	$23.20	209,852	$25.27

The following table summarizes the stock option award activity under the EGH 2021 Plan for the year ended December 31, 2023:

	Stock Options
	Units	Weighted-Average Exercise Price
Outstanding at January 1, 2023	493,082	$25.19
Granted	—	$—
Exercised	—	$—
Forfeited or expired	—	$—

Outstanding at December 31, 2023	493,082	$25.19

Vested and exercisable at December 31, 2023	299,949	$24.65

The total grant-date fair value of RSUs and stock options which vested under the EGH 2021 Plan during the years ended December 31, 2023 and 2022 was $18.7 million and $21.7 million, respectively. The total intrinsic value of RSUs and stock options which vested under the EGH 2021 Plan during the years ended December 31, 2023 and 2022 was $8.4 million and $6.4 million, respectively.
Replacement Awards
Prior to the Transactions, the terms of each WWE award, including vesting and forfeiture, were determined by the administrator of WWE’s 2016 Omnibus Incentive Plan (the “WWE 2016 Plan”).
In November 2023, certain Replacement Awards consisting of PSUs that were previously granted to a WWE executive management and TKO board member were cancelled and replaced with RSUs granted under the TKO 2023 Plan. The cancelled Replacement Awards included both service and performance conditions with cliff vesting in November 2025. The newly granted RSUs include only a service condition and vest in three equal installments in each of December 2024, 2025 and 2026, respectively. The Company did not record any incremental compensation expense as a result of this modification.

F-

Other than the change discussed above, there have been no changes to the terms of the Replacement Awards as of December 31, 2023 other than with respect to the shares underlying the awards as described in Note 2,
Summary of Significant Accounting Policies
. Key grant terms include one or more of the following: (a) time-based vesting over a one
-
to five-year period; (b) market-based vesting conditions at graduated levels upon the Company’s attainment of certain market price per share thresholds; and (c) expiration dates (if applicable). Granted awards may include time-based vesting conditions only, market-based vesting conditions only, or both.
The following table summarizes the RSU award activity under the WWE 2016 Plan for the year ended December 31, 2023:

	Time Vested RSUs
	Units	Weighted- Average Grant-Date Fair Value
Outstanding at January 1, 2023	—	$—
Granted	—	$—
Assumed from WWE	1,011,215	$100.65
Vested	(209,982)	$100.65
Forfeited	(146,581)	$100.65
Dividend equivalents	46,438	$100.65

Outstanding at December 31, 2023	701,090	$100.65

The total grant-date fair value of RSUs which vested under the WWE 2016 Plan during the year ended December 31, 2023 was $21.1 million. The total intrinsic value of RSUs which vested under the WWE 2016 Plan during the year ended December 31, 2023 was $17.0 million. No RSUs vested under the WWE 2016 Plan during the year ended December 31, 2022.
The following table summarizes the PSU award activity under the WWE 2016 Plan for the year ended December 31, 2023:

	Time Vested PSUs		Market / Market and Time Vested PSUs
	Units	Weighted- Average Grant-Date Fair Value	Units	Weighted- Average Grant-Date Fair Value
Outstanding at January 1, 2023	—	$—	—	$—
Granted	—	$—	—	$—
Assumed from WWE	641,190	$100.65	20,460	$100.65
Vested	(54,478)	$100.65	—	$—
Forfeited	(272,297)	$83.75	(20,460)	$100.65
Dividend equivalents	12,988	$100.65	—	$—

Outstanding at December 31, 2023	327,403	$93.84	—	$—

The total grant-date fair value of PSUs which vested under the WWE 2016 Plan during the year ended December 31, 2023 was $5.5 million. The total intrinsic value of PSUs which vested under the WWE 2016 Plan during the year ended December 31, 2023 was $4.4 million. No PSUs vested under the WWE 2016 Plan during the year ended December 31, 2022.
TKO 2023 Plan
The terms of each award, including vesting and forfeiture, are determined by the administrator of the TKO 2023 Plan. Key grant terms include time based vesting over a six-month
to four-year period.
The following table summarizes the RSU award activity under the TKO 2023 Plan for the year ended December 31, 2023:

	Time Vested RSUs
	Units	Weighted- Average Grant-Date Fair Value
Outstanding at January 1, 2023	—	$—
Granted	935,536	$91.23
Vested	—	$—
Forfeited	—	$—

Outstanding at December 31, 2023	935,536	$91.23

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Endeavor Asset Acquisition
In connection with the Endeavor Asset Acquisition, TKO assumed each unvested EGH RSU previously issued to employees and independent contractors or former service providers related to the Businesses and converted into TKO RSUs with similar terms and conditions. Endeavor retained the obligations for settling all EGH PSUs, EGH options, and EDR phantom equity awards (awards issued to non-US
employees that behave as RSUs and PSUs, the “Phantom Awards”). The expense related to these awards is pushed down to the business unit of TKO where the employee or independent contractor provides services as a deemed equity contribution. Following the close of the Endeavor Asset Acquisition, the compensation expense related to the awards retained by Endeavor will continue to be pushed down to TKO as employees continue to provide services to the entity.
With respect to EGH RSUs held by the Businesses’ employee or contractor, each EGH RSU was exchanged for 0.22 TKO RSUs at the time of the consummation of the Endeavor Asset Acquisition.
14. EMPLOYEE BENEFITS
The Company sponsors various 401(k) defined contribution plans (the “Plans”) covering substantially all of its employees. Under the Plans, participants are allowed to make contributions based on a percentage of their salaries, subject to a statutorily prescribed annual limit. The Company makes matching contributions of 50% of each participant’s contributions under the Plans, up to 5% of eligible compensation (maximum 2.5% matching contributions) for Zuffa participants, and up to 6% of eligible compensation (maximum 3% matching contributions) for WWE participants. The Company makes matching contributions of various percentages for each participant’s contributions under the Businesses’ plans. The Company may also make additional discretionary contributions to the Plans. In addition, certain
non-U.S.
employees are covered by defined contribution government sponsored and administered programs. Employer matching contributions and discretionary contributions were $9.4 million and $7.4 million during the years ended December 31, 2023 and 2022, respectively.
15. INCOME TAXES
TKO Group Holdings, Inc. was incorporated as a Delaware corporation in March 2023. As the sole managing member of TKO OpCo, TKO Group Holdings, Inc. operates and controls all the business and affairs of UFC and WWE. TKO Group Holdings, Inc. is subject to corporate income taxes on its share of taxable income of TKO OpCo. TKO OpCo is treated as a partnership for U.S. federal income tax purposes and is therefore generally not subject to U.S. corporate income tax, other than entity-level income taxes in certain U.S. state and local jurisdictions. TKO OpCo’s foreign subsidiaries are subject to entity-level taxes, and TKO OpCo’s U.S. subsidiaries are subject to foreign withholding taxes on sales in certain foreign jurisdictions which are included as a component of foreign current taxes. For the periods prior to the Endeavor Asset Acquisition, the Businesses did not file separate tax returns as they were included in the Endeavor tax return filings within the respective entities’ jurisdictions. The Businesses primarily comprised of U.S. flowthrough entities not subject to U.S. corporate income taxes and have been reflected as such in these financial statements. Income taxes related to the Businesses reflected in the combined tax provision are attributable to U.S. regarded entities and foreign entities subject to tax in their respective jurisdictions.
As discussed in Note 4,
Acquisition of WWE
, the Transactions are accounted for as a reverse acquisition of WWE using the acquisition method of accounting in accordance with ASC 805. As a result, TKO recorded a fair value step-up
on the acquired WWE net assets in the amount of $3.3 billion and deferred tax liabilities in the amount of $379.5 million, all of which was recorded through goodwill as of the Closing Date.
For the years ended December 31, 2023 and 2022 the effective tax rate was 19.9%, and 4.3%, respectively.
Income before income taxes includes the following components (in thousands):

	Year Ended December 31,
	2023	2022
United States	$124,736	$371,382
Foreign	42,247	(3,297)

Total income before income taxes	$166,983	$368,085

F-3
4

The income tax provision consists of the following (in thousands):

	Year Ended December 31,
	2023	2022
Current:
U.S. federal, state and local	$5,694	$(2,503)
Foreign	28,280	24,730

Total Current	33,974	22,227

Deferred:
U.S. federal, state and local	(7,883)	(1,234)
Foreign	7,105	(5,098)

Total Deferred	(778)	(6,332)

Total provision for income taxes	$33,196	$15,895

The Company’s effective tax rate differs from the U.S. federal statutory rate primarily due to partnership income not subject to income tax and withholding taxes in foreign jurisdictions that are not based on net income. The effective tax rate reconciliation is as follows:

	Year Ended December 31,
	2023	2022
U.S. statutory federal income tax of 21%	$35,066	$77,296
Partnership income not subject to tax	(60,382)	(91,436)
Tax impact of foreign operations	42,898	28,105
UK ORIP Tax	1,215	859
Provision to return	2,145	(983)
Permanent differences	2,029	(4,404)
Nondeductible officers compensation	4,465	—
Equity method investments	(2,686)	(2,391)
Third party ownership reversal	(167)	(1,087)
Opening balance remeasurement	4,270	—
Valuation allowance	(1,180)	(2,141)
Unrecognized tax benefits	3,836	9,576
U.S. state and local taxes	176	788
Other	1,511	1,713

Total provision for income taxes	$33,196	$15,895

F-
3
5

Principal components of deferred tax assets and liabilities are as follows (in thousands):

	As of December 31,
	2023	2022
Deferred tax assets:
Compensation and severance	$17,776	$3,219
Net operating loss, capital loss and tax credits carried forward	38,021	9,682
Lease liability	38,233	820
Property, buildings and equipment	—	1,970
Other	10,380	2,034

Total gross deferred tax assets	104,410	17,725
Less: valuation allowance	(16,166)	(536)

Net deferred tax assets	88,244	17,189

Deferred tax liabilities:
Property, buildings, and equipment	(34,701)	—
Loss contracts	(13,547)	(14,613)
Intangible assets	(416,618)	(52,085)
Lease asset	(37,101)	—
Investments	(6,681)	(5,470)
Other liabilities	(2,445)	(1,549)

Net deferred tax liabilities	(511,093)	(73,717)

Total net deferred tax (liabilities) assets	$(422,849)	$(56,528)

As of December 31, 2023 and 2022, the Company had federal net operating loss carryforwards of $
29.6 million, and $25.5 million, respectively, which have an indefinite carryforward period. In addition, as of December 31, 2023, and 2022, the Company had foreign net operating losses of $20.2 million and $19.1 million, respectively, which expire over various time periods ranging from 5 years to no expiration.
ASC 740 requires that a valuation allowance be recorded against deferred tax assets when it is more likely than not that some or all of the Company’s deferred tax asset will not be realized upon available positive and negative evidence. After reviewing all available positive and negative evidence as of December 31, 2023 and 2022, the Company recorded a valuation allowance of $16.2 million and $0.5 million, respectively, against foreign tax credits and certain foreign deferred tax assets. The above tax carryforward amounts may not be indicative of the Businesses’ tax attributes upon separation from Endeavor.
The Company had unrecognized tax benefits of $39.3 million and $34.7 million, respectively, as of December 31, 2023 and 2022. The aggregate changes to the liability for unrecognized tax benefits, excluding interest and penalties, were as follows (in thousands):

	Year Ended December 31,
	2023	2022
Beginning balance	$34,749	$29,656
Acquisitions	2,549	—
Gross increases	9,268	7,939
Gross decreases	(274)	(743)
Lapse of statue of limitations	(7,472)	(1,122)
Translation adjustments	430	(981)

Ending balance	$39,250	$34,749

The Company recognizes interest and penalties related to uncertain tax benefits in its provisions for income taxes. The Company had accrued interest and penalties of $12.9 million and $8.9 million as of December 31, 2023 and 2022, respectively. For the years ended December 31, 2023 and 2022, the Company recognized interest of $3.8 million, and $3.5 million, respectively, through the income tax provision.
As of December 31, 2023, and 2022, approximately $46.9 million and $42.8 million, respectively, would affect the Company’s effective tax rate upon resolution of the uncertain tax positions.
The Company is regularly audited by domestic and foreign taxing authorities. Audits may result in tax assessments in excess of amounts claimed and the payment of additional taxes. The Company believes that its tax return positions comply with applicable tax law and that it has adequately provided for reasonably foreseeable assessments of additional taxes. Additionally, the Company believes that any assessments in excess of the amounts provided for will not have a material adverse impact in the combined financial statements.

F-

The Company is subject to taxation in various state and foreign jurisdictions. As of December 31, 2023, the Company is generally subject to review by U.S. federal taxing authorities for the years 2020 through 2022.
Other Matters
On August 16, 2022, the United States enacted the Inflation Reduction Act of 2022 (“IRA”). The IRA, in addition to other provisions, creates a 15% corporate alternative minimum tax (“CAMT”) on adjusted financial statement income for applicable corporations. The CAMT is effective for tax years beginning after December 31, 2022. The IRA did not have a material impact on the Company’s combined financial statements.
In December 2022, the Organization for Economic
Co-operation
and Development (“OECD”) proposed Global Anti-Base Erosion Rules, which provides for changes to numerous long-standing tax principles including the adoption of a global minimum tax rate of 15% for multinational enterprises (“GloBE rules”). Various jurisdictions have adopted or are in the process of enacting legislation to adopt GloBE rules and other countries are expected to adopt GloBE rules in the future. While changes in tax laws in the various countries in which the Company operates can negatively impact the Company’s results of operations and financial position in future periods, the Company does not expect the impact of adoption of GloBE rules, effective January 1, 2024, will be material to the Company’s combined financial position. The Company will continue to monitor legislative and regulatory developments in this area.
16. REVENUE
The Company derives its revenue principally from the following sources: (i) media rights and content fees associated with the distribution of content, (ii) ticket sales at live events and hospitality site fees, (iii) sponsorship and advertising sales and (iv) consumer product licensing and other.
Disaggregated Revenue
The following table presents the Company’s revenue disaggregated by primary revenue sources (in thousands):

	Year Ended December 31, 2023
	UFC	WWE	IMG	Corporate and Other	Total
Media rights, production and content	$870,551	$249,496	$692,224	$15,870	$1,828,141
Live events and hospitality	167,942	87,705	650,585	81,524	987,756
Sponsorship	196,296	17,957	79,103	26,397	319,753
Consumer products licensing and other	57,412	27,609	15,198	8,196	108,415
Eliminations	—	—	—	—	(19,269)

Total revenue	$1,292,201	$382,767	$1,437,110	$131,987	$3,224,796

	Year Ended December 31, 2022
	UFC	WWE	IMG	Corporate and Other	Total
Media rights, production and content	$794,397	$—	$628,529	$15,689	$1,438,615
Live events and hospitality	125,271	—	715,676	70,617	911,564
Sponsorship	166,845	—	66,879	27,757	261,481
Consumer products licensing and other	53,634	—	13,901	5,943	73,478
Eliminations	—	—	—	—	(11,106)

Total revenue	$1,140,147	$—	$1,424,985	$120,006	$2,674,032
Remaining Performance Obligations
The transaction price related to the Company’s future performance obligations does not include any variable consideration related to sales or usage-based royalties. The variability related to these sales or usage-based royalties will be resolved in the periods when the licensee generates sales related to the intellectual property license.

F-

The following table presents the aggregate amount of the transaction price allocated to remaining performance obligations for contracts greater than one year with unsatisfied or partially satisfied performance obligations as of December 31, 2023 (in thousands):

2024	$2,407,382
2025	1,999,247
2026	928,426
2027	800,628
2028	676,008
Thereafter	776,765

Total remaining performance obligations	$7,588,456

Revenue from Prior Period Performance Obligations
The Company did not recognize any significant revenue from performance obligations satisfied in prior periods during the years ended December 31, 2023 and 2022.
Contract Liabilities (Deferred Revenues)
The Company records deferred revenue when cash payments are received or due in advance of the Company’s performance. The Company’s deferred revenue balance primarily relates to advance payments received related to its content distribution rights agreements, consumer product licensing agreements and sponsorship arrangements, as well as memberships for the Company’s subscription services. Deferred revenue is included in the current liabilities section and in other long-term liabilities in the combined balance sheets.
The following table presents the Company’s deferred revenue as of December 31, 2023 and 2022 (in thousands):

	As of December 31, 2022	Acquisitions	Additions	Deductions	Reclasses	Foreign Exchange	As of December 31, 2023
Deferred revenue - current	$368,906	$54,190	$2,230,755	$(2,098,198)	$111,943	$5,761	$673,357
Deferred revenue - non- current	65,856	—	97,127	(33,366)	(111,943)	(1,678)	15,996
17. RESTRUCTURING CHARGES
During the year ended December 31, 2023, the Company implemented an ongoing cost reduction program, primarily related to realizing synergy opportunities and integrating the combined operations of WWE and UFC, which resulted in the recording of termination benefits for a workforce reduction of certain employees and independent contractors in the WWE segment and Corporate. As a result, the Company recorded restructuring charges of $41.4 million for the year ended December 31, 2023, inclusive of $19.9 million of equity-based compensation expenses, which are accrued in accrued liabilities and additional paid-in-capital
on the combined balance sheets, respectively. These restructuring charges are primarily recorded within selling, general and administrative expenses in the combined statements of operations.
Changes in the Company’s restructuring liability through December 31, 2023 were as follows (in thousands):

Balance — December 31, 2022	$—
Restructuring charges (excluding share-based compensation expense)	21,459
Payments	(11,734)

Balance — December 31, 2023	$9,725

18. CONTENT PRODUCTION INCENTIVES
The Company has access to various governmental programs that are designed to promote content production within the United States of America and certain international jurisdictions. These programs primarily consist of nonrefundable tax credits issued by a jurisdiction on an annual basis for qualifying expenses incurred during the year in the production of certain entertainment content created in whole or in part within the jurisdiction.
During the year ended December 31, 2023, the Company recorded content production incentives of $13.1 million related to qualifying content production activities. These incentives are recorded as an offset to production expenses within direct operating costs on the Company’s combined statements of operations. The Company did not record any content production incentives during the years ended December 31, 2022.

F-

19. SEGMENT INFORMATION
Prior to the acquisition of WWE, the Company operated as a single reportable segment. Subsequent to the acquisition of WWE and effective September 12, 2023, the Company identified two reportable segments: UFC and WWE, to align with how the Company’s chief operating decision maker (the “CODM”), the Chief Executive Officer, manages the businesses, evaluates financial results, and makes key operating decisions. The UFC segment consists entirely of the operations of the Company’s UFC business which was the sole reportable segment prior to the acquisition of WWE, while the WWE segment consists entirely of the operations of the WWE business acquired on September 12, 2023. Subsequent to the Endeavor Asset Acquisition and effective February 28, 2025, the Company identified three reportable segments: UFC, WWE and IMG to align with how the Company’s CODM manages the businesses, evaluates financial results, and makes key operating decisions. The IMG segment consists of the operations of the IMG Media Business, OLE Business, Mailman Business and various events businesses including Golf Events, Formula Drift and International Figure Skating.
The Company also reports the results for the “Corporate” group. The Corporate group reflects operations not allocated to the UFC or WWE segments and primarily consists of general and administrative expenses. As a result of the Endeavor Asset Acquisition, the Company determined that the PBR Business’ operations would be included within the “Corporate” group which will be renamed to “Corporate and Other”. The Corporate and Other group will also include operations not allocated to the IMG segment which primarily consists of general and administrative expenses. These expenses largely relate to corporate activities, including information technology, facilities, legal, human resources, finance, accounting, treasury, investor relations, corporate communications, community relations and compensation to TKO’s management and board of directors, which support all reportable segments. Corporate expenses also include service fees paid by the Company to Endeavor related to certain corporate activities as well as certain revenue generating activities under the Services Agreement. On the closing date of the Endeavor Asset Acquisition, the Services Agreement between EDR Parties and TKO was terminated and a Transition Services Agreement has been entered into between certain of the EDR Parties, TWI and certain of the TKO Parties.
As disclosed within Note 2,
Summary of Significant Accounting Policies
, the historical financial data presented within includes the recast combined results of TKO and the Businesses for all periods presented. All prior period amounts related to the segment change have been retrospectively reclassified to conform to the new presentation. Within these recast combined financial statements, for accounting periods prior to the acquisition of WWE, the Company presents two reportable segments: UFC and IMG. For the accounting period subsequent to the acquisition of WWE and effective September 12, 2023, the Company presents three reportable segments: UFC, WWE and IMG.
The profitability measure employed by the Company’s CODM for allocating resources and assessing operating performance is Adjusted EBITDA. The Company defines Adjusted EBITDA as net income, excluding income taxes, net interest expense, depreciation and amortization, equity-based compensation, merger and acquisition costs, certain legal costs, restructuring, severance and impairment charges, and certain other items when applicable. Adjusted EBITDA includes amortization expenses directly related to supporting the operations of the Company’s segments, including content production asset amortization. The Company’s CODM considers budget-to-actual
and quarter-over-quarter variances when making decisions about allocating capital and personnel to the segments. The Company believes the presentation of Adjusted EBITDA is relevant and useful for investors because it allows investors to view the Company’s segment performance in the same manner as the Company’s CODM to evaluate segment performance and make decisions about allocating resources. Additionally, the Company believes that Adjusted EBITDA is a primary measure used by media investors, analysts and peers for comparative purposes.
The Company does not disclose assets by segment information. The Company does not provide assets by segment information to the Company’s CODM, as that information is not typically used in the determination of resource allocation and assessing business performance of each reportable segment. A significant portion of the Company’s assets following the Transactions represent goodwill and intangible assets arising from the Transactions.
The following tables present summarized financial information for each of the Company’s reportable segments (in thousands):
UFC

	Year Ended December 31,
	2023	2022
Revenue	$1,292,201	$1,140,147
Direct operating costs (1)	383,388	325,586
Selling, general and administrative expenses (1)	153,149	133,932

Adjusted EBITDA	$755,664	$680,629

F-

WWE

	Year Ended December 31,
	2023	2022
Revenue	$382,767	$—
Direct operating costs (1)	125,685	—
Selling, general and administrative expenses (1)	94,101	—

Adjusted EBITDA	$162,981	$—

IMG

	Year Ended December 31,
	2023	2022
Revenue	$1,437,110	$1,424,985
Direct operating costs (1)	986,151	968,023
Selling, general and administrative expenses (1)	329,812	284,565

Adjusted EBITDA	$121,147	$172,397

(1)
Direct operating expenses and selling, general and administrative expenses included in the measure of Adjusted EBITDA exclude the impacts of items noted in the reconciliation of segment profitability below.

Revenue

	Year Ended December 31,
	2023	2022
UFC	$1,292,201	$1,140,147
WWE	382,767	—
IMG	1,437,110	1,424,985

Total combined revenue from reportable segments	$3,112,078	$2,565,132
Corporate and Other	131,987	120,006
Eliminations	(19,269)	(11,106)

Total combined revenue	$3,224,796	$2,674,032

Reconciliation of segment profitability

	Year Ended December 31,
	2023	2022
UFC	$755,664	$680,629
WWE	162,981	—
IMG	121,147	172,397

Total combined Adjusted EBITDA from reportable segments	$1,039,792	$853,026
Corporate and Other	(192,019)	(125,197)

Total combined Adjusted EBITDA	$847,773	$727,829
Reconciling items:
Equity earnings of affiliates	(9,212)	(7,388)
Interest expense, net	(229,605)	(134,084)
Depreciation and amortization	(224,051)	(133,619)
Equity-based compensation expense (1)	(64,512)	(31,598)
Merger acquisition and earn-out costs (2)	(85,474)	(9,486)
Certain legal costs (3)	(38,721)	(12,781)
Restructuring, severance and impairment (4)	(48,416)	(109)
Foreign exchange gains and (losses) (5)	14,811	(33,399)
Other adjustments (6)	4,390	2,720

Income before income taxes and equity earnings of affiliates	$166,983	$368,085

F-

(1)
Equity-based compensation represents non-cash compensation expense for awards issued under Endeavor’s 2021 Plan subsequent to its April 28, 2021 IPO, for the Replacement Awards and for awards issued under the 2023 Incentive Award Plan. For the year ended December 31, 2023, equity-based compensation includes $19.9 million of expense associated with accelerated vesting of the Replacement Awards related to the workforce reduction of certain employees in the WWE segment and Corporate and Other.

(2)
Includes certain costs of professional fees and bonuses related to the Transactions and payable contingent on the closing of the Transactions for the year ended December 31, 2023. Includes fair value adjustments for contingent consideration liabilities of $9.2 million related to acquired businesses for the year ended December 31, 2022.

(3)
Includes costs related to certain litigation matters including antitrust matters for UFC and WWE, matters where Mr. McMahon has agreed to make future payments to certain counterparties personally and, for the year ended December 31, 2023, the settlement of a WWE antitrust matter for $20.0 million.

(4)
Includes costs resulting from the Company’s cost reduction program, as described in Note 17,
Restructuring Charges
, to our audited combined financial statements as well as a $21.5 million non-cash impairment charge as described in Note 6,
Goodwill and Intangible Assets
, to our audited combined financial statements during the year ended December 31, 2023.

(5)	Includes gains and losses related to foreign exchange transactions.
(6)
For the year ended December 31, 2023, other adjustments were comprised primarily of gains of approximately $3.2 million related to the change in the fair value of forward foreign exchange contracts and gains of $1.7 million related to the change in the fair value of embedded foreign currency derivatives, partially offset by losses of $1.4 million on the disposal of assets. For the year ended December 31, 2022, other adjustments were comprised primarily of by a non-operating gain of $5.8 million partially offset by losses of $2.2 million related to the change in the fair value of forward foreign exchange contracts and losses of $0.4 million related to the change in the fair value of embedded foreign currency derivatives.

Geographic information
Revenue by major geographic region is based upon the geographic location of where our revenue is generated. The information below summarizes our revenue by geographic area:

	Year Ended December 31,
	2023	2022
North America	$2,096,314	$1,775,590
Europe/Middle East/Africa	767,887	590,837
Asia Pacific	285,692	217,256
Latin America	74,903	90,349

Total revenue	$3,224,796	$2,674,032

The Company’s property, buildings and equipment were almost entirely located in the United States at December 31, 2023. Other than approximately $32.9 million of the Company’s property, buildings and equipment which
was located in the United Kingdom, the remaining property, buildings and equipment were almost entirely located in the United States at December 31, 2022.
20. LEASES
As of December 31, 2023, the Company’s lease portfolio consisted of operating and finance leases, in which the Company is the lessee, primarily for real estate property for offices around the world. In addition, the Company has various live event production service arrangements that contain operating and finance equipment leases. The Company’s real estate leases have remaining lease terms of approximately one year to 27 years, some of which include one or more options to renew. These renewal terms can extend the lease term and are included in the lease term when it is reasonably certain that the Company will exercise the option. The Company’s equipment leases, which are included as part of various operating service arrangements, generally have remaining lease terms of approximately one year
to
eight
years. Generally, no covenants are imposed by the Company’s lease agreements.

Quantitative Disclosures Related to Leases
The following table provides quantitative disclosure about the Company’s operating and finance leases for the periods presented (dollars in thousands):

	Year Ended December 31,
	2023	2022
Lease costs
Finance lease costs:
Amortization of right-of-use assets	$7,227	$1,200
Interest on lease liabilities	6,997	900
Operating lease costs	16,725	10,658
Other short-term and variable lease costs	1,480	936

Total lease costs	$32,429	$13,694

Other information
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from finance leases	$8,072	$1,756
Operating cash flows from operating leases	$15,867	$11,783
Finance cash flows from finance leases	$938	$—
Right-of-use assets obtained in exchange for new finance lease liabilities (1)	$257,359	$—
Right-of-use assets obtained in exchange for new operating lease liabilities (1)	$24,356	$15,528

	As of December 31,
	2023	2022
Weighted-average remaining lease term (in years) - finance leases	24.3	6.7
Weighted-average remaining lease term (in years) - operating leases	6.1	6.9
Weighted-average discount rate - finance leases	8.2%	10.2%
Weighted-average discount rate - operating leases	6.7%	6.5%

(1)	The amounts for the year ended December 31, 2023 are primarily related to the assets acquired in the Transactions as discussed in Note 4, Acquisition of WWE .
Maturity of lease liabilities as of December 31, 2023 were as follows (in thousands):

	Operating Leases	Finance Leases
2024	$21,846	$30,625
2025	19,223	27,622
2026	17,435	30,207
2027	13,539	21,091
2028	6,682	19,536
Thereafter	21,580	498,572

Total future minimum lease payment	100,305	627,653
Less: imputed interest	(18,631)	(363,744)

Present value of future minimum lease payments	$81,674	$263,909
Less: current portion of operating lease liabilities	(17,089)	(10,299)

Long-term operating lease liabilities	$64,585	$253,610

21. COMMITMENTS AND CONTINGENCIES
The Company has certain commitments, including various service contracts with vendors related to events and media rights as well as service fees paid by the Company to Endeavor under the Services Agreement. The following is a summary of the Company’s annual commitments under these agreements as of December 31, 2023 (in thousands):

2024	$622,476
2025	335,026
2026	337,083
2027	435,236
2028	325,118
Thereafter	162,888

Total	$2,217,827

The Company’s future commitments related to its debt obligations and its operating and finance leases are separately disclosed in Note 8,
Debt
, and Note 20,
Leases
, respectively.
The table above includes $55.3 million in 2024, $68.2 million in 2025, $70.7 million in 2026, $71.4 million in 2027, $72.2 million in 2028 and $124.0 million thereafter related to the Services Agreement. On the closing date of the Endeavor Asset Acquisition, the Services Agreement between EDR Parties and TKO was terminated and a Transition Services Agreement has been entered into between certain of the EDR Parties, TWI and certain of the TKO Parties.
Legal Proceedings
The Company is involved in legal proceedings, claims and governmental investigations arising in the normal course of business. The types of allegations that arise in connection with such legal proceedings vary in nature, but can include contract, employment, tax and intellectual property matters. The Company evaluates all cases and records liabilities for losses from legal proceedings when the Company determines that it is probable that the outcome will be unfavorable and the amount, or potential range, of loss can be reasonably estimated. While any outcome related to litigation or such governmental proceedings cannot be predicted with certainty, management believes that the outcome of these matters, except as otherwise may be discussed below, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

UFC Legal Proceedings
Zuffa has five related class-action lawsuits filed against it between December 2014 and March 2015 by a total of eleven former UFC fighters. The lawsuits, which are substantially identical, were transferred to the United States District Court for the District of Nevada and combined into a single action in June 2015, captioned
Le et al. v. Zuffa, LLC
, No.
2:15-cv-1045-RFB-BNW
(D. Nev.) (the “Le” case). The lawsuit alleges that Zuffa violated Section 2 of the Sherman Act by monopsonizing an alleged market for the services of elite professional MMA athletes. The fighter plaintiffs claim that Zuffa’s alleged conduct injured them by artificially depressing the compensation they received for their services, and they seek treble damages under the antitrust laws, as well as attorneys’ fees and costs, and, in some instances, injunctive relief. On August 9, 2023, the district court certified the lawsuit as a damages class action, encompassing the period from December 16, 2010 to June 30, 2017. On January 18, 2024, the court denied Zuffa’s motion for summary judgment and requests to exclude the fighter plaintiffs’ experts. The court has set a trial date of April 15, 2024. The fighter plaintiffs in the
Le
case abandoned their claim for injunctive relief, so the only relief the fighter plaintiffs may seek at the April 15, 2024 trial is damages. On June 24, 2021, another lawsuit,
Johnson et al. v. Zuffa, LLC et al.
, No.
2:21-cv-1189-RFB-BNW
(D. Nev.) (the “Johnson” case), was filed by a putative class of former UFC fighters and covering the period from July 1, 2017 to the present and alleges substantially similar claims to the
Le
case and seeks injunctive relief. The defendants in the
Johnson
case are Zuffa, Endeavor, and TKO OpCo. Discovery recently opened and will continue at least through mid-2025.
The Company believes that the claims alleged lack merit and intends to defend itself vigorously against them.

WWE Legal Proceedings
On January 11, 2022, a complaint was filed against WWE by MLW Media LLC (“MLW”), captioned
MLW Media LLC v. World Wrestling Entertainment, Inc.
, No.
5:22-cv-00179-EJD
(N.D. Cal.), alleging that WWE interfered with MLW’s contractual relationship with certain media platforms and engaged in other anticompetitive and unfair business practices in violation of the Sherman Antitrust Act and California law. On December 22, 2023, the parties notified the court that they had entered into a settlement agreement in the amount of $20.0 million and stipulated that the case should be voluntarily dismissed with prejudice. In light of the settlement, the case was dismissed with prejudice on December 26, 2023.
As announced in June 2022, a Special Committee of independent members of WWE’s board of directors (the “Special Committee”) was formed to investigate alleged misconduct by WWE’s then-Chief Executive Officer, Vincent K. McMahon (the “Special Committee Investigation”). Mr. McMahon initially resigned from all positions held with WWE on July 22, 2022 but remained a stockholder with a controlling interest and served as Executive Chairman of WWE’s board of directors from January 9, 2023 through September 12, 2023, at which time Mr. McMahon became Executive Chair of the Board of Directors of the Company. Although the Special Committee investigation is complete and, in January 2024, Mr. McMahon resigned from his position as Executive Chair and member of TKO’s Company’s Board of Directors, as well as other positions, employment and otherwise, at TKO and its subsidiaries, WWE has received, and may receive in the future, regulatory, investigative and enforcement inquiries, subpoenas, demands and/or other claims and complaints arising from, related to, or in connection with these matters. On July 17, 2023, federal law enforcement agents executed a search warrant and served a federal grand jury subpoena on Mr. McMahon. No charges have been brought in these investigations. WWE has received voluntary and compulsory legal demands for documents, including from federal law enforcement and regulatory agencies, concerning the investigation and related subject matters.
On January 25, 2024, a former WWE employee filed a lawsuit against WWE, Mr. McMahon and another former WWE executive in the United States District Court for the District of Connecticut alleging, among other things, that she was sexually assaulted by Mr. McMahon and asserting claims under the Trafficking Victims Protection Act.

On November 17, 2023, a purported former stockholder of WWE, Laborers’ District Council and Contractors’ Pension Fund of Ohio, filed a verified class action complaint on behalf of itself and similarly situated former WWE stockholders in the Court of Chancery of the State of Delaware, captioned
Laborers District Council and Contractors’ Pension Fund of Ohio v. McMahon,
C.A. No.
2023-1166-JTL
(“
Laborers
Action”). On November 20, 2023, another purported WWE stockholder, Dennis Palkon, filed a verified class action complaint on behalf of himself and similarly situated former WWE stockholders in the Court of Chancery of the State of Delaware, captioned
Palkon v. McMahon
, C.A. No.
2023-1175-JTL
(“
Palkon
Action”). The
Laborers
and
Palkon
Actions allege breach of fiduciary duty claims against former WWE directors Vincent K. McMahon, Nick Khan, Paul Levesque, George A. Barrios, Steve Koonin, Michelle D. Wilson, and Frank A. Riddick III, arising out of the Transactions. These cases are pending consolidation and are in the early stages.
On January 4, 2024, the City of Pontiac Reestablished General Employee’s Retirement System, a purported stockholder of WWE, filed an action in the Court of Chancery of the State of Delaware seeking certain books and records related to the Transactions under Section 220 of the Delaware General Corporations Code (the “
Pontiac
Action”). On February 12, 2024, the Court entered an order vacating the case schedule and staying the
Pontiac
Action.

IMG Legal Proceedings
In July 2017, the Italian Competition Authority (“ICA”) issued a decision opening an investigation into alleged breaches of competition law in Italy, involving inter alia IMG, and relating to bidding for certain media rights of the Serie A and Serie B football leagues. In April 2018, the European Commission conducted on-site inspections at a number of companies that are involved with sports media rights, including the Company. The inspections were part of an ongoing investigation into the sector and into potential violations of certain antitrust laws that may have taken place within it. The Company investigated these ICA matters, as well as other regulatory compliance matters. In May 2019, the ICA completed its investigation and fined the Company approximately EUR 0.3 million. As part of its decision, the ICA acknowledged the Company’s cooperation and ongoing compliance efforts since the investigation commenced. In July 2019, three football clubs (the “Original Plaintiffs”) and in June 2020, the Serie A football league (Lega Nazionale Professionisti Serie A or “Lega Nazionale,” and together with the three clubs, the “Plaintiffs”) each filed separate claims against IMG and certain other unrelated parties in the Court of Milan, Italy, alleging that IMG engaged in anti-competitive practices with regard to bidding for certain media rights of the Serie A and Serie B football league. The Plaintiffs seek damages from all defendants deriving from the lower value of the media rights in amounts totaling EUR 554.6 million in the aggregate relating to the three football clubs and EUR 1,750 million relating to Lega Nazionale, along with attorneys’ fees and costs. Since December 2020, four additional football clubs have each filed requests to intervene in the Lega Nazionale proceedings and individually seek to claim damages deriving from the lower value of the media rights in the aggregate totaling EUR 251.5 million. The Original Plaintiffs and these four additional clubs are also seeking additional damages relating to alleged lost profits and additional charges, quantified in the fourth quarter of 2022 in amounts totaling EUR 1,675 million. Ten other clubs also filed requests to intervene in support of Lega Nazionale’s claim or alternatively to individually claim damages deriving from the lower value of the media rights in the amount of EUR 284.9 million, in the case of five clubs, and unspecified amounts (to be quantified as a percentage of the total amount sought by Lega Nazionale) in the other five cases. Collectively, the interventions of these 14 clubs are the “Interventions.” By judgment issued on May 8, 2024, the Court of Milan ruled that the clubs have a concurrent right to bring a claim, and Lega Nazionale is entitled to retain an award of only 10% of the aggregate loss suffered (if any) by the clubs deriving from the lower value of the media rights. The Company reserved the right to appeal the partial ruling. In December 2022, one further football club filed a separate claim against IMG and certain other unrelated parties seeking damages from all defendants deriving from the lower value of the media rights in the amounts of EUR 326.9 million, in addition to alleged additional damages relating to lost profits and additional charges which the club, with defensive brief on May 13, 2024, quantified in amounts totaling EUR 513.5 million. The Company has defended in its submissions to date, and intends to continue to defend, against all of the damages claims, Interventions and any related claims, and management believes that the Company has meritorious defenses to these claims, including the absence of actual damage. The Company may also be subject to regulatory and other claims and actions with respect to these ICA and other regulatory matters. Any losses resulting from any judgment entered against the Company or settlement entered into, including with respect to claims or actions brought by other parties, will be indemnified by Endeavor.

22. RELATED PARTY TRANSACTIONS
EGH and its subsidiaries
EGH and its subsidiaries (collectively, the “Group”), who collectively own approximately 52.1% of the voting interest in TKO as described in Note 1,
Description of Business
, provide various services to the Company and, upon consummation of the Transactions, such services are provided pursuant to the Services Agreement. Revenue and expenses associated with such services are as follows (in thousands):

	Year Ended December 31,
	2023	2022
Revenue from the Group	$4,215	$1,847
Direct operating costs from the Group (1)	16,667	12,943
Selling, general and administrative expenses from the Group (2)	23,353	25,310
Interest expense from the Group (3)	11,612	7,395

Net income expense resulting from Group transactions included within net income (loss)	$(47,417)	$(43,801)

(1)	These expenses primarily consist of production and consulting services as well as commissions paid to the Group.
(2)
These expenses primarily consist of service fees paid to the Group. The Company believes that these service fees are a reasonable allocation of costs related to representation, executive leadership, back-office and corporate functions and other services provided by the Group.

(3)	These expenses consist of interest on loans to the Company from the Group.

Outstanding amounts due to and from the Group were as follows (in thousands):

		As of December 31,
	Classification	2023	2022
Amounts due from the Group	Other current assets	$10,423	$14,923
Amounts due to the Group	Other current liabilities	(4,881)	(7,211)
Amounts due to the Group	Other long-term liabilities	(6,423)	(10,399)
The Company also reimburses the Group for third party costs they incur on the Company’s behalf. The Company reimbursed $9.3 million and $5.4 million during the years ended December 31, 2023 and 2022, respectively.

Corporate Allocations
The combined financial statements include general corporate expenses of Endeavor for certain support functions that are provided on a centralized basis within Endeavor, such as expenses related to finance, human resources, information technology, facilities, and legal, among others (collectively, “General Corporate Expenses”). For purposes of these combined financial statements, the General Corporate Expenses have been allocated to the Businesses. The General Corporate Expenses are included in the combined statements of operations in selling, general and administrative expense, and other income (expense), net and as a component of net parent investment and nonredeemable non-controlling
interest after the Transactions. These expenses have been allocated to the Businesses on a pro rata basis of headcount, gross profit, and other drivers. Management believes the assumptions underlying the combined financial statements, including the assumptions regarding allocating General Corporate Expenses from Endeavor, are reasonable. Nevertheless, the combined financial statements may not include all of the actual expenses that would have been incurred and may not reflect the Business’ combined results of operations, financial position and cash flows had it been standalone company during the periods presented. Actual costs that would have been incurred if the Businesses had been a standalone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure.
The allocations of General Corporate Expenses are reflected in the combined statements of operations as follows (in thousands):

	Years Ended December 31,
	2023	2022
Selling, general and administrative expenses	$98,526	$93,733
Other income (expense), net	(93)	789

Total General corporate expenses	$98,433	$94,522

Net Parent
Investment/Non-Controlling
Interests
All significant related party transactions between the Businesses and Endeavor have been included in the combined financial statements and are considered to be effectively settled for cash at the time the transaction is recorded. The total net effect of the settlement of these related party transactions is reflected in the combined statements of cash flows as a financing activity and in the combined balance sheets as a component of net parent investment and nonredeemable non-controlling
interest after the Transactions.
Net parent investment as of December 31, 2022 and nonredeemable non-controlling
interests as of December 31, 2023 in the combined balance sheets and net transfers from parent and net transfers to parent prior to reorganization and acquisition and net transfers from parent subsequent to reorganization and acquisition in the combined statement of stockholders’ equity/net parent investment represent Endeavor’s historical investment in the Businesses and include net earnings (loss) after taxes (Endeavor’s basis) and the net effect of transactions with and cost allocations from Endeavor. Also included in these line items are the distributions and contributions made by the Company during this period. Such balances are reflected in the combined statements of cash flows based on the cash flows made by Endeavor. These cash flows are included within net transfers to parent within cash flows from financing activities.

The following table summarizes the components of the net transfers to parent prior to reorganization and acquisition and net transfers from parent subsequent to reorganization and acquisition in nonredeemable non-controlling
interests for the year ended December 31, 2023:

Year Ended December 31, 2023
Cash pooling and general financing activities (1)	$50,551
Corporate allocations	28,568
Distributions	(259,898)
Contributions	15,243

Net transfers to parent per the Combined Statements of Equity prior to reorganization and acquisition	$(165,536)

Cash pooling and general financing activities (1)	$100,005
Corporate allocations	63,568
Contributions	3,395

Net transfers from parent per the Combined Statements of Equity subsequent to reorganization and acquisition	$166,968

Equity based compensation expense	$(26,041)
Currency translation adjustments on intracompany transactions	(3,323)
Taxes deemed settled with Parent	8,691
Net loss on foreign currency transactions	12,636
Distributions subsequent to reorganization	(36,689)

Net transfers to parent per the Combined Statements of Cash Flows	$(43,294)

(1)
The nature of activities includes financing activities for capital transfers, cash sweeps, and other treasury services. As part of this activity, certain cash balances are swept to Endeavor on a daily basis under the Endeavor Treasury function and the Businesses receive capital from Endeavor for its cash needs.

The following table summarizes the components of the net transfers to parent in net parent investment for the year ended December 31, 2022:

Year Ended December 31, 2022
Cash pooling and general financing activities (1)	$95,281
Corporate allocations	86,373
Distributions	(1,095,904)
Contributions	23,744

Net transfers to parent per the Combined Statements of Equity	$(890,506)
Equity based compensation expense	(31,598)
Currency translation adjustments on intracompany transactions	(16,014)
Taxes deemed settled with Parent	(11,474)
Net gain on foreign currency transactions	(12,989)

Net transfers to parent per the Combined Statements of Cash Flows	$(962,581)

(1)
The nature of activities includes financing activities for capital transfers, cash sweeps, and other treasury services. As part of this activity, certain cash balances are swept to Endeavor on a daily basis under the Endeavor Treasury function and the Businesses receive capital from Endeavor for its cash needs.

F-

Vincent McMahon
Vincent K. McMahon, who served as Executive Chair of the Company’s Board of Directors until January 26, 2024, controls a significant portion of the voting power of the issued and outstanding shares of the Company’s common stock.
Mr. McMahon has agreed to make future payments to certain counterparties personally. In accordance with the SEC’s Staff Accounting Bulletin Topic 5T,
Miscellaneous Accounting, Accounting for Expenses or Liabilities Paid by Principal Stockholders
(“Topic 5T”), the Company concluded that these amounts should be recognized by the Company as expenses in the period in which they become probable and estimable.
In connection with the Transactions, the Company assumed $3.5 million of liabilities related to future payments owed by Mr. McMahon to certain counterparties, of which $2.0 million was paid directly by Mr. McMahon during the period of September 12, 2023 through December 31, 2023. During the period of September 12, 2023 through December 31, 2023, the Company recorded $3.5 million of expenses associated with payments made directly by Mr. McMahon to certain counterparties. These costs are included within selling, general and administrative expenses in our combined statements of operations. Additionally, during the period of September 12, 2023 through December 31, 2023, the Company recorded $3.5 million of costs associated with payments made directly by Mr. McMahon related to WWE’s global headquarters lease. These costs are included within finance lease right-of-use
assets, net in our combined balance sheets. These payments are considered non-cash
capital contributions and are included as a component of principal stockholder contributions in our combined statements of stockholders’ equity/net parent investment. As of December 31, 2023, total liabilities of $1.5 million are included within accrued expenses in our combined balance sheets related to future payments owed by Mr. McMahon to certain counterparties.
In connection with and/or arising from the investigation conducted by a Special Committee of the former WWE board of directors, Mr. McMahon has agreed to reimburse the Company for additional costs incurred in connection with and/or arising from the same matters. During the year ended December 31, 2023, Mr. McMahon reimbursed the Company $5.8 million associated with these costs. This reimbursement is considered a capital contribution and is included as a component of principal stockholder contributions in our combined statements of stockholders’ equity/net parent investment.
Euroleague
As of December 31, 2023, the Company has an equity-method investment in Euroleague Ventures S.A. (“Euroleague”), a related party. For the years ended December 31, 2023 and 2022, the Company recognized revenue of $21.0 million and $18.6 million, and incurred direct operating costs of $0.3 million and $1.6 million respectively, for a management fee to compensate it for representation and technical services it provides to Euroleague in relation to the distribution of media rights. Euroleague also has related party receivables outstanding of $7.3 million and $7.7 million at December 31, 2023 and 2022, respectively.